   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1997



                                                      REGISTRATION NO. 333-20931

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              GUITAR CENTER, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           5733                          95-4600862
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
              of                  Classification Code Number)         Identification Number)
incorporation or organization)

                            ------------------------
                              5155 CLARETON DRIVE
                         AGOURA HILLS, CALIFORNIA 91301
                                 (818) 735-8800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                   BRUCE ROSS
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              GUITAR CENTER, INC.
                              5155 CLARETON DRIVE
                         AGOURA HILLS, CALIFORNIA 91301
                                 (818) 735-8800
          (Name and address, including zip code, of agent for service)
                            ------------------------
                                   COPIES TO:

         Anthony J. Richmond                       Nicholas P. Saggese
           Latham & Watkins                Skadden, Arps, Slate, Meagher & Flom
  633 West Fifth Street, Suite 4000                        LLP
    Los Angeles, California 90071                 300 South Grand Avenue
            (213) 485-1234                    Los Angeles, California 90071
                                                      (213) 687-5000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
--------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /
--------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



    This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States of up to an aggregate of 6,210,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent international offering outside of the United States of up to an aggregate of 1,552,500 shares of Common Stock (the
"International Offering"). The prospectuses for the U.S. Offering and International Offering will be identical with the exception of the following alternate pages for the International Offering: a front cover page, the Underwriting section and a back cover page. Such alternate pages appear in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1997


                                6,750,000 SHARES

   [LOGO]
                              GUITAR CENTER, INC.
                                  COMMON STOCK

                          (PAR VALUE $0.01 PER SHARE)
                            ------------------------


    Of the 6,750,000 shares of Common Stock offered, 5,400,000 shares are being offered hereby in the United States and 1,350,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."


    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. For factors to be considered in determining the initial public offering price, see "Underwriting."


    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.



    The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GTRC."


                            ------------------------

 THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON   THE   ACCURACY   OR  ADEQUACY   OF   THIS   PROSPECTUS.
      ANY   REPRESENTATION  TO   THE  CONTRARY  IS   A  CRIMINAL  OFFENSE.

                            ------------------------

                            INITIAL PUBLIC          UNDERWRITING            PROCEEDS TO
                            OFFERING PRICE           DISCOUNT(1)            COMPANY(2)
                         ---------------------  ---------------------  ---------------------
Per Share..............            $                      $                      $
Total (3)..............            $                      $                      $

------------------------


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."



(2) Before deducting estimated expenses of $1,100,000 payable by the Company.



(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 810,000 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 202,500 shares as part of the concurrent international offering. If such options were to be exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company would be $ ,
    $     and $     , respectively. See "Underwriting."


                            ------------------------


    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
March   , 1997, against payment therefor in immediately available funds.


GOLDMAN, SACHS & CO.  DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

MONTGOMERY SECURITIES  DAIN BOSWORTH                       CHASE SECURITIES INC.
                          Incorporated
                           --------------------------


                 The date of this Prospectus is March   , 1997.

    Photographs depicting the interior of a Guitar Center, Inc. retail store with the following captions:



    a. "Each store features a display of 300 to 500 guitars on its 'guitar wall'."



    b. "Customers are encouraged play instruments."



    c. "Flagship Hollywood store and home of Rock Walk."



    d. "Each  department   offers  an   extensive   selection  of   brand   name
       merchandise."



    e. "Knowledgeable salespeople demonstrate the latest technology."


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

A map of the United States depicting all Guitar Center Store locations at January 31, 1997 appears in the inside back cover.



STORE LOCATIONS



SOUTH                  NORTHERN               TEXAS                  MICHIGAN
CALIFORNIA             CALIFORNIA             Dallas                 Detroit
Hollywood              San Francisco          Arlington              Southfield
San Diego              San Jose               South Houston          MINNESOTA
Fountain Valley        El Cerrito             North Houston          Twin Cities
Sherman Oaks           Pleasant Hill          MASSACHUSETTS          FLORIDA
Covina                 ILLINOIS               Boston                 North Miami
Lawndale               South Chicago          Danvers                South Miami
San Bernardino         North Chicago          OHIO
Brea                   Central Chicago        Cleveland
San Marcos             Villa Park



*Existing Store Locations as of January 31, 1997.

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT WHERE OTHERWISE SPECIFIED, INFORMATION IN THIS PROSPECTUS REGARDING THE SALE OF THE COMMON STOCK, $.01 PAR VALUE (THE "COMON STOCK"), OFFERED IN THE CONCURRENT UNITED STATES AND INTERNATIONAL OFFERINGS (TOGETHER, THE "OFFERING") GIVES EFFECT TO THE FOLLOWING EVENTS: (I) A 100-TO-1 STOCK SPLIT EFFECTUATED ON JUNE 5, 1996; (II) THE REINCORPORATION OF THE COMPANY FROM A CALIFORNIA TO A DELAWARE CORPORATION, EFFECTUATED ON OCTOBER 11, 1996;
(III) A 2.582-TO-1 STOCK SPLIT EFFECTUATED ON JANUARY 15, 1997; AND (IV) THE MANDATORY CONVERSION OF EACH OUTSTANDING SHARE OF 8% JUNIOR PREFERRED STOCK, $.01 PAR VALUE (THE "JUNIOR PREFERRED STOCK"), OF THE COMPANY UPON CONSUMMATION OF THIS OFFERING INTO 6.667 SHARES OF COMMON STOCK AS DESCRIBED UNDER "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK -- JUNIOR PREFERRED STOCK" (THE "JUNIOR PREFERRED STOCK CONVERSION"). UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.


                                  THE COMPANY


    Guitar Center, Inc. (the "Company" or "Guitar Center") is the nation's leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment with 28 stores operating in 14 major U.S. markets as of December 31, 1996, including, among others, areas in or near Los Angeles, San Francisco, Chicago, Miami, Houston, Dallas, Detroit, Boston and Minneapolis. From fiscal 1992 through fiscal 1996, the Company's net sales and operating income before deferred compensation expense grew at compound annual rates of 25.6% and 43.0%, respectively. This growth was principally the result of strong and consistent comparable store sales growth, averaging 14.8% per year over such five-year period, and the opening of 13 new stores.


    Guitar Center offers a unique retail concept in the music products industry, combining an interactive, hands-on shopping experience with superior customer service and a broad selection of brand name, high-quality products at guaranteed low prices. The Company creates an entertaining and exciting atmosphere in its stores with bold and dramatic merchandise presentations, highlighted by bright, multi-colored lighting, high ceilings, music and videos. Management believes approximately 80% of the Company's sales are to professional and aspiring musicians who generally view the purchase of music products as a career necessity. These sophisticated customers rely upon the Company's knowledgeable and highly trained salespeople to answer technical questions and to assist in product demonstrations.

    The Guitar Center prototype store generally ranges in size from 12,000 to 15,000 square feet (as compared to a typical music products retail store which averages approximately 3,200 square feet) and is designed to encourage customers to hold and play instruments. Each store carries an average of 7,000 core stock keeping units ("SKUs"), which management believes is significantly greater than a typical music products retail store, and is organized into five departments, each focused on one product category. These departments cater to a musician's specific product needs and are staffed by specialized salespeople, many of whom are practicing musicians. Management believes this retail concept differentiates the Company from its competitors and encourages repeat business.


    Guitar Center stores historically have generated strong and stable operating results. All of the Company's stores, after being open for at least twelve months, have had positive store-level operating income in each of the past five fiscal years.



    The following summarizes certain key operating statistics of a Guitar Center store and is based upon the 21 stores operated by the Company for the full year ended December 31, 1996:



Average 1996 net sales per square foot.........................  $      707
Average 1996 net sales per store...............................   9,148,000
Average 1996 store-level operating income (1)..................   1,402,000
Average 1996 store-level operating income margin (1)...........       15.3%


------------------------
(1) Store level operating income includes individual store revenue and expenses plus allocated rebates, cash discounts and purchasing department salaries (based upon individual store sales).

    Guitar Center stores have typically generated positive operating income within the first three months of opening. In addition, based on stores which have opened since fiscal 1993 and operated for at least 14 months, Guitar Center stores have demonstrated high store-level operating income and store-level operating income margins averaging approximately $0.6 million and 11.5%, respectively, and sales per square foot averaging $498, during the first full twelve months of operations.


    The United States retail market for music products in 1995 was estimated in a study by MUSIC TRADES magazine to be approximately $5.5 billion in net sales, representing a five-year compound annual growth rate of 7.9%. Products currently offered by Guitar Center include categories of products which account for approximately $4.0 billion of this market, representing a five-year compound annual growth rate of 8.6%. The industry is highly fragmented with the nation's leading five music products retailers (as measured by the number of stores operated by such retailers) accounting for approximately 8.4% of the industry's estimated net sales in 1995. Furthermore, approximately 90% of the industry's estimated 8,200 retailers operate only one or two stores. The Company believes it benefits from several advantages relative to smaller competitors, including volume purchasing discounts, centralized operations and financial controls, advertising economies and the ability to offer an extremely broad and deep selection of merchandise.



    For the fiscal years ended December 31, 1994, 1995 and 1996, the Company recorded net income (loss) of $8.8 million, $10.9 million and ($72.4) million, respectively. The results for 1996 reflect $11.6 million for transaction costs and financing fees incurred in connection with the Recapitalization (as defined herein) and non-recurring deferred compensation expense of $71.8 million, substantially all of which related to the Recapitalization.


                               BUSINESS STRATEGY

    EXPANSION STRATEGY. Guitar Center's expansion strategy is to continue to increase its market share in existing markets and to penetrate strategically selected new markets. The Company plans to continue pursuing its strategy of clustering stores in major markets to take advantage of operating and advertising efficiencies and to enhance awareness of the Guitar Center name in new markets. The Company opened seven stores in fiscal 1996, and currently anticipates opening approximately eight stores in each of fiscal 1997 and 1998. In preparation for this expansion, management has dedicated substantial resources over the past several years to building the infrastructure and management information systems necessary to support a large national chain. In addition, the Company believes that it has developed a methodology for targeting prospective store sites which includes analyzing demographic and psychographic characteristics of potential store locations. Management also believes that there may be attractive opportunities to expand by selectively acquiring existing music products retailers.


    EXTENSIVE SELECTION OF MERCHANDISE. Guitar Center offers an extensive selection of brand name music products complemented by lesser known, hard to find items and unique vintage equipment. The average 7,000 core SKUs offered through each Guitar Center store provide a breadth and depth of in-stock items which management believes is not available from traditional music products retailers.


    HIGHLY INTERACTIVE, MUSICIAN-FRIENDLY STORE CONCEPT. Each Guitar Center store contains creative instrument presentations and colorful, interactive displays which encourage the customer to hold and play instruments as well as to participate in product demonstrations. In addition, private sound-controlled rooms enhance a customer's listening experience while testing various instruments.

    EXCEPTIONAL CUSTOMER SERVICE. The Company conducts extensive training programs for its salespeople, who specialize in one of the Company's five product categories. Many of the Company's salespeople are also musicians. With the advances in technology and continuous new product introductions in the music products industry, customers increasingly rely on qualified salespeople to offer expert advice and assist in product demonstrations. Management believes that its emphasis on training and customer service distinguishes the Company within the industry and is a critical part of Guitar Center's success.

    INNOVATIVE PROMOTIONAL  AND  MARKETING  PROGRAMS.   Guitar  Center  sponsors
innovative promotional and marketing events which include in-store demonstrations, famous artist appearances and weekend themed sales events designed to create significant store traffic and exposure. In addition, the Company's special grand opening activities in new markets are designed to generate consumer awareness for each new store. Management believes that these events help the Company build a loyal customer base and encourage repeat business. Since its inception, the Company has compiled a unique, proprietary database containing information on more than one million customers. This database enables Guitar Center to advertise to select target customers based on historical buying patterns.


    GUARANTEED LOW PRICES. Guitar Center endeavors to be the low price leader in each of its markets which is underscored by a 30-day low price guarantee. The Company's size permits it to take advantage of volume discounts for large orders and other vendor supported programs. Although prices are usually determined on a regional basis, store managers are trained and authorized to adjust prices in response to local market conditions.


    EXPERIENCED AND MOTIVATED MANAGEMENT TEAM. The executive officers and key managers have an average of 11 years with the Company. In addition, upon consummation of this Offering and the application of the net proceeds therefrom, executive officers and key managers will beneficially own approximately 18.8% of the Company's outstanding Common Stock.


                              THE RECAPITALIZATION

    On June 5, 1996, the Company consummated a series of transactions to effect a recapitalization of the Company (the "Recapitalization") in order to transfer ownership of the Company from its sole stockholder, the Scherr Living Trust (the "Scherr Trust"), to members of management, Chase Venture Capital Associates, L.P. ("Chase Ventures") and an affiliated entity, Wells Fargo Small Business Investment Company, Inc. ("Wells Fargo") and Weston Presidio Capital II, L.P. ("Weston Presidio"). Chase Ventures, Wells Fargo and Weston Presidio are collectively referred to herein as the "Investors." See "The Recapitalization and Related Transactions."

                           FORWARD LOOKING STATEMENTS

    Information contained in this Prospectus includes "forward-looking statements" that are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "continue," "plans," "intends" or other similar terminology. See "Risk Factors."

    The Company is a Delaware corporation with its principal executive offices located at 5155 Clareton Drive, Agoura Hills, California 91301, and its telephone number is (818) 735-8800.

                                  THE OFFERING


Common Stock offered by the Company:
  United States Offering...............  5,400,000 shares
  International Offering...............  1,350,000 shares
    Total..............................  6,750,000 shares
Common Stock to be outstanding after
  the Offering (1).....................  18,316,579 shares
Proposed Nasdaq National Market
  Symbol...............................  GTRC
Use of proceeds........................  The  net  proceeds of  this Offering  are currently intended to be used  to: (i) redeem (or  repurchase
                                         through  open market  purchases or  otherwise) at a
                                         premium, and pay  all accrued  and unpaid  interest
                                         with  respect  to,  an  aggregate  of approximately
                                         $33.3 million principal amount of the Company's 11%
                                         Senior  Notes   due   2006   (approximately   $37.9
                                         million);  (ii) redeem  at a  premium, and  pay all
                                         accrued and unpaid dividends  with respect to,  all
                                         of  the  outstanding  shares of  the  Company's 14%
                                         Senior Preferred Stock, $.01 par value (the "Senior
                                         Preferred Stock"),  having  an  original  aggregate
                                         liquidation  value of  $20.0 million (approximately
                                         $22.9  million);  and  (iii)  redeem  approximately
                                         1,317,000  shares of  Common Stock  held by certain
                                         executive  officers  and  other  employees  of  the
                                         Company    (approximately   $18.4   million)   (the
                                         "Management Tax Redemption").  The balance will  be
                                         used  for general corporate purposes (including the
                                         repayment of  amounts  outstanding under  the  1996
                                         Credit  Facility  (as  defined  herein)  which  are
                                         expected to be  approximately $6.0  million at  the
                                         consummation   of  this  Offering).   See  "Use  of
                                         Proceeds."


------------------------

(1) Assumes the Underwriters' over-allotment option is not exercised. Gives effect to the Junior Preferred Stock Conversion. See "Description of Capital Stock -- Preferred Stock -- Junior Preferred Stock." Excludes: (i) outstanding employee stock options for the purchase of 1,509,752 shares of Common Stock (at an exercise price per share of $10.89), none of which are exercisable as of the date of this Prospectus; and (ii) outstanding Warrants (as defined herein) for the purchase of 676,566 shares of Common Stock (at an exercise price per share of $0.01), all of which are exercisable as of the date of this Prospectus. See "Management -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan" and "Certain Transactions -- Transactions with DLJ and Chase Securities." Also excludes 875,000 shares of Common Stock reserved for issuance under the 1997 Plan (as defined herein), none of which have been granted as of the date of this Prospectus. See "Management -- 1997 Equity Participation Plan."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


    The financial data for the fiscal year ended October 31, 1992, the two months ended December 31, 1992 and the fiscal years ended December 31, 1993, 1994, 1995 and 1996 has been derived from the audited financial statements of the Company. The PRO FORMA financial data set forth below is not necessarily indicative of the results that would have been achieved or that may be achieved in the future. The summary historical and PRO FORMA financial data should be read in conjunction with "The Recapitalization and Related Transactions," "Selected Historical Financial Data," "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the notes thereto included elsewhere herein.



                                                    FISCAL
                                                     YEAR
                                                     ENDED    TWO MONTHS                 FISCAL YEAR
                                                    OCTOBER     ENDED                       ENDED
                                                      31,    DECEMBER 31,               DECEMBER 31,
                                                    -------  ------------   -------------------------------------
                                                     1992        1992        1993      1994      1995      1996
                                                    -------  ------------   -------  --------  --------  --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND
                                                                 STORE AND INVENTORY OPERATING DATA)
INCOME STATEMENT DATA:
  Net sales.......................................  $85,592    $18,726      $97,305  $129,039  $170,671  $213,294
  Gross profit....................................  25,472       5,393       28,778    36,764    47,256    60,072
  Selling, general and administrative expenses....  20,998       3,547       21,889    26,143    32,664    41,345
  Deferred compensation expense (1)...............   --            373        1,390     1,259     3,087    71,760
  Operating income (loss).........................  4,474        1,473        5,499     9,362    11,505   (53,033)
  Non recurring transaction expense...............   --         --            --        --        --       (6,942)
  Net income (loss)...............................  3,987        1,385        5,105     8,829    10,857   (72,409)

PRO FORMA FOR INCOME TAX PROVISION: (2)
  Historical income (loss) before provision for
   income taxes...................................  $4,076     $ 1,424      $ 5,251  $  9,155  $ 11,202  $(72,270)
  Pro forma provision for income taxes............  1,753          773        2,856     4,478     6,144     --
                                                    -------  ------------   -------  --------  --------  --------
  Pro forma net income (loss).....................  $2,323     $   651      $ 2,395  $  4,677  $  5,058  $(72,270)
                                                    -------  ------------   -------  --------  --------  --------
                                                    -------  ------------   -------  --------  --------  --------
  Pro forma net income (loss) per common share....                                                       $  (3.72)
                                                                                                         --------
                                                                                                         --------
  Weighted average shares outstanding (3).........                                                         19,408
                                                                                                         --------
                                                                                                         --------

OPERATING DATA:
  Net sales per gross square foot (4).............  $ 429       --          $   478  $    546  $    661  $    707
  Stores open at end of period....................     15           15           17        20        21        28
  Net sales growth................................  14.3%        18.7%        13.7%     32.6%     32.3%     25.0%
  Increase in comparable store sales (5)..........  11.5%        18.7%        11.4%     17.3%     23.4%     10.2%
  Inventory turns.................................   3.3x         3.4x         3.1x      3.4x      3.7x      3.4x
  Capital expenditures............................  $ 445      $   966      $ 2,618  $  3,277  $  3,432  $  6,133



                                                                                             FISCAL YEAR ENDED
                                                                                             DECEMBER 31, 1996
                                                                                             ------------------
                                                                                               (IN THOUSANDS,
                                                                                              EXCEPT PER SHARE
                                                                                                   DATA)
PRO FORMA DATA: (6)
  Net sales................................................................................      $  213,294
  Operating income.........................................................................          19,159
  Net income...............................................................................           6,456
  Net income per share.....................................................................      $     0.33
  Weighted average shares outstanding (3)..................................................          19,408


                                             FOOTNOTES APPEAR ON FOLLOWING PAGE.

                                                                                AS OF DECEMBER 31, 1996
                                                                             ------------------------------
                                                                             HISTORICAL    AS ADJUSTED (7)
                                                                             -----------  -----------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents................................                   $      47       $  11,750
  Net working capital......................................                      27,436          42,675
  Total assets.............................................                      74,849          85,429
  Total long term and revolving debt (including current
   maturities).............................................                     103,536          66,667
  Senior preferred stock...................................                      15,186          --
  Junior preferred stock...................................                     138,610          --
  Warrants.................................................                       6,500           6,500
  Stockholders' equity (deficit)...........................                     (68,815)         (6,180)


------------------------------

(1) For 1996, the Company recorded a non-recurring deferred compensation expense of $71.8 million, of which $69.9 million related to the cancellation and exchange of management stock options pursuant to the Recapitalization and $1.9 million related to a non-cash charge resulting from the grant of stock options to management by the Investors. The Company has not, and will not, incur any obligation in connection with such grant of options by the Investors. See "The Recapitalization and Related Transactions" and "Certain Transactions -- Options Granted by the Investors to Certain Members of Management."


(2) Pro forma provision for income taxes reflects the estimated statutory provision of 43% for income taxes assuming the Company was a "C" corporation.


(3) Weighted average shares outstanding assumes that: (i) the Common Stock offered hereby, the Common Stock issuable pursuant to the Junior Preferred Stock Conversion and the Common Stock issuable upon the exercise of the Warrants and other common stock equivalents were outstanding during each of the periods presented and (ii) the Common Stock to be redeemed pursuant to the Management Tax Redemption was not outstanding during any of the periods presented. See "Management -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan," "Certain Transactions -- Transactions with Affiliates of DLJ and Chase Securities; -- Management Tax Redemption" and "Description of Capital Stock -- Preferred Stock -- Junior Preferred Stock."


(4) Net sales per gross square foot does not include new stores opened during the reporting period. Information for the two months ended December 31, 1992 is not meaningful.

(5) Compares net sales for the comparable periods, excluding net sales attributable to stores not open for 14 months.


(6) The pro forma data reflect adjustments as if the Recapitalization, the Junior Preferred Stock Conversion, the sale of the Senior Notes (as defined herein), this Offering and the application of the estimated net proceeds therefrom to redeem all of the shares of Senior Preferred Stock, approximately $33.3 million aggregate principal amount of the Senior Notes and shares of Common Stock in the Management Tax Redemption had been consummated and were effective as of January 1, 1996.



(7) The pro forma balance sheet data give effect to the Junior Preferred Stock Conversion, this Offering and the application of the estimated net proceeds therefrom to redeem all of the shares of Senior Preferred Stock, approximately $33.3 million aggregate principal amount of the Senior Notes and shares of Common Stock in the Management Tax Redemption, as if such transactions had been consummated and were effective on such date.

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING SPECIFIC INVESTMENT CONSIDERATIONS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" FOR A DESCRIPTION OF OTHER FACTORS AFFECTING THE BUSINESS OF THE COMPANY.

AGGRESSIVE GROWTH STRATEGY

    The Company intends to pursue an aggressive growth strategy by opening additional stores in new and existing markets. The Company, which operated 28 stores as of December 31, 1996, opened seven stores in fiscal 1996 and expects to open approximately eight stores in each of fiscal 1997 and fiscal 1998, which represents significant increases in the number of stores previously opened and operated by the Company. Although historically the Company has opened new stores and expanded or relocated existing stores, prior to 1996 the Company had not opened more than four new stores for any twelve-month period for the prior three fiscal years. See "Business -- Properties." The Company's expansion plan is dependent upon a number of factors, including the identification of suitable sites, the negotiation of acceptable leases for such sites, the hiring, training and retention of skilled personnel, the availability of adequate management and financial resources, the adaptation of its distribution and other operational and management information systems to such sites, the ability and willingness of the Company's vendors to supply its needs on a timely basis and other factors, some of which are beyond the control of the Company. There can be no assurance that the Company will be successful in opening such new stores on schedule, if at all, or that such newly opened stores will achieve sales and profitability levels comparable to existing stores, if they are profitable at all, or that the Company will improve its overall market position and profitability as a result therefrom.

    The Company's expansion strategy includes clustering stores in each of its markets which has, in certain instances, resulted in some transfer of sales from existing stores to new locations. There can be no assurance that the opening of one or more new stores in a market area containing an existing store or stores will not reduce the sales and profitability level of any of the stores in such market area. In addition, the Company's expansion into new markets has in certain circumstances presented competitive and merchandising challenges that are different from those currently encountered by the Company in its existing markets. These challenges include the effective management of stores that are in distant locations and the incurrence of significant start-up costs, including costs related to promotions and advertising. Although the Company is continually evaluating the adequacy of its existing systems and procedures, including store management, financial controls and management information systems in connection with the Company's planned expansion, there can be no assurance that the Company will adequately anticipate all of the changing demands which its expanding operations will impose on such systems. The failure by the Company to identify and respond to such demands may have an adverse effect on the Company's results of operations, financial condition, business and prospects.


    The Company also believes that there may be attractive opportunities to expand by selectively acquiring existing music product retailers. The Company regularly considers and evaluates potential acquisition candidates in new and existing market areas and is currently evaluating several such opportunities. Any such transactions may involve the payment by the Company of cash or securities (including equity securities), or a combination of the foregoing. As of the date of this Prospectus, the Company has no existing agreements or commitments with respect to any such acquisitions. Accordingly, there can be no assurance that the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices or consummate any acquisitions. Further, acquisitions may involve a number of special risks, including diversion of management's attention, the inability to integrate successfully any acquired business, the incurrence of legal liabilities and unanticipated events or circumstances, some or all of which could have a material adverse effect on the Company's results of operations, financial condition, business and prospects. See "Business."


DEPENDENCE ON SUPPLIERS

    The Company's business and its expansion plans are dependent to a significant degree upon its suppliers. As it believes is customary in the industry, the Company does not have any long-term supply contracts with its suppliers. The loss of certain key vendors or the failure to establish and maintain relationships with brand name vendors could have a material adverse effect on the Company's business. The Company believes it currently has adequate supply sources; however, there can be no assurance, especially given the Company's expansion plans, that the Company will be able to acquire sufficient quantities and an appropriate mix of such merchandise at acceptable prices or at all. Specifically, the establishment of additional stores in existing markets and the penetration of new markets is dependent to a significant extent on the willingness of vendors to supply those additional retail stores, of which there can be no assurance. As the Company continues to expand, the inability or unwillingness of a supplier to supply some or all of its merchandise to the Company in one or more markets could have a material adverse effect on the Company's results of operations, financial condition, business and prospects.

FLUCTUATIONS IN COMPARABLE STORE SALES RESULTS


    Historically, the Company's sales growth has resulted in large part from comparable store sales growth. There can be no assurance that such growth will continue. A variety of factors affect the Company's comparable store sales results including, among others, competition, economic conditions, consumer trends, retail sales, music trends, changes in the Company's merchandise mix, distribution of products, transfer of sales to new locations, timing of promotional events and the Company's ability to execute its business strategy efficiently, including its strategy of clustering stores in certain markets. The Company's quarterly comparable store sales (net sales for comparable periods, excluding net sales attributable to stores not open for 14 months) results have fluctuated significantly in the past. The Company's comparable store sales growth was 24.4%, 30.1%, 25.5% and 16.3% in the first, second, third and fourth quarters of fiscal 1995, respectively, and 14.5%, 9.3%, 7.6% and 10.1% in the first, second, third and fourth quarters of fiscal 1996, respectively. The Company does not expect comparable store sales to continue to increase at historical rates, and there can be no assurance that comparable store sales will not decrease in the future. As is the case with many specialty retailers, the Company's comparable store sales results could cause the price of the Common Stock to fluctuate substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON KEY PERSONNEL

    The Company believes that its continued success depends to a significant extent on the services of Larry Thomas, its President and Chief Executive Officer, and Marty Albertson, its Executive Vice President and Chief Operating Officer, as well as on its ability to attract and retain additional key personnel with the skills and expertise necessary to manage its existing business and effectuate its planned growth. The loss or unavailability of the services of one or both of these individuals or other key personnel could have a material adverse effect on the Company. In June 1996, in connection with the Recapitalization, the Company entered into a five-year employment agreement with each of Messrs. Thomas and Albertson. The Company currently carries key man insurance on the lives of Messrs. Thomas and Albertson in the amounts of $5.0 million and $3.5 million, respectively. See "Management." Historically, when filling its senior operations, sales and store management positions, the Company has generally followed a policy of "promotion from within." The success of the Company's growth strategy will also depend on its ability to promote existing well-trained store personnel to senior management and to retain such employees, as well as on its ability to attract and retain new employees who have the skill and expertise to manage the Company's business. Any inability to hire, retain and promote such personnel could have a material adverse effect on the Company's results of operations, financial condition, business and prospects. See "Business -- Customer Service" and "Management."

COMPETITION

    The retail market for musical instruments is fragmented and highly competitive. The Company competes with many different types of retailers who sell many or most of the items sold by the Company, including other specialty retailers and catalogue retailers. The Company's expansion into new markets in which its competitors are already established, competitors' expansion into markets in which the Company is currently operating, the adoption by competitors of innovative store formats and retail sales methods or the entry into the Company's markets by competitors with substantial financial or other resources may have a material adverse effect on the Company's results of operations, financial condition, business and prospects. See "Business -- Competition."

POTENTIAL CONSEQUENCES OF SIGNIFICANT LEVERAGE; RECENT LOSS


    After giving effect to this Offering and the application of the estimated net proceeds therefrom, the Company will continue to have significant financial leverage. On a PRO FORMA basis after giving effect to this Offering, as of December 31, 1996, the Company would have had approximately $66.7 million of outstanding long-term indebtedness, its ratio of total long-term debt to total capitalization would have been approximately 110% and it would have had a stockholders' deficit of approximately $6.2 million. See "Capitalization" and "Unaudited Pro Forma Condensed Financial Data."


    The degree to which the Company is leveraged could have important consequences to the holders of the Common Stock, including the following: (i) the Company may not generate sufficient cash to service its debt obligations;
(ii) the Company's ability to obtain financing for future working capital needs or other purposes may be limited; (iii) a significant portion of the Company's cash flow from operations will be dedicated to debt service, thereby reducing funds available for operations; and (iv) the substantial indebtedness and the restrictive covenants to which the Company is subject under the terms of its indebtedness, including the terms of the 1996 Credit Facility and the indenture under which the Senior Notes were issued, may make the Company more vulnerable to economic downturns, may hinder its ability to execute its growth strategy, may reduce its flexibility to respond to changing business conditions and opportunities and may limit its ability to withstand competitive pressures. See "Description of Certain Indebtedness."

    The Company's ability to generate sufficient cash to meet its debt service obligations will depend on future operating performance, which will be subject, in part, to factors beyond its control, including prevailing economic conditions and financial, business and other factors. While the Company believes that cash flow from operations will be adequate to meet its debt service obligations, there can be no assurance that the Company will generate cash in sufficient amounts to meet such obligations. In the event the Company's operating cash flow is not sufficient to fund the Company's expenditures or to service its debt, the Company may be required to raise additional financing through capital contributions, the refinancing of all or part of its indebtedness or sales of its assets. There can be no assurance that the Company will be able to obtain any such additional financing or effect satisfactory refinancings or asset sales on favorable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


    For the year ended December 31, 1996, the Company had a net loss of $72.4 million. The results for such period reflect non-recurring deferred compensation expense of $71.8 million and $11.6 million for transaction costs and financing fees incurred in connection with the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal 1996 Compared to Fiscal 1995."


CONCENTRATION OF OPERATIONS IN CALIFORNIA


    As of December 31, 1996, 13 of the Company's stores were located in California and generated 55.9% and 52.8% of the Company's net sales for fiscal 1995 and 1996, respectively. Although the Company has opened stores in other areas in the United States, a significant percentage of the Company's net sales is likely to remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations and financial condition are heavily dependent upon general consumer trends and other general economic conditions in California and are subject to other regional risks, including the risk of seismic activity. The Company does not maintain earthquake insurance. See "Business -- Properties."


IMPACT OF ECONOMIC CONDITIONS ON INDUSTRY RESULTS; CHANGING CONSUMER PREFERENCES

    The Company's business is sensitive to consumer spending patterns, which in turn are subject to, among other things, prevailing economic conditions. There can be no assurance that consumer spending will not be affected by economic conditions, thereby impacting the Company's growth, net sales and profitability. A deterioration in economic conditions in one or more of the markets in which the Company's stores are concentrated could have a material adverse effect on the Company's results of operations, business and prospects. Although the Company attempts to stay abreast of consumer preferences for musical products and accessories historically offered for sale by the Company, any sustained failure by the Company to identify and respond to such trends would have a material adverse effect on the Company's results of operations, financial condition, business and prospects.

BENEFITS OF THIS OFFERING TO CERTAIN EXISTING STOCKHOLDERS


    In connection with the conversion of management's shares of Junior Preferred Stock upon completion of this Offering, a significant amount of non-cash income will be deemed to have been earned by certain employees of the Company who are also stockholders of the Company (including Larry Thomas and Marty Albertson) for federal and state income tax purposes (whether or not such employees have received any cash with respect to the underlying stock). In February 1997, the Company entered into agreements with Larry Thomas, Marty Albertson and certain other senior employees pursuant to which the Company agreed to effect the Management Tax Redemption to provide sufficient cash to such employees to finance a portion of such federal and state income tax obligations. Pursuant to the terms of the Management Tax Redemption, the Company will use approximately $18.4 million of the proceeds from this Offering to redeem for cash that number of shares of Common Stock calculated by dividing the amount of such proceeds by the initial public offering price less the net underwriting discount (I.E., approximately 1,317,000 shares of Common Stock, assuming an initial public offering price of $15.00 per share). Pursuant to the Management Tax Redemption, Larry Thomas and Marty Albertson will receive approximately $6.7 million and $4.5 million, respectively. Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, an underwriter in this Offering ("DLJ"), own all of the outstanding shares of Senior Preferred Stock and will receive approximately $22.9 million of the proceeds from this Offering in connection with the redemption of such shares. See "Use of Proceeds," "Certain Transactions -- Management Tax Redemption" and "Description of Capital Stock -- Preferred Stock -- Senior Preferred Stock."


OWNERSHIP OF THE COMPANY; ANTI-TAKEOVER PROVISIONS


    After giving effect to this Offering and the Management Tax Redemption, the Company's executive officers and key managers, on the one hand, and the Investors, on the other hand, will beneficially own 18.8% and 32.3%, respectively, of the outstanding Common Stock. Therefore, after giving effect to this Offering and the Management Tax Redemption, such stockholders will, if considered together, beneficially own shares of Common Stock representing approximately 51.1% of the voting power entitled to vote in matters affecting stockholders generally and thereby will continue to be able to control the election of the Board of Directors and will be able to influence significantly the affairs of the Company if they were to act together. See "Principal Stockholders" and "Certain Transactions."


    Provisions of the Company's Certificate of Incorporation, as in effect immediately following the consummation of this Offering (the "Certificate of Incorporation"), and the Company's Amended and Restated Bylaws, as in effect immediately following the consummation of this Offering (the "Bylaws"), as well as provisions of Delaware General Corporation Law, may have the effect of delaying or preventing transactions involving a change of control of the
Company, including transactions in which stockholders might receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they deem to be in their best interest. For example, under the Certificate of Incorporation, the Board of Directors of the Company is authorized to issue one or more classes of Preferred Stock, par value $.01 per share (the "Preferred Stock"), having such designations, rights and preferences as may be determined by the Board. Upon completion of this Offering, the Company will not have any shares of Preferred Stock outstanding. Further issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock. Stockholders have no right to take action by written consent and are not permitted to call special meetings of stockholders. Any amendment of the Bylaws by the stockholders or certain provisions of the Certificate of Incorporation requires the affirmative vote of at least 66 2/3% of the shares of voting stock then outstanding. See "Description of Capital Stock -- Certain Anti-takeover Effects; -- Section 203 of the Delaware General Corporation Law."

POSSIBLE EFFECT OF SHARES AVAILABLE FOR FUTURE SALE

    The sale of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have an aggregate of 18,316,579 shares of Common Stock outstanding assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and warrants. The 6,750,000 shares of Common Stock sold in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by "affiliates" of the Company, as that term is defined under the Securities Act and the regulations promulgated thereunder.



    The remaining 11,566,579 shares of Common Stock (the "Restricted Shares") are subject to restrictions under the Securities Act. Holders of such Restricted Shares have registration rights with respect to all of such shares, and 11,300,327 of such shares are subject to lock-up agreements pursuant to which the holders thereof have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. In addition, holders of the outstanding Warrants for the purchase of 676,566 shares of Common Stock have registration rights with respect to such shares, and all of such Warrants (including the shares issuable thereunder) are also subject to 180-day lock-up agreements. Following this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register the 713,782 shares of Common Stock issuable upon the exercise of options granted under the 1996 Plan (as defined herein), the 875,000 shares of Common Stock reserved for issuance under the 1997 Plan and the 795,970 shares of Common Stock issuable upon the exercise of options granted to Messrs. Thomas and Albertson. See "Management -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan; -- 1997 Equity Participation Plan," "Certain Transactions -- Registration Rights," and "Shares Eligible for Future Sale."


DILUTION

    Purchasers of the shares of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their shares from the initial public offering price. See "Dilution."

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE; NO
DIVIDENDS

    Prior to this Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or, if one develops subsequent to this Offering, that it will be maintained. The initial public offering price of the Common Stock will be established by negotiation among the Company and the representatives of the Underwriters. See "Underwriting" for factors considered in determining the initial public offering price. The market price of the shares of Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including announcements by its competitors. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These fluctuations, as well as a shortfall in sales or earnings compared to public market analysts' expectations, changes in analysts' recommendations or projections, and general economic and market conditions, may adversely affect the market price of the Common Stock. Since the Recapitalization, the Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such cash dividends in the foreseeable future. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    This Prospectus contains certain forward-looking statements, relating to, among other things, future results of operations, growth plans, sales, gross margin and expense trends, capital requirements and general industry and business conditions applicable to the Company. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include changes in external competitive market factors, changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the music products industry or the economy in general, the emergence of new or growing specialty retailers of music products and various other competitive factors that may prevent the Company from competing successfully in existing or future markets. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact be realized.

                 THE RECAPITALIZATION AND RELATED TRANSACTIONS


    On June 5, 1996, Guitar Center consummated a series of transactions to effect a Recapitalization of the Company in order to transfer ownership of the Company from its sole stockholder, the Scherr Trust, to members of management and the Investors. The Recapitalization included the following transactions: (i) members of the Company's management purchased 1,291,000 shares of Common Stock for $0.5 million in cash; (ii) members of the Company's management received 495,000 shares of Junior Preferred Stock, with an aggregate liquidation preference of $49.5 million, in exchange for cancellation of outstanding options exercisable for 127,809,000 shares of Common Stock; (iii) the Scherr Trust received 198,000 shares of Junior Preferred Stock, with an aggregate liquidation preference of $19.8 million, in exchange for 51,123,600 shares of Common Stock;
(iv) the Investors purchased 1,807,400 shares of Common Stock and 693,000 shares of Junior Preferred Stock for $70.0 million in cash; (v) the DLJ Investors (as defined herein) purchased 800,000 shares of Senior Preferred Stock, with an aggregate liquidation value of $20.0 million, and warrants (the "Warrants") to purchase 190,252 shares of Common Stock and 72,947 shares of Junior Preferred Stock, for an aggregate purchase price of $20.0 million in cash; (vi) GCMC Funding, Inc. ("DLJ Bridge") purchased $51.0 million aggregate principal amount of senior unsecured increasing rate notes for cash and Chemical Bank ("Chemical") loaned $49.0 million to the Company (together, the "Bridge Facility"); (vii) the Company repurchased 309,840,000 shares of Common Stock from the Scherr Trust for approximately $113.1 million in cash; (viii) the Company cancelled options to purchase 82,384,907 shares of Common Stock held by certain members of management in exchange for approximately $27.9 million in cash; and (ix) the Company cancelled its revolving credit facility (the "Old Credit Facility") upon repaying in cash the approximately $35.9 million outstanding pursuant thereto. Transaction costs and financing fees incurred by the Company to effect the Recapitalization and the Bridge Facility aggregated approximately $11.6 million. See "Certain Transactions."



    In connection with the Recapitalization, the Company granted options for the purchase of 43,344 units (a unit consisting of 2.582 shares of Common Stock, after giving effect to the stock splits described in this paragraph, and 99/100ths of a share of Junior Preferred Stock (each, a "Unit")) at an exercise price of $100 per Unit to each of Larry Thomas, its President and Chief Executive Officer, and Marty Albertson, its Executive Vice President and Chief Operating Officer and adopted the 1996 Plan for the benefit of the Company's key employees. See "Management -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan." Upon consummation of the Recapitalization, management, the Investors, and the Scherr Trust owned approximately 35.7%, 50.0%, and 14.3%, respectively, of the issued and outstanding Common Stock of the Company. Immediately following the Recapitalization, the Company effected a 100-to-1 stock split. On October 11, 1996, the Company reincorporated from a California corporation to a Delaware corporation and changed the par value of its Common Stock, Senior Preferred Stock and Junior Preferred Stock. On January 15, 1997, the Company effectuated a 2.582-to-1 stock split. Upon the consummation of the Offering, each share of Junior Preferred Stock will automatically convert into 6.667 shares of Common Stock, and all outstanding shares of Senior Preferred Stock will be redeemed, at a premium, with a portion of the net proceeds from this Offering. See "Description of Capital Stock -- Preferred Stock" and "Use of Proceeds." After giving effect to the Offering, the Junior Preferred Stock Conversion and the Management Tax Redemption, the Company's executive officers and key managers, the Investors and the Scherr Trust (and affiliated family trusts) will beneficially own approximately 18.8%, 32.3% and 9.3%, respectively, of the outstanding shares of Common Stock. See "Principal Stockholders."


    Upon the effectiveness of the Recapitalization, the Company entered into a $25 million revolving credit facility (the "1996 Credit Facility") with Wells Fargo Bank, N.A. ("Wells Fargo Bank"). See "Description of Certain Indebtedness -- The 1996 Credit Facility." On July 2, 1996 the Company issued in a private placement an aggregate of $100 million of 11% Senior Notes due 2006 (the "Original Senior Notes") to DLJ and Chase Securities, Inc. ("Chase Securities"), as the Initial Purchasers. The proceeds of the offering of the Original Senior Notes were applied to the retirement of the Bridge Facility. The Original Senior Notes were resold by the Initial Purchasers pursuant to Rule 144A under the Securities

Act ("Rule 144A") and were later exchanged for a new series of 11% Senior Notes due 2006 (the "Senior Notes") in an exchange offer registered under the Securities Act which was consummated in December 1996. The Senior Notes are substantially identical to the Original Senior Notes (except that the Senior Notes are not restricted for federal securities law purposes). Approximately $33.3 million principal amount of Senior Notes will be redeemed or repurchased (through open market purchases or otherwise), at a premium, with a portion of the net proceeds from this Offering. See "Description of Certain Indebtedness -- The Senior Notes" and "Use of Proceeds."


                                USE OF PROCEEDS


    The net proceeds to the Company from this Offering are estimated to be approximately $93.3 million ($107.5 million if the Underwriters' over-allotment option is exercised in full), after deducting the Company's estimated costs of the Offering and assuming an initial public offering price of $15.00 per share of Common Stock. Of such net proceeds, (i) approximately $37.9 million will be used to redeem (or repurchase through open market purchases or otherwise) at a premium, and to pay all accrued and unpaid interest with respect to, an aggregate of approximately $33.3 million principal amount of Senior Notes pursuant to the optional redemption provisions of the Senior Notes; (ii) approximately $22.9 million will be used to redeem at a premium, and to pay all accrued and unpaid dividends with respect to, all of the outstanding shares of Senior Preferred Stock; (iii) approximately $18.4 million will be used to redeem in the Management Tax Redemption approximately 1,317,000 shares of Common Stock held by certain executive officers and other employees of the Company; and (iv) the balance of approximately $14.1 million will be used for general corporate purposes (including the repayment of amounts outstanding under the 1996 Credit Facility which are expected to be approximately $6.0 million at the consummation of this Offering). See "Description of Certain Indebtedness -- The Senior Notes," "Description of Capital Stock -- Preferred Stock -- Senior Preferred Stock," and "Certain Transactions -- Management Tax Redemption."


                                DIVIDEND POLICY

    The Company currently intends to retain any earnings to provide funds for the operation and expansion of its business and for the servicing and repayment of indebtedness and does not intend to pay cash dividends on the Common Stock in the foreseeable future. Under the terms of the indenture governing the Senior Notes, the Company is not permitted to pay any dividends on the Common Stock unless certain financial ratio tests and other conditions are satisfied. In addition, the 1996 Credit Facility contains certain covenants which, among other things, limit the payment of cash dividends on the capital stock of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness." Any determination to pay cash dividends on the Common Stock in the future will be at the sole discretion of the Company's Board of Directors.

                                    DILUTION


    As of December 31, 1996, the net tangible book deficit of the Company, as adjusted to give effect to the Junior Preferred Stock Conversion, was $(72.6) million, or $(5.64) per share of Common Stock outstanding. Net tangible book deficit per share is determined by dividing the tangible net worth of the Company (total assets less intangible assets and total liabilities) by the number of shares of Common Stock outstanding after giving effect to the Junior Preferred Stock Conversion. Without taking into account any changes in such net tangible book deficit after December 31, 1996, other than to give effect to the issuance of the 6,750,000 shares of Common Stock at an assumed initial public offering price of $15.00 per share and the anticipated application of the net proceeds therefrom, the PRO FORMA net tangible book deficit of the Company as of December 31, 1996 would have been approximately $(8.9) million, or $(0.48) per share. This amount represents an immediate reduction in net tangible book deficit of $5.16 per share to current stockholders and an immediate dilution of $15.48 per share to new stockholders. Dilution to new stockholders is determined by subtracting the net tangible book deficit per share after this Offering from the initial public offering price per share. The following table illustrates this per share dilution.



Assumed initial public offering price per share (1)................             $   15.00
  Net tangible book deficit per share as of December 31, 1996, as
   adjusted........................................................  $   (5.64)
  Increase in net tangible book deficit per share attributable to
   sale of Common Stock............................................       5.16
                                                                     ---------
PRO FORMA net tangible book deficit per share after giving effect
 to this Offering (2)..............................................                 (0.48)
                                                                                ---------
Dilution in net tangible book value per share to new investors
 (3)...............................................................             $   15.48
                                                                                ---------
                                                                                ---------



    The following table summarizes, on a PRO FORMA basis as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors for the shares of Common Stock offered hereby.



                                          SHARES PURCHASED            TOTAL CONSIDERATION         AVERAGE
                                     --------------------------  -----------------------------     PRICE
                                        NUMBER        PERCENT         AMOUNT         PERCENT     PER SHARE
                                     -------------  -----------  ----------------  -----------  -----------
Existing stockholders..............     11,566,579(4)      63.1% $    125,960,045       55.4%    $   10.89
New stockholders...................      6,750,000       36.9         101,250,000       44.6         15.00
                                     -------------      -----    ----------------      -----    -----------
    Total..........................     18,316,579(4)     100.0% $    227,210,045      100.0%    $   12.40
                                     -------------      -----    ----------------      -----
                                     -------------      -----    ----------------      -----


------------------------
(1) Before deducting the estimated underwriting discounts and commissions and the estimated expenses of this Offering payable by the Company.


(2) Does not give effect to the exercise of the Underwriters' over-allotment option. Also does not give effect to the issuance of 676,566 shares reserved for issuance upon the exercise of the Warrants (at an exercise price per share of $0.01) or the issuance of 1,509,752 shares issuable upon the exercise of employee stock options (at an exercise price per share of $10.89), which were outstanding as of December 31, 1996. See "Management -- Management Stock Option Plans;
    -- 1996 Performance Stock Option Plan."


(3) Dilution is determined by subtracting PRO FORMA tangible book value per share from the assumed initial public offering price paid by a new investor for one share of Common Stock.


(4) Excludes shares to be repurchased in the Management Tax Redemption. See "Certain Transactions -- Management Tax Redemption."

                                 CAPITALIZATION


    The following table sets forth the actual capitalization of the Company as of December 31, 1996 and the as adjusted capitalization of the Company at that date after giving effect to this Offering and the application of a portion of the estimated net proceeds therefrom, as described under "Use of Proceeds." This table should be read in conjunction with "The Recapitalization and Related Transactions," "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.



                                                                                         AS OF DECEMBER 31, 1996
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
                                                                                              (IN THOUSANDS)
Long-term debt (including current portion)
  Senior notes........................................................................  $    100,000   $   66,667
  1996 credit facility................................................................         3,536       --
                                                                                        ------------  ------------
    Total long-term debt..............................................................       103,536       66,667
                                                                                        ------------  ------------
Senior preferred stock................................................................        15,186       --

Stockholders' equity (deficit)
  Junior preferred stock (1)..........................................................       138,610       --
  Warrants............................................................................         6,500        6,500
  Common stock 55,000,000 shares, $.01 par value, authorized; 3,622,804 shares outstanding, actual; 18,316,579 shares outstanding, as
   adjusted (1).......................................................................            36          183
  Additional paid-in capital..........................................................        (6,966)     206,396
  Retained earnings (deficit).........................................................      (206,995)    (219,259)
                                                                                        ------------  ------------
    Total stockholders' equity (deficit)..............................................       (68,815)      (6,180)
                                                                                        ------------  ------------
      Total capitalization............................................................  $     49,907   $   60,487
                                                                                        ------------  ------------
                                                                                        ------------  ------------


------------------------

(1) Under the terms of the Junior Preferred Stock, upon the consummation of the Offering each share of Junior Preferred Stock will be converted automatically into 6.667 shares of Common Stock. Also excludes shares issuable upon the exercise of outstanding employee stock options and outstanding Warrants. See "Description of Capital Stock -- Preferred Stock -- Junior Preferred Stock."

                       SELECTED HISTORICAL FINANCIAL DATA


    The selected financial data for the fiscal year ended October 31, 1992, the two months ended December 31, 1992 and the fiscal years ended December 31, 1993, 1994, 1995 and 1996 has been derived from the audited financial statements of the Company. The selected PRO FORMA financial data set forth below is not necessarily indicative of the results that would have been achieved or that may be achieved in the future. The selected historical and PRO FORMA financial data should be read in conjunction with "The Recapitalization and Related Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the notes thereto included elsewhere herein.



                                                                              TWO
                                                         FISCAL YEAR        MONTHS
                                                            ENDED            ENDED             FISCAL YEAR ENDED DECEMBER 31,
                                                         OCTOBER 31,     DECEMBER 31,    ------------------------------------------
                                                            1992             1992          1993       1994       1995       1996
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND STORE AND INVENTORY OPERATING DATA)
                                                       ----------------------------------------------------------------------------
INCOME STATEMENT DATA:
Net sales............................................     $  85,592        $  18,726     $  97,305  $ 129,039  $ 170,671  $ 213,294
Cost of goods sold (1)...............................        60,120           13,333        68,527     92,275    123,415    153,222
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
  Gross profit.......................................     $  25,472        $   5,393     $  28,778  $  36,764  $  47,256  $  60,072
Selling, general and administrative expenses.........        20,998            3,547        21,889     26,143     32,664     41,345
Deferred compensation expense (2)....................            --              373         1,390      1,259      3,087     71,760
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
Operating income (loss)..............................     $   4,474        $   1,473     $   5,499  $   9,362  $  11,505  $ (53,033)
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
Other (expense) income
  Interest expense, net..............................          (457)             (49)         (271)      (252)      (368)   (12,169)
  Transaction expense and other expenses.............            59               --            23         45         65     (7,068)
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
                                                          $    (398)       $     (49)    $    (248) $    (207) $    (303) $ (19,237)
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
Income (loss) before provision for income taxes......         4,076            1,424         5,251      9,155     11,202    (72,270)
Provision for income taxes...........................            89               39           146        326        345        139
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
Net income (loss)....................................     $   3,987        $   1,385     $   5,105  $   8,829  $  10,857  $ (72,409)
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------

PRO FORMA FOR INCOME TAX PROVISION (3):
Historical income (loss) before provision for income
 taxes...............................................     $   4,076        $   1,424     $   5,251  $   9,155  $  11,202  $ (72,270)
Pro forma provision for income taxes.................         1,753              773         2,856      4,478      6,144         --
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
Pro forma net income (loss)..........................     $   2,323        $     651     $   2,395  $   4,677  $   5,058  $ (72,270)
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
                                                       ---------------  ---------------  ---------  ---------  ---------  ---------
Pro forma net income (loss) per common share.........                                                                     $   (3.72)
                                                                                                                          ---------
                                                                                                                          ---------
Weighted average common shares outstanding (4).......                                                                        19,408
                                                                                                                          ---------
                                                                                                                          ---------

OPERATING DATA:
Net sales per gross square foot (5)..................     $     429               --     $     478  $     546  $     661  $     707
Net sales growth.....................................          14.3%            18.7%         13.7%      32.6%      32.3%      25.0%
Increase in comparable store sales (6)...............          11.5%            18.7%         11.4%      17.3%      23.4%      10.2%
Stores open at end of period.........................            15               15            17         20         21         28
Inventory turns......................................          3.3x             3.4x          3.1x       3.4x       3.7x       3.4x
Capital expenditures.................................     $     445        $     966     $   2,618  $   3,277  $   3,432  $   6,133

BALANCE SHEET DATA:
Net working capital..................................     $  11,923        $  12,679     $  10,243  $  11,468  $   6,002  $  27,436
Property, plant and equipment, net...................         7,888            8,677        10,066     11,642     13,276     14,966
Total assets.........................................        32,082           34,978        37,602     46,900     49,618     74,849
Total long term and revolving debt (including current
 debt)...............................................         6,103            5,001         3,400        825         --    103,536
Senior preferred stock...............................            --               --            --         --         --     15,186
Junior preferred stock...............................            --               --            --         --         --    138,610
Stockholders' equity (deficit).......................        16,612           17,997        18,484     23,424     19,763    (68,815)


                                             FOOTNOTES APPEAR ON FOLLOWING PAGE.

FOOTNOTES TO TABLE ON PREVIOUS PAGE.

----------------------------------

(1) Cost of goods sold includes buying and occupancy costs.


(2) For the fiscal year 1996, the Company recorded a non-recurring deferred compensation expense of $71.8 million, of which $69.9 million related to the cancellation and exchange of management stock options pursuant to the
    Recapitalization and $1.9 million related to a non-cash charge resulting from the grant of stock options to management by the Investors. The Company has not, and will not, incur any obligation in connection with such grant of options by the Investors. See "The Recapitalization and Related Transactions" and "Certain Transactions -- Options Granted by the Investors to Certain Members of Management."


(3) Pro forma provision for income taxes reflects the estimated statutory provision for income taxes assuming the Company was a "C" corporation.


(4) Weighted average shares outstanding assumes that: (i) the Common Stock offered hereby, the Common Stock issuable pursuant to the Junior Preferred Stock Conversion and the Common Stock issuable upon the exercise of the Warrants and other common stock equivalents were outstanding during each of the periods presented, and (ii) the Common Stock to be redeemed pursuant to the Management Tax Redemption was not outstanding during any of the periods presented. See "Management -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan," "Certain Transactions -- Transactions with Affiliates of DLJ and Chase Securities; -- Management Tax Redemption" and "Description of Capital Stock -- Preferred Stock -- Junior Preferred Stock."


(5) Net sales per gross square foot does not include new stores opened during the reporting period. Information for the two month period ended December 31, 1992 is not meaningful.

(6) Compares   net  sales  for  the  comparable  periods,  excluding  net  sales attributable to stores not open for 14 months.

                  UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA


    The following unaudited PRO FORMA condensed financial data (the "Pro Forma Financial Data") have been prepared by the Company's management from the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The unaudited PRO FORMA condensed statements of operations for the fiscal year ended December 31, 1996 reflects adjustments as if the Recapitalization, the Junior Preferred Stock Conversion, the sale of the Senior Notes, this Offering and the application of a portion of the estimated net proceeds therefrom to redeem all outstanding shares of Senior Preferred Stock, a portion of the Senior Notes and shares of Common Stock in the Management Tax Redemption and to repay amounts outstanding under the 1996 Credit Facility had been consummated and were effective as of January 1, 1996. The unaudited PRO FORMA condensed balance sheet as of December 31, 1996 gives effect to the Junior Preferred Stock Conversion and the application of the estimated net proceeds of this Offering as if they had occurred on such date.


    The financial effects of the Recapitalization and this Offering as presented in the Pro Forma Financial Data are not necessarily indicative of either the Company's financial position or the results of its operations which would have been obtained had the Recapitalization and this Offering actually occurred on the dates described above, nor are they necessarily indicative of the results of future operations. The Pro Forma Financial Data should be read in conjunction with the notes thereto, which are an integral part thereof, the financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996



                                                                                                              PRO FORMA
                                                                                                               FOR THE
                                                           ADJUSTMENTS        PRO FORMA                    RECAPITALIZATION,
                                                          RELATED TO THE       FOR THE       ADJUSTMENTS   THE SALE OF THE
                                                         RECAPITALIZATION  RECAPITALIZATION    RELATED       SENIOR NOTES
                                                         AND THE SALE OF   AND THE SALE OF     TO THIS         AND THIS
                                             HISTORICAL  THE SENIOR NOTES  THE SENIOR NOTES    OFFERING        OFFERING
                                             ----------  ----------------  ----------------  ------------  ----------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................  $  213,294     $   --           $    213,294     $   --          $  213,294
Cost of sales, buying, and occupancy.......     153,222         --                153,222         --             153,222
                                             ----------       --------     ----------------  ------------  ----------------
Gross profit...............................  $   60,072     $   --           $     60,072     $   --          $   60,072
Operating expenses.........................      41,345           (432)(1)         40,913         --              40,913
Deferred compensation expense..............      71,760        (71,760)(2)        --              --              --
                                             ----------       --------     ----------------  ------------  ----------------
Operating income...........................  $  (53,033)    $   72,192       $     19,159     $   --          $   19,159
Other (expenses) income:
  Interest expense.........................     (12,177)           671(3)         (11,506)         3,792(4)        (7,714)
  Transaction expenses.....................      (6,942)         6,942(5)         --              --              --
  Interest income..........................           8         --                      8         --                   8
  Other....................................        (126)        --                   (126)        --                (126)
                                             ----------       --------     ----------------  ------------  ----------------
                                             $  (19,237)    $    7,613       $    (11,624)    $    3,792      $   (7,832)
                                             ----------       --------     ----------------  ------------  ----------------
Income (loss) before provision for income
 taxes.....................................     (72,270)        79,805              7,535          3,792          11,327
Provision for income taxes.................         139          3,101(6)           3,240          1,631(6)         4,871
                                             ----------       --------     ----------------  ------------  ----------------
Net income (loss)..........................  $  (72,409)    $   76,704       $      4,295     $    2,161      $    6,456
Preferred stock dividends..................      (7,951)        (6,083)(7)        (14,034)        14,034(8)        --
                                             ----------       --------     ----------------  ------------  ----------------
Net income (loss) available for common
 stockholders..............................  $  (80,360)    $   70,621       $     (9,739)    $   16,195      $    6,456
                                             ----------       --------     ----------------  ------------  ----------------
                                             ----------       --------     ----------------  ------------  ----------------

PRO FORMA
Historical income (loss) before provision
 for income taxes..........................  $  (80,221)
Pro forma provision for income taxes (9)...      --
                                             ----------
Pro forma net income (loss)................  $  (80,221)
                                             ----------
                                             ----------
Pro forma net income (loss) per common
 share (10)................................  $    (4.13)                                                      $     0.33
                                             ----------                                                    ----------------
                                             ----------                                                    ----------------
Weighted average common shares outstanding
 (11)......................................      19,408                                                           19,408
                                             ----------                                                    ----------------
                                             ----------                                                    ----------------


   See accompanying notes to the unaudited pro forma condensed statements of operations.

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS



(1) Represents a reduction in (i) compensation expense historically paid to Raymond Scherr, the former Chairman of the Board; and (ii) bonuses paid to certain key executives based upon new bonus plans adopted as part of the Recapitalization and a non-recurring charge associated with options granted to management by the Investors.


(2) Represents the elimination of deferred stock compensation expense associated with the management stock options which were partially redeemed and partially exchanged for Junior Preferred Stock as part of the Recapitalization.

(3) The interest expense adjustment is as follows:


                                                                                                 YEAR ENDED
                                                                                                 DECEMBER 31
                                                                                                    1996
                                                                                                -------------
Historical interest expense...................................................................   $    12,177
Assumed interest expense on new credit facility for working capital purposes..................          (131)
Cash interest expense on the Senior Notes at an interest rate of 11%..........................       (11,000)
                                                                                                -------------
Total cash interest expense adjustment........................................................   $     1,046
Amortization of deferred financing fees
 on the Senior Notes..........................................................................          (375)
                                                                                                -------------
Total interest expense adjustment.............................................................   $       671
                                                                                                -------------
                                                                                                -------------


(4) The interest expense adjustment relating to this Offering is as follows:


                                                                                                 YEAR ENDED
                                                                                                 DECEMBER 31
                                                                                                    1996
                                                                                                -------------
Interest expense relating to borrowings under Senior Notes repaid.............................    $   3,667
Amortization of deferred financing fees under Senior Notes repaid.............................          125
                                                                                                -------------
Interest expense adjustment...................................................................    $   3,792
                                                                                                -------------
                                                                                                -------------


(5) Represents the elimination of non-recurring transaction expenses which are directly attributable to the Recapitalization.


(6) Reflects the estimated statutory provision for income taxes assuming the Company was a "C" corporation, and the increase in net expenses as a result of the adjustments described in notes (1), (2), (3), (4) and (5) above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Income Taxes."


(7) Represents accrued dividends on the Senior Preferred Stock and the Junior Preferred Stock.


(8) Preferred stock dividends include the difference between the liquidation value of the Senior Preferred Stock and the financial statement value for all periods presented. For pro forma financial statement purposes, the Senior Preferred Stock is assumed to be redeemed during the period and the Junior Preferred Stock is assumed to be converted into Common Stock.


(9) The Company was an "S" Corporation prior to the consummation of the Recapitalization on June 5, 1996. The pro forma statement of operations information reflects adjustments to historical net income (loss) as if the Company had elected "C" Corporation status for income tax purposes.

(10)Pro forma net income (loss) per common share has been computed by dividing pro forma net income (loss), after reduction for preferred stock dividends, by the weighted average number of shares outstanding.


(11)Weighted average shares outstanding assumes that: (i) the 6,750,000 shares of Common Stock offered hereby, the Common Stock issuable upon exercise of the Warrants (and common stock equivalents) and the Junior Preferred Stock Conversion are outstanding during each of the periods presented, and (ii) the Common Stock to be redeemed pursuant to the Management Tax Redemption was not outstanding during the period presented.

                UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA



                                                                            AS OF DECEMBER 31, 1996
                                                                  --------------------------------------------
                                                                              ADJUSTMENTS        PRO FORMA
                                                                               RELATED TO         FOR THIS
                                                                   ACTUAL    THIS OFFERING        OFFERING
                                                                  ---------  --------------   ----------------
                                                                                 (IN THOUSANDS)
ASSETS

Current assets:
  Cash and cash equivalents.....................................  $      47    $  11,703         $   11,750
  Accounts receivable...........................................      4,062      --                   4,062
  Inventories...................................................     49,705      --                  49,705
  Prepaid expenses and other current assets.....................      1,455      --                   1,455
                                                                  ---------  --------------   ----------------
    Total current assets........................................  $  55,269    $  11,703         $   66,972
Property and equipment, net.....................................     14,966      --                  14,966
Other assets....................................................      4,614       (1,123)(1)          3,491
                                                                  ---------  --------------   ----------------
      Total assets..............................................  $  74,849    $  10,580         $   85,429
                                                                  ---------  --------------   ----------------
                                                                  ---------  --------------   ----------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..............................................  $  14,005    $ --              $   14,005
  Accrued expenses and other current liabilities................     10,292      --                  10,292
  Revolving line of credit......................................      3,536       (3,536)(2)       --
                                                                  ---------  --------------   ----------------
    Total current liabilities...................................  $  27,833    $  (3,536)        $   24,297
Long term debt..................................................    100,000      (33,333)(1)         66,667
Long term liabilities...........................................        645      --                     645
                                                                  ---------  --------------   ----------------
    Total liabilities...........................................  $ 128,478    $ (36,869)        $   91,609
                                                                  ---------  --------------   ----------------
Senior preferred stock..........................................     15,186      (15,186)(4)       --
Stockholders' equity (deficit):
  Junior preferred stock........................................    138,610     (138,610)(7)       --
  Warrants......................................................      6,500      --                   6,500
  Common stock..................................................         36          147(5)             183
  Additional paid in capital....................................     (6,966)     213,362(6)         206,396
  Retained deficit..............................................   (206,995)     (12,264)(8)       (219,259)
                                                                  ---------  --------------   ----------------
    Total stockholders' equity (deficit)........................  $ (68,815)   $  62,635         $   (6,180)
                                                                  ---------  --------------   ----------------
      Total liabilities and stockholders' equity (deficit)......  $  74,849    $  10,580         $   85,429
                                                                  ---------  --------------   ----------------
                                                                  ---------  --------------   ----------------


  See accompanying notes to unaudited pro forma condensed balance sheet data.

           NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA


(1) Assumes a 10% premium to be paid to redeem a portion of the Senior Notes. Following the consummation of this Offering, the Company intends to redeem (or repurchase through open market purchases or otherwise) up to approximately $33.3 million of Senior Notes. The Company will pay a 10% premium on any redemptions of Senior Notes and will pay a premium, not to exceed 10%, on any repurchases (through open market purchases or otherwise) of Senior Notes. Such redemption, or repurchases, will result in the proportionate reduction of long-term debt and the related unamortized financing costs and accrued interest.


(2) Represents the application of a portion of the net proceeds of this Offering to repay the line of credit under the 1996 Credit Facility.

(3) Represents payroll taxes to be paid by the Company upon conversion of management's Junior Preferred Stock to Common Stock.

(4) Represents the application of a portion of the net proceeds of this Offering to redeem the Senior Preferred Stock.

(5) Represents the adjustments to Common Stock as follows:


Net proceeds from this Offering..................................  $      68
Conversion of Junior Preferred Stock.............................         92(7)
Redemption of Common Stock.......................................        (13)(12)
                                                                   ---------
                                                                   $     147
                                                                   ---------
                                                                   ---------


(6) Represents adjustments to Additional Paid in Capital as follows:


Net proceeds from the Offering...................................  $  93,248
Conversion of Junior Preferred Stock.............................    138,529(7)
Redemption of Common Stock.......................................    (18,415)(12)
                                                                   ---------
                                                                   $ 213,362
                                                                   ---------
                                                                   ---------


(7) Represents the conversion of the Junior Preferred Stock to Common Stock in conjunction with this Offering.

(8) Represents the adjustments to retained earnings as follows:


Premium on redemption of Senior Preferred Stock..................  $    (648)(11)
Assumed premium on redemption of 33.3% of the Senior Notes.......     (3,333)(9)
Write-off of a portion of deferred financing costs on Senior
 Notes...........................................................     (1,123)(1)
Dividend on Senior Preferred Stock...............................     (6,416)(10)
Payroll taxes....................................................       (744)(3)
                                                                   ---------
                                                                   $ (12,264)
                                                                   ---------
                                                                   ---------



(9) Represents an assumed 10% premium to be paid to redeem a portion of the Senior Notes. Following the consummation of this Offering, the Company intends to redeem (or repurchase through open market purchases or otherwise) up to approximately $33.3 million of Senior Notes. The Company will pay a 10% premium on any redemptions of Senior Notes and will pay a premium, not to exceed 10%, on any repurchases (through open market purchases or otherwise) of Senior Notes.


(10)Represents the difference between the amount of the Senior Preferred Stock as reported on the Financial Statements to be redeemed and its liquidation value.


(11)Represents the 3% premium to be paid to redeem the Senior Preferred Stock.



(12)Represents the redemption of shares of Common Stock pursuant to the Management Tax Redemption.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


    Guitar Center is the nation's leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment with 28 stores operating in 14 major markets as of December 31, 1996. From 1992 to 1996, Guitar Center's net sales and operating income before deferred compensation expense grew at compound annual growth rates of 25.6% and 43.0%, respectively, principally due to comparable store sales growth averaging 14.8% per year and the opening of new stores. Guitar Center achieved comparable store net sales growth of 17.3%, 23.4% and 10.2% for the fiscal years ended December 31, 1994, 1995 and 1996, respectively. These increases were primarily attributable to increases in unit sales rather than increases in prices or changes in product mix. Management believes such volume increases are the result of the continued success of the Company's implementation of its business strategy, continued strong growth in the music products industry and increasing consumer awareness of the Guitar Center name. The Company does not expect comparable store sales to continue to increase at historical rates.


    The Company opened seven stores in fiscal 1996 and presently expects to open approximately eight stores in each of fiscal 1997 and 1998. In preparation for these additional stores, management has dedicated a substantial amount of resources over the past several years to building the infrastructure necessary to support a large, national chain. For example, the Company spent $2.9 million from January 1, 1993 to December 31, 1995 on system upgrades to support the storewide integration of a state-of-the-art management information system. The Company has also established centralized operating and financial controls and has implemented an extensive training program to ensure a high level of customer service in its stores. Management believes that the infrastructure is in place to support its needs for the immediately foreseeable future, including its present expansion plans as described herein.

    Guitar Center's expansion strategy includes opening additional stores in certain of its existing markets and entering new markets. As part of its store expansion strategy, the Company opened five stores during a 14-month period from October 1993 through November 1994. Additionally, the Company opened one store in December 1995 and seven stores in 1996. The Company will continue to pursue its strategy of clustering stores in major markets to take advantage of operating and advertising efficiencies and to build awareness of the Guitar Center name in new markets. In some markets where the Company has pursued its clustering strategy, there has been some transfer of sales from certain existing stores to new locations. Generally, however, mature stores have demonstrated net sales growth rates consistent with the Company average. As the Company enters new markets, management expects that it will initially incur higher administrative and advertising costs per store than it currently experiences in established markets.

    The following table sets forth certain historical income statement data as a percentage of net sales:


                                                                                            FISCAL YEAR ENDED
                                                                                               DECEMBER 31,
                                                                                    ----------------------------------
                                                                                       1994        1995        1996
                                                                                    ----------  ----------  ----------
Net sales.........................................................................      100.0%      100.0%      100.0%
Gross profit......................................................................       28.5        27.7        28.2
Selling, general and administrative expenses......................................       20.3        19.2        19.4
                                                                                    ----------  ----------  ----------
Operating income before deferred compensation expense.............................        8.2         8.5         8.8
Deferred compensation expense.....................................................        0.9         1.8        33.7
                                                                                    ----------  ----------  ----------
Operating income (loss)...........................................................        7.3         6.7       (24.9)
Interest expense, net.............................................................        0.2         0.1         5.7
Transaction expenses and other....................................................      --          --            3.3
                                                                                    ----------  ----------  ----------
Income (loss) before income taxes.................................................        7.1         6.6       (33.9)
Income taxes......................................................................        0.3         0.2       --
                                                                                    ----------  ----------  ----------
Net income (loss).................................................................        6.8%        6.4%      (33.9)%
                                                                                    ----------  ----------  ----------
                                                                                    ----------  ----------  ----------

    FISCAL 1996 COMPARED TO FISCAL 1995



    Net sales for the year ended December 31, 1996 increased 25.0% to $213.3 million from $170.7 million in fiscal 1995. This growth was attributable to an increase of $25.6 million in new store net sales, accounting for 60.1% of such increase. In addition, comparable store net sales increased 10.2%, or $17.0 million, accounting for 39.9% of such increase. The increase in comparable net store sales was primarily attributable to increases in unit sales rather than increases in prices or changes in the mix of sales between the product categories. Such volume increases were primarily the result of the continued success of the Company's implementation of its business strategy, continued strong growth in the music products industry and increasing consumer awareness of Guitar Center stores.



    Gross profit for fiscal 1996 compared to fiscal 1995 increased 27.1% to $60.1 million from $47.3 million in fiscal 1995. Gross profit as a percentage of net sales ("gross margin") for fiscal 1996 increased to 28.2% from 27.7% in fiscal 1995. This increase in gross margin was primarily the result of the introduction and sales of higher margin high-technology pro audio and recording equipment.



    Selling, general and administrative expenses for fiscal 1996 increased 26.6% to $41.3 million from $32.7 million in fiscal 1995. As a percentage of net sales, selling, general and administrative expenses for fiscal 1996 increased to 19.4% from 19.2% in fiscal 1995. This change reflects an increase in the number of store employees in anticipation of continued comparable store sales growth, as well as the incremental cost of staffing newly opened stores prior to sales reaching mature levels. During fiscal 1996, seven new stores commenced operation and were open an average of four and a half months. In addition, the increase reflects increases in corporate personnel and management information systems expenses associated with the Company's continuing expansion.



    Deferred compensation expense for fiscal 1996 increased to $71.8 million from $3.1 million in fiscal 1995. The deferred compensation expense resulted from a $69.9 million charge related to the purchase and exchange of management stock options and the cancellation of the Company's prior stock option program and a $1.9 million non-cash charge related to stock options granted by the Investors to certain members of management. These expenses are non-recurring. The Company has not, and will not, incur any obligation in connection with such grant of options by the Investors. See "The Recapitalization and Related Transactions" and "Certain Transactions -- Options Granted by the Investors to Certain Members of Management."



    The operating loss for fiscal 1996 was $53.0 million compared to operating income of $11.5 million in fiscal 1995. Operating income before deferred compensation expense increased 28.1% to $18.7 million from $14.6 million over the comparable period. As a percentage of net sales, operating income before deferred compensation expense for fiscal 1996 increased to 8.8% from 8.5% in the prior year.



    Interest expense, net for fiscal 1996 increased to $12.2 million from $0.4 million in fiscal 1995. This increase was attributable to the write-off of financing fees of $4.7 million and interest of $7.5 million on outstanding borrowings during the seven months following the Recapitalization.



    Nonrecurring  transaction   expenses  of   $6.9  million   related  to   the
Recapitalization were expensed in fiscal 1996.



    Net income (loss) for fiscal 1996 decreased to ($72.4) million from $10.9 million in fiscal 1995.


    FISCAL 1995 COMPARED TO FISCAL 1994


    Net sales for the year ended December 31, 1995 increased 32.3% to $170.7 million from $129.0 million in fiscal 1994. This growth was attributable to an increase of 23.4% in comparable store net sales which contributed $28.4 million, or 68.1% of the increase. In addition, $13.3 million was contributed from new store sales which accounted for 31.9% of the increase. The increase in comparable store net sales was primarily attributable to increases in unit sales rather than increases in prices or changes in the mix of products sold. Such volume increases were primarily the result of the continued implementation of the Company's business strategy, continued strong growth in the music products industry and increasing consumer awareness of Guitar Center stores.

    Gross profit for fiscal 1995 increased 28.5% to $47.3 million from $36.8 million in fiscal 1994. Gross margin for fiscal 1995 decreased to 27.7% from 28.5% in fiscal 1994. This decrease in gross margin was primarily the result of
(i) an increase in the proportion of total net sales attributable to lower margin pro-audio and recording equipment and (ii) the continuation of a sales program which emphasized volume increases, customer service and market share over gross margin.

    Selling, general and administrative expenses for fiscal 1995 increased 24.9% to $32.7 million from $26.1 million in fiscal 1994. As a percentage of net sales, selling, general and administrative expenses for fiscal 1995 decreased to 19.2% from 20.3% in fiscal 1994 reflecting the leveraging of fixed expenses over greater store net sales.

    Deferred compensation expense for fiscal 1995 increased 145.2% to $3.1 million from $1.3 million in fiscal 1994. Deferred compensation relates to non-cash expenses associated with the Company's prior stock option program.

    Operating income after deferred compensation for fiscal 1995 increased 22.9% to $11.5 million from $9.4 million for fiscal 1994. Operating income before deferred compensation increased 37.4% to $14.6 million from $10.6 million over the comparable period. As a percentage of net sales, operating income before deferred compensation for fiscal 1995 increased to 8.5% from 8.2% for fiscal 1994. This increase was primarily attributable to the decrease in selling, general and administrative expenses as a percentage of net sales, offset by the decrease in gross margin.

    Interest expense, net for fiscal 1995 increased 46.0% to $0.4 million from $0.3 million for fiscal 1994. This increase was attributable to increased borrowings to fund distributions to the Company's former sole stockholder.


    Net income for fiscal 1995 increased 23.0% to $10.9 million from $8.8 million for fiscal 1994.


    FISCAL 1994 COMPARED TO FISCAL 1993

    Net sales for fiscal 1994 increased 32.6% to $129.0 million from $97.3 million in fiscal 1993. This growth was attributable to an increase of 17.3% in comparable store sales which contributed $15.9 million, or 50% of the increase. In addition, $15.8 million was contributed from new store sales which accounted for 50% of the increase. The increase in comparable store sales was primarily attributable to increases in unit sales rather than increases in prices or the mix of products sold. Such volume increases were primarily the result of the implementation of the Company's business strategy, continued strong growth in the music products industry and increasing consumer awareness of Guitar Center stores.

    Gross profit for fiscal 1994 increased 27.7% to $36.8 million from $28.8 million in fiscal 1993. Gross margin for fiscal 1994 decreased to 28.5% from 29.6% in fiscal 1993. This decrease in gross margin was primarily the result of
(i) an increase in the percentage of total net sales attributable to lower margin pro-audio and recording equipment and (ii) the implementation of a sales program which emphasized volume increases, customer service and market share over gross margin.

    Selling, general and administrative expenses for fiscal 1994 increased 19.4% to $26.1 million from $21.9 million in fiscal 1993. As a percentage of net sales, selling, general and administrative expenses for fiscal 1994 decreased to 20.3% from 22.5% in fiscal 1993, reflecting the leveraging of fixed expenses over greater store net sales.

    Deferred compensation expense for fiscal 1994 decreased 9.4% to $1.3 million from $1.4 million in fiscal 1993. Deferred compensation relates to non-cash expenses associated with the Company's prior stock option program.

    Operating income after deferred compensation for fiscal 1994 increased 70.2% to $9.4 million from $5.5 million for fiscal 1993. Operating income before deferred compensation increased 54.2% to $10.6 million from $6.9 million over the comparable period. As a percentage of net sales, operating income before deferred compensation for fiscal 1994 increased to 8.2% from 7.1% for fiscal 1993. This increase was primarily attributable to the decrease in selling, general and administrative expenses as a percentage of net sales, offset by the decrease in gross profit as a percentage of net sales.

    Interest expense, net for fiscal 1994 remained unchanged at $0.3 million from fiscal 1993.

    Net income for fiscal 1994 increased 72.9% to $8.8 million from $5.1 million for fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES


    Guitar Center's need for liquidity will arise primarily from interest payable on the indebtedness incurred in connection with the Recapitalization and the funding of the Company's capital expenditure and working capital requirements. The Company has no mandatory payments of principal on the Senior Notes prior to their final maturity in 2006 and has no mandatory payments of principal scheduled under the 1996 Credit Facility until the presently-scheduled expiration of such facility in 2001. The Company has historically financed its operations through internally generated funds and borrowings under its credit facilities.



    As of February 14, 1997, the Company had $5.9 million outstanding and approximately $18.8 million available for additional borrowing under the 1996 Credit Facility. The interest rate as of such date was 9.75% on prime rate based borrowings and 8.40% on Eurodollar rate based borrowings. The agreement underlying the 1996 Credit Facility expires June 1, 2001 and includes certain restrictive covenants which, among other things, require the Company to maintain certain financial ratios. The Company was in compliance with respect to all such requirements as of December 31, 1996.



    For fiscal 1996, cash used in operating activities was $44.9 million. During fiscal 1995, cash provided by operating activities was $16.4 million. Cash provided by financing activities was $49.3 million for fiscal 1996, which includes the effects of the Recapitalization. Cash used in financing activities during fiscal 1995 was $15.3 million which consisted primarily of distributions to the Company's former sole stockholder of $14.5 million.



    Capital expenditures totaled  $6.1 million  for fiscal  1996. The  Company's
capital   expenditures  related  to  the   opening  of  new  stores,  management
information systems and store remodels.



    The Company intends to pursue an aggressive growth strategy by opening additional stores in new and existing markets. The Company operated 28 stores as of December 31, 1996, seven of which were opened during fiscal 1996, and presently expects to open approximately eight stores in each of fiscal 1997 and 1998. Each new store typically has required approximately $1.5 million for gross inventory. Historically, the Company's cost of capital improvements for an average new store has been approximately $450,000, consisting of leasehold improvements, fixtures and equipment. Pre-opening costs for new stores have averaged approximately $110,000 per new store, the majority of which are expensed and the remaining portion of which are capitalized and amortized over a twelve-month period. Nominal pre-opening costs are incurred for the stores that are relocated.



    The Company believes that there may be attractive opportunities to expand by selectively acquiring existing music product retailers. The Company regularly considers and evaluates potential acquisition candidates in new and existing market areas and is currently evaluating several such opportunities. Any such transactions may involve the payment by the Company of cash or securities (including equity securities), or a combination of the foregoing. As of the date of this Prospectus, the Company has no existing agreements or commitments with respect to any such acquisitions. There can be no assurance that the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices or consummate any acquisitions.


    Management believes that, following the consummation of this Offering, the Company will have adequate capital resources and liquidity to meet its borrowing obligations, fund all required capital expenditures and pursue its business strategy for at least the next twelve months, including its present plans for expansion as described elsewhere herein. The Company's capital resources and liquidity are expected to be provided by the Company's cash flow from operations and borrowings under the 1996 Credit Facility. Depending on market conditions, the Company may also incur additional indebtedness or issue equity securities. There can be no assurance that such additional capital, if and when required, will be available on terms acceptable to the Company, if at all.

    In December 1996, Chase Ventures, Wells Fargo and Weston Presidio granted Investor Options to purchase an aggregate of 277,194 shares of Common Stock at a purchase price of $4.33 per share to certain officers and key managers of the Company. Under generally accepted accounting principles, the Company recorded a non-cash, non-recurring compensation charge of approximately $1.9 million in the fourth quarter of 1996 with an offsetting increase to stockholders' equity. The Company is not a party to this agreement and has not, and will not, incur any obligation in connection with such options. See "Certain Transactions -- Options Granted by the Investors to Certain Members of Management."


INCOME TAXES


    The Company operated as an "S" corporation for all reported periods prior to the Recapitalization. Accordingly, federal taxes were paid at the stockholder level and the Company paid minimal state income taxes. Upon consummation of the Recapitalization, the Company eliminated its "S" corporation status and, accordingly, became subject to federal, state and local income taxes. The Company anticipates that the impact of the termination of the "S" corporation and the election of the "C" corporation status on its future operations will be that additional federal and state income taxes will have to be provided and charged to the statement of operations. The Company believes, however, that the cash impact to the Company will be reduced as the Company will no longer make distributions to its former sole stockholder. See "Unaudited Pro Forma Condensed Statements of Operations."



    As a result of the $72.4 million loss incurred in fiscal 1996, the Company has a tax net operating loss carryforward for federal income tax purposes aggregating $64.2 million, which will expire if unused in 2011. As of December 31, 1996, the Company had fully reserved the related deferred tax asset of $22.5 million.


SEASONALITY


    The Company's results are not highly seasonal, although, as with most retailers, sales in the fourth quarter are typically higher than in other quarters.


INFLATION

    The Company believes that the relatively moderate rates of inflation experienced in recent years have not had a significant impact on its nets sales or profitability.

FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements relating to, among other things, future results of operations, growth plans, sales, gross margin and expense trends, capital requirements and general industry and business conditions applicable to the Company. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include changes in external competitive market factors, change in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the music products industry or the economy in general, the emergence of new or growing specialty retailers of music products and various competitive factors that may prevent the Company from competing successfully in existing or future markets. In light of these risks and uncertainties, many of which are described in greater detail in "Risk Factors," there can be no assurance that the forward-looking statements contained in this Prospectus will in fact be realized. See "Risk Factors."

                                    BUSINESS

COMPANY HISTORY


    Guitar Center was founded in 1964 in Hollywood, California. In 1972, the Company opened its second store in San Francisco to capitalize on the emerging San Francisco rock 'n roll scene. By this time, Guitar Center's inventory had been expanded to include drums, keyboards, accessories and pro audio and recording equipment. Throughout the 1980s, Guitar Center expanded by opening nine stores in five major markets including Chicago, Dallas and Minneapolis. Since 1990, the Company has continued its new store expansion and has focused on building the infrastructure necessary to manage the Company's strategically planned growth. Current executive officers and key managers have been with the Company for an average of 11 years and two of such executive officers (the Company's President and Chief Executive Officer and the Company's Executive Vice President and Chief Operating Officer) effectively assumed full operating control in 1992. Since then, management has focused on developing and realizing its long-term goal of expanding its position as the leading music products retailer throughout the United States.



    Guitar Center's flagship Hollywood store currently is one of the nation's largest and best-known retail stores of its kind with approximately 30,600 square feet of retail space. The Hollywood store features one of the largest used and vintage guitar collections in the United States, attracting buyers and collectors from around the world. In front of the Hollywood store is the Rock Walk which memorializes over 70 famous musicians and music pioneers. The Rock Walk attracts several tour buses daily and has helped to create international recognition of the Guitar Center name.


BUSINESS


    Guitar Center is the nation's leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment with 28 stores operating in 14 major U.S. markets as of December 31, 1996, including, among others, areas in or near Los Angeles, San Francisco, Chicago, Miami, Houston, Dallas, Detroit, Boston and Minneapolis. From fiscal 1992 through fiscal 1996, the Company's net sales and operating income before deferred compensation expense grew at compound annual growth rates of 25.6% and 43.0%, respectively. This growth was principally the result of strong and consistent comparable store sales growth, averaging 14.8% per year over such five-year period, and the opening of 13 new stores. Comparable store sales (stores opened for at least 14 months) for fiscal 1992, 1993, 1994, 1995 and 1996 were $85.6 million, $95.4 million, $113.2 million, $157.5 million and $187.7 million, respectively.


    Guitar Center offers a unique retail concept in the music products industry, combining an interactive, hands-on shopping experience with superior customer service and a broad selection of brand name, high-quality products at guaranteed low prices. The Company creates an entertaining and exciting atmosphere in its stores with bold and dramatic merchandise presentations, highlighted by bright, multi-colored lighting, high ceilings, music and videos. Management believes approximately 80% of the Company's sales are to professional and aspiring musicians who generally view the purchase of music products as a career necessity. These sophisticated customers rely upon the Company's knowledgeable and highly trained salespeople to answer technical questions and to assist in product demonstrations.


    The Guitar Center prototype store generally ranges in size from 12,000 to 15,000 square feet (as compared to a typical music products retail store which averages approximately 3,200 square feet) and is designed to encourage customers to hold and play instruments. Each store carries an average of 7,000 core SKUs, which management believes is significantly greater than a typical music products retail store, and is organized into five departments, each focused on one product category. These departments cater to a musician's specific product needs and are staffed by specialized salespeople, many of whom are practicing musicians. Management believes this retail concept differentiates the Company from its competitors and encourages repeat business.



    Guitar Center stores historically have generated strong and stable operating results. All of the Company's stores, after being open for at least twelve months, have had positive store-level operating income in each of the past five fiscal years.

    The following summarizes certain key operating statistics of a Guitar Center store and is based upon the 21 stores operated by the Company for the full year ended December 31, 1996:



Average 1996 net sales per square foot.........................  $      707
Average 1996 net sales per store...............................   9,148,000
Average 1996 store-level operating income (1)..................   1,402,000
Average 1996 store-level operating income margin (1)...........       15.3%


------------------------
(1) Store level operating income includes individual store revenue and expenses plus allocated rebates, cash discounts and purchasing department salaries (based upon individual store sales).

    Guitar Center stores have typically generated positive operating income within the first three months of opening. In addition, based on stores which have opened since fiscal 1993 and operated for at least 14 months, Guitar Center stores have demonstrated high store-level operating income and store-level operating income margins averaging approximately $0.6 million and 11.5%, respectively, and sales per square foot averaging $498, during the first full twelve months of operations.


    Management is highly committed to the success of Guitar Center. Upon consummation of this Offering and the transactions contemplated thereby, executive officers and key managers will beneficially own approximately 18.8% of the Company's outstanding Common Stock. The Company's growth strategy is to continue to increase its presence in its existing markets and to open new stores in strategically selected markets. The Company will continue to pursue its strategy of clustering stores in major markets to take advantage of operating and advertising efficiencies and to build awareness of the Guitar Center name in new markets. The Company opened a total of seven stores in fiscal 1996, and presently expects to open approximately eight stores in each of fiscal 1997 and fiscal 1998. The Company has committed substantial resources to building a corporate infrastructure and management information systems that it believes can support the Company's needs, including its expansion plans, for the foreseeable future.



    For fiscal years ended December 31, 1993, 1994, 1995 and 1996, the Company had net income (loss) of $5.1 million, $8.8 million, $10.9 million and ($72.4) million, respectively. The results for fiscal 1996 reflect $11.6 million for transaction costs and financing fees incurred in connection with the Recapitalization and non-recurring deferred compensation expense of $71.8 million, substantially all of which related to the Recapitalization.


INDUSTRY OVERVIEW


    The United States retail market for music products in 1995 was estimated in a study by MUSIC TRADES magazine to be approximately $5.5 billion in net sales, representing a five year compound annual growth rate of 7.9%. The broadly defined music products market, according to the National Association of Music Merchants ("NAMM"), includes retail sales of string and fretted instruments, sound reinforcement and recording equipment, drums, keyboards, print music, pianos, organs and school band and orchestral instruments. Products currently offered by Guitar Center include categories of products which account for approximately $4.0 billion of this market, representing a five-year compound annual growth rate of 8.6%. The music products market as currently defined by NAMM, however, does not include the significant used and vintage product markets, or the computer software or apparel market in which the Company actively participates. According to findings by a Gallup Survey, as reported by NAMM, there were 62 million amateur musicians in the United States in 1994, with 62% of households characterized as "player households," in which someone plays or has played a musical instrument.


    The industry is highly fragmented with the nation's leading five music products retailers, as measured by the number of stores operated by such retailers (I.E, the Company, Sam Ash Music Corp, Brook Mays/C&S/H&H, Fletcher Music Center and Musicians Friend, Inc.), accounting for approximately 8.4% of the industry's estimated $5.5 billion in net sales in 1995. Furthermore, ninety percent of the industry's estimated 8,200 retailers operate only one or two stores. A typical music products store averages approximately 3,200 square feet and generates an average of approximately $0.6 million in annual net sales. In contrast, a Guitar Center store generally averages between 12,000 and 15,000 square feet and in 1996 generated an average of approximately $8.3 million in annual net sales for stores open the full year (excluding the Company's Hollywood store).



    Over the past ten years, technological advances in the industry have resulted in dramatic changes to the nature of music-related products. Manufacturers have combined computers and micro-processor technologies with musical equipment to create a new generation of products capable of high grade sound processing and reproduction. Products featuring this technology are available in a variety of forms and have broad applications across most of the Company's music product categories. Most importantly, rapid technological advances have resulted in the continued introduction of higher quality products offered at lower prices. For example, today an individual consumer can more affordably create a home recording studio which interacts with personal computers and is capable of producing high-quality digital recordings. Until recently, this type of powerful sound processing capability was prohibitively expensive and was typically purchased only by professional sound recording studios.


    Management believes that an opportunity exists to capitalize on a large untapped market for musical instruments that is continuously expanding due in part to various technological advances. Management believes it has demonstrated an ability to tap into this market by offering a depth and breadth of merchandise previously unavailable from more traditional retailers and by increasing consumer awareness with aggressive radio and mail campaigns and guaranteed low prices.

BUSINESS STRATEGY

    Management's goal is to continue to expand Guitar Center's position as the leading music products retailer throughout the United States. The principal elements of the Company's business strategy are as follows:


        EXPANSION STRATEGY. Guitar Center's expansion strategy is to continue to increase its market share in existing markets and to penetrate strategically selected markets. The Company opened a total of seven stores in fiscal 1996, and currently anticipates opening approximately eight stores in each of fiscal 1997 and fiscal 1998. In preparation for this expansion, management has dedicated a substantial amount of its resources over the past several years to building the infrastructure necessary to support a large national chain. In addition, the Company believes it has developed a methodology for targeting prospective store sites which includes analyzing demographic and psychographic characteristics of a potential store location. See "-- Site Selection." Management also believes there may be attractive opportunities to expand by selectively acquiring existing music products retailers.



        EXTENSIVE SELECTION OF MERCHANDISE. Guitar Center offers an extensive selection of brand name music products complemented by lesser known, hard to find items and unique, vintage equipment. The average 7,000 core SKUs offered through each Guitar Center store provide a breadth and depth of in-stock items which management believes is not available from traditional music products retailers.


        HIGHLY INTERACTIVE, MUSICIAN-FRIENDLY STORE CONCEPT. The purchase of musical instruments is a highly personal decision for musicians. Management therefore believes that a large part of the Company's success is attributable to its creative instrument presentations and colorful, interactive displays which encourage the customer to hold and play instruments as well as to participate in product demonstrations. Each store also provides private sound-controlled rooms to enhance a customer's listening experience while testing various instruments.

        EXCEPTIONAL CUSTOMER SERVICE. Exceptional customer service is fundamental to the Company's operating strategy. Accordingly, the Company conducts extensive training programs for its salespeople, who specialize in one of the Company's five product categories. Many of the Company's salespeople are also musicians. With the advances in technology and continuous new product introductions in the music products industry, customers increasingly rely on qualified salespeople to offer expert advice and assist in product demonstrations. Management believes that its emphasis on training and customer service distinguishes the Company within the industry and is a critical part of Guitar Center's success.


        INNOVATIVE PROMOTIONAL AND MARKETING PROGRAMS. Guitar Center sponsors innovative promotional and marketing events which include in-store demonstrations, famous artist appearances and weekend themed sales events designed to create significant store traffic and exposure. In addition, the Company's special grand opening activities in new markets are designed to generate consumer awareness for each new store. Management believes these events help the Company to build a loyal customer base and to encourage repeat business. Since its inception, the Company has compiled a unique, proprietary database containing information on more than one million customers. This database enables Guitar Center to advertise to select target customers based on historical buying patterns. The Company believes the typical music products retailer does not have the resources to support large-scale promotional events or an extensive advertising program.


        GUARANTEED LOW PRICES. Guitar Center endeavors to be the low price leader in each of its markets, as underscored by its 30-day low price guarantee. The Company's size permits it to take advantage of volume discounts for large orders and other vendor supported programs. Although prices are usually determined on a regional basis, store managers are trained and authorized to adjust prices in response to local market conditions.


        EXPERIENCED AND MOTIVATED MANAGEMENT TEAM. The executive officers and key managers have an average of 11 years with the Company. In addition, upon consummation of this Offering and the application of the net proceeds therefrom,  executive  officers  and  key  managers  will  beneficially  own approximately 18.8% of the Company's outstanding Common Stock. See "Management" and "Principal Stockholders."


MERCHANDISING

    Guitar Center's merchandising concept differentiates the Company from most of its competitors. The Company creates an entertaining and exciting atmosphere in its stores with bold and dramatic merchandise presentations, highlighted by bright, multi-colored lighting, high ceilings, music and videos. The Company offers its merchandise at guaranteed low prices and utilizes aggressive marketing and advertising to attract new customers and maintain existing customer loyalty. The principal elements of the Company's merchandising philosophy are as follows:

    EXTENSIVE SELECTION OF MERCHANDISE. The Company seeks to maintain a broad customer appeal by offering high-quality merchandise at multiple price points to serve musicians ranging from the casual hobbyist to the serious professional performer. Guitar Center offers five primary product categories: guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment.

          GUITARS. The Company believes that Guitar Center's electric, acoustic and bass guitar selections are among the deepest and broadest in the industry. Each store features for sale 300 to 500 guitars on the "guitar wall" and also displays many autographed instruments from world-renowned musicians. Major manufacturers, including Fender, Gibson, Taylor, Martin, Ovation and Ibanez, are well represented in popular models and colors. The
    Company believes it has one of the largest selections of custom, one-of-a-kind and used/vintage guitars of any retailer. Prices range from $175 for entry-level guitars to over $50,000 for special vintage guitars. In addition, the Company has recently expanded its line of string instruments to include banjos, mandolins and dobros, among others. The Company also offers an extensive selection of guitar sound processing units and products which allow the guitar to interface with a personal computer. The introduction of such equipment has enabled the Company to serve crossover demand from the traditional guitarist into new computer-related sound products.

          AMPLIFIERS. The Company offers an extensive selection of electric and bass guitar amplifiers and in addition carries a broad selection of boutique and vintage amplifiers with prices ranging from $50 to $3,000. Guitar Center represents most manufacturers, including Marshall, Fender, Crate, Ampeg and Roland.

          PERCUSSION INSTRUMENTS. The Company believes that Guitar Center is one of the largest retailers of percussion products in the United States. The Company's offerings range from basic drum kits to free standing African congos and bongos and other rhythmic and electronic percussion products with prices ranging from $10 to $10,000. The Company also has a large selection of vintage and used percussion instruments. Name brands include Drum Workshop, Remo, Sabian, Pearl, Yamaha, Premier, Tama and Zildjian. The Company carries an extensive selection of digital drum kits and hand held digital drum units. The digital units produce a variety of high quality life-like drum sounds and have broad appeal to musicians.

          KEYBOARDS. Guitar Center carries a wide selection of keyboard products and computer peripheral and software packages with prices ranging from $150 to $5,000. The Company offers an extensive selection of software for the professional, hobbyist, studio engineer and the post production market enthusiast. The product line covers a broad range of manufacturers including Roland, Korg, Emu and Ensoniq. The Company also maintains a broad selection of computer related accessories, including sound cards, sound libraries and composition, sequence and recording software.

          PRO AUDIO AND RECORDING EQUIPMENT. Guitar Center's pro audio and recording equipment division offers products ranging in price from $100 to $25,000 for musicians at every level, from the casual hobbyist to the professional recording engineer. Guitar Center's products range from recording tape to state-of-the-art digital recorders. The Company believes it also carries one of the largest pro audio assortment of professional stage audio equipment for small traveling bands, private clubs and large touring professional bands. The Company's major brand name manufacturers include JBL, Panasonic, Sony, Mackie, Tascam and Alesis.

    BROAD USED MERCHANDISE SELECTION. Guitar Center offers an extensive selection of used merchandise, the majority of which derives from instruments traded in or sold to Guitar Center by customers. The Company believes that its trade-in policy assists in attracting sales by providing musicians an alternative form of payment and the convenience of selling an old instrument and purchasing a new one at a single location. Used products are bought and priced to sell by store managers who are well trained and knowledgeable in the used musical instrument market.

    GUARANTEED LOW PRICES. Guitar Center endeavors to be the price leader in each of the markets it serves. The Company is one of the leading retailers in each of its product categories and its size permits it to take advantage of volume discounts for large orders and other vendor supported programs. To maintain this strategy of guaranteed low prices, the Company routinely monitors prices in each of its markets to assure that its prices remain competitive. Although prices are typically determined on a regional basis, store managers are trained and authorized to adjust prices in response to local market conditions. The Company underscores its low price guarantee by providing a cash refund of the price difference if an identical item is advertised by a competitor at a lower price within thirty days of the customer's purchase.

    DIRECT MARKETING, ADVERTISING AND PROMOTION. The Company's advertising and promotion strategy is designed to enhance the Guitar Center name and increase consumer awareness and loyalty. The advertising and promotional campaigns are developed around "events" designed to attract significant store traffic and exposure. Guitar Center regularly plans large promotional events including the Green Tag Sale in March, the Anniversary Sale in August, the Blues Fest in October and the Guitar-a-thon in December. The Company believes that its special events have a broad reach as many of them have occurred annually during the past twenty years. These events are often coordinated with product demonstrations, interactive displays, clinics and in-store artist appearances.

    As Guitar Center enters new markets, it initiates an advertising program, including mail and radio promotions and other special grand opening activities designed to accelerate sales volume for each new store. Radio advertising plays a significant part in the Company's store-opening campaign to generate excitement and create customer awareness.

    Guitar Center maintains a unique and proprietary database containing information on over one million customers. The Company believes that this database assists in generating repeat business by targeting customers based on their purchasing history and by permitting Guitar Center to establish and maintain personal relationships with its customers.


CUSTOMER SERVICE

    Exceptional customer service is fundamental to the Company's operating strategy. With the rapid changes in technology and continuous new product introductions, customers depend on salespeople to offer expert advice and to assist with product demonstrations. Guitar Center believes that its well trained and highly knowledgeable salesforce differentiates it from its competitors and is critical to maintaining customer confidence and loyalty. The Company's employees are typically musicians who are selected and trained to understand the needs of their customers. Salespeople specialize in one of the Company's five product categories and begin training on their first day of employment. Sales and management training programs are implemented on an ongoing basis to maintain and continually improve the level of customer service and sales support in the stores. Based on examination results, an employee is given a rating which determines his or her salary and level of responsibility. Guitar Center believes that its employee testing program impresses upon its salespeople a sense of professionalism and reduces employee turnover by providing salespeople with the opportunity to increase their salary by advancing through the certification program. The Company believes that due to its emphasis on training, it is able to attract and retain well-qualified, highly motivated salespeople committed to providing superior customer service. In addition, each salesperson in the keyboards and pro audio and recording departments is certified by a technical advisory board after satisfactory completion of an extensive training program.


    The Company's customer base consists of (i) the professional or aspiring musician who makes or hopes to make a living through music and (ii) the amateur musician or hobbyist who views music as recreation. Management estimates that professional and aspiring musicians, who view the purchase of musical products as a career necessity, represent approximately 65% of the Company's customer base, and account for approximately 80% of the Company's sales. These customers make frequent visits to a store and develop relationships with the salesforce. Guitar Center generates repeat business and is successful in utilizing its unique and proprietary database to market selectively to these customers based on past buying patterns. In addition, Guitar Center services touring professionals, providing customized products for musical artists.


STORE OPERATIONS

    To facilitate its strategy of accelerated but controlled growth, Guitar Center has centralized many key aspects of its operations, including the development of policies and procedures, accounting systems, training programs, store layouts, purchasing and replenishment, advertising and pricing. Such centralization effectively utilizes the experience and resources of the Company's headquarters staff to establish a high level of consistency throughout all of the Guitar Center stores.

    The Company's store operations are led by its Chief Operating Officer and five regional store managers with each regional manager responsible for approximately four to eight stores. Store management is comprised of a store manager, a sales manager, an operations manager, two assistant store managers and five department managers. Each store also has a warehouse manager and a sales staff that ranges from 20 to 40 employees.


    The Company ensures that store managers are well-trained and experienced individuals who will maintain the Guitar Center store concept and philosophy. Each manager completes an extensive training program which instills the values of operating as a business owner, and only experienced store employees are promoted to the position of store manager. As a result of this strategy, the average tenure of the store managers is approximately seven years. The Company seeks to encourage responsiveness and entrepreneurship at each store by providing store managers with a relatively high degree of autonomy relating to operations, personnel and merchandising. Managers play an integral role in the selection and presentation of merchandise, as well as the promotion of the Guitar Center reputation.

    The Company views its employees as long-term members of the Guitar Center team. The Company encourages employee development by providing the salesforce with extensive training and the opportunity to increase both compensation and responsibility level through increased product knowledge and performance. The Company's aggressive growth strategy provides employees with the opportunity to move into operations, sales and store management positions, which management believes is not available at most other music retailers. As the Company opens new stores, key in-store management positions are primarily filled by the qualified and experienced employees from existing stores. By adopting a "promotion from within" strategy, Guitar Center maintains a well trained, loyal, and enthusiastic salesforce that is motivated by the Company's strong opportunities for advancement. Both Larry Thomas and Marty Albertson, the Company's Chief Executive Officer and Chief Operating Officer, respectively, began their careers as salespersons at Guitar Center.

PURCHASING, DISTRIBUTION AND INVENTORY CONTROL

    PURCHASING. Guitar Center believes it has excellent relationships with its vendors and, as one of the industry's largest volume purchasers, is able to receive priority shipping and access to its vendors' premium products on favorable terms. The Company maintains a centralized buying group comprised of merchandise managers, buyers and planners. Merchandise managers and buyers are responsible for the selection and development of product assortments and the negotiation of prices and terms. The Company uses a proprietary merchandise replenishment system which automatically analyzes and forecasts sales trends for each SKU using various statistical models, supporting the buyers by predicting each store's merchandise requirements. This has resulted in limited "out of stock" positions.

    The   Company's  business  and  its  expansion  plans  are  dependent  to  a significant degree upon its vendors. As it believes is customary in the industry, the Company does not have any long-term supply contracts with its vendors. See "Risk Factors -- Dependence on Suppliers."

    DISTRIBUTION. Guitar Center products are typically shipped direct from the manufacturer to individual stores, minimizing handling costs and reducing freight expense. Management continues to evaluate the cost effectiveness of operating a distribution center in comparison to a direct ship program and believes it can implement its growth strategy without a central distribution center.

    INVENTORY CONTROL. Management has invested significant time and resources in its inventory control systems and believes it has one of the most sophisticated systems in the music products retail industry. Management believes the vast majority of music product retailers do not use a computerized inventory management system. Guitar Center performs cycle inventory counts daily, both to measure shrinkage and to update the perpetual inventory on a store-by-store basis. The Company's shrinkage level has historically been very low which management attributes to its highly sophisticated system controls and strong corporate culture.


SITE SELECTION


    The Company believes it has developed a unique and, what historically has been, a highly effective selection criteria to identify prospective store sites. In evaluating the suitability of a particular location, the Company concentrates on the demographics of its target customer as well as traffic patterns and specific site characteristics such as visibility, accessibility, traffic volume, shopping patterns and availability of adequate parking. Stores are typically located in free-standing locations to maximize their outside exposure and signage. Due to the fact that the Company's vendors drop ship merchandise directly to the stores, the Company's expansion plans are dependent more on the characteristics of the individual store site than any logistical constraints that would be imposed by a central distribution facility. See "-- Store Locations."

MANAGEMENT INFORMATION SYSTEMS

    Guitar Center has invested significant resources in management information systems that provide real-time information both by store and by SKU. The systems have been designed to integrate all major aspects of the Company's business including sales, gross margins, inventory levels, purchase order management, automated replenishment and merchandise planning. Guitar Center's highly sophisticated management information systems provide the Company with the ability to monitor all critical aspects of store activity on a real-time basis. Guitar Center's system capabilities include inter-store transactions, vendor analysis, serial number tracking, inventory analysis and commission sales reporting. Guitar Center believes that the systems it has developed will enable the Company to continue to improve customer service and operational efficiency and support the Company's needs for the immediately foreseeable future.

COMPETITION

    The retail market for musical instruments is highly fragmented with the nation's leading five music products retailers accounting for approximately 8.4% of the industry's net sales in 1995. The Company's largest competitor, Sam Ash, operates ten stores in the New York City area and two stores in the South Florida area. The Company currently has no stores in the New York City area. The Company competes with many different types of retail stores, primarily specialty retailers and music product catalogue retailers.

    Guitar Center believes that the ability to compete successfully in its markets is determined by several factors, including breadth and quality of product selection, pricing, effective merchandise presentation, customer service, store location and proprietary database marketing programs. Customer satisfaction is paramount to Guitar Center's operating strategy and the Company believes that providing knowledgeable and friendly customer service gives it a competitive advantage. The store environment is designed to be an entertaining and exciting environment in which to shop. In an effort to exceed customer expectations, Guitar Center stores provide a number of services not generally offered by most competitors, including the ability to hold and use merchandise, product demonstrations and extensive product selection. Salespeople are highly trained and specialize in one of the Company's five product areas. Salespeople are certified by an outside technical advisory board, based on extensive training and product knowledge testing. The Company believes that this certification process has increased the professionalism of its employees while reducing turnover. Customers are encouraged to help themselves to the displayed instruments or to seek the assistance of the professional salespeople.


    Certain factors, however, could materially and adversely affect the Company's ability to compete successfully in its markets, including, among others, the expansion by the Company into new markets in which its competitors are already established, competitors' expansion into markets in which the Company is currently operating, the adoption by competitors of innovative store formats and retail sales methods or the entry into the Company's market by competitors with substantial financial or other resources. See "Risk Factors -- Aggressive Growth Strategy; -- Competition."


EMPLOYEES

    As of December 31, 1996, Guitar Center employed approximately 1,010 people, of whom approximately 480 were hourly employees and approximately 530 were salaried. To date, the Company has been able to recruit qualified personnel to manage or staff its stores. None of the Company's employees are covered by a collective bargaining agreement. Management believes that the Company enjoys good employee relations.

PROPERTIES


    Guitar Center leases all but five of its stores and presently intends to lease all new locations. The terms of the store leases are generally for 10 years and typically allow the Company to renew for two additional five-year terms. Most of the leases require the Company to pay property tax, utilities, normal repairs, common area maintenance and insurance expenses. Guitar Center leases its corporate offices of approximately 20,000 square feet, which are located at 5155 Clareton Drive, Agoura Hills, California 91301. Due to the Company's expansion which has included the hiring of new corporate and administrative personnel, the Company is currently evaluating whether to lease additional space in a nearby location. The Company believes that sufficient additional space is available on reasonable terms.

STORE LOCATIONS

    The table below sets forth certain information concerning Guitar Center stores:


                                                                                 APPROXIMATE
                                                                       YEAR      GROSS SQUARE
STORE                                                                 OPENED         FEET        LEASE/OWN
-------------------------------------------------------------------  ---------  --------------  -----------
ARIZONA
  Phoenix..........................................................     (1)         13,900      Lease
  Tempe............................................................     (1)         12,500      Lease
SOUTHERN CALIFORNIA
  Hollywood........................................................    1964         30,600      Own
  San Diego........................................................    1973         13,500      Own
  Fountain Valley..................................................    1980         13,700      Lease
  Sherman Oaks.....................................................    1982         10,900      Own (2)
  Covina...........................................................    1985         15,400      Lease
  Lawndale.........................................................    1985         15,700      Lease
  San Bernardino...................................................    1993          9,500      Lease
  Brea.............................................................    1995         14,900      Lease
  San Marcos.......................................................    1996         14,900      Lease
NORTHERN CALIFORNIA
  San Francisco....................................................    1972         11,900      Lease
  San Jose.........................................................    1978         14,200      Own
  El Cerrito.......................................................    1983         21,300(3)   Lease
  Pleasant Hill....................................................    1996         11,300      Lease
FLORIDA
  North Miami area.................................................    1996         22,300      Lease
  South Miami area.................................................    1996         14,700      Lease
ILLINOIS
  South Chicago....................................................    1979         11,300      Lease
  North Chicago....................................................    1981         10,400      Lease
  Central Chicago..................................................    1988          8,700      Own
  Villa Park.......................................................    1996         15,000      Lease
MASSACHUSETTS
  Boston...........................................................    1994         12,600      Lease
  Danvers..........................................................    1996         14,600      Lease
  Natick...........................................................     (1)         15,500      Lease
MICHIGAN
  Detroit..........................................................    1994         10,100      Lease
  Southfield.......................................................    1996         13,600      Lease
MINNESOTA
  Twin Cities......................................................    1988          9,500      Lease
OHIO
  Cleveland........................................................    1997         15,800      Lease
TEXAS
  Dallas...........................................................    1989         12,700      Lease
  Arlington........................................................    1991          9,700      Lease
  South Houston....................................................    1993         14,700      Lease
  North Houston....................................................    1994         10,300      Lease
WASHINGTON
  Seattle..........................................................     (1)         20,800      Lease


------------------------------
(1)  Presently expected to open in the first half of 1997.
(2) The Company presently expects to relocate the store it operates in Sherman Oaks from a location it owns to a new leased location.

(3) Of the 21,300 square feet, approximately 10,000 square feet consist of a basement and warehouse space.


SERVICE MARKS

    The Company has registered the GUITAR CENTER and ROCK WALK service marks with the United States Patent and Trademark Office. The Company believes that these service marks have become important components in its merchandising and marketing strategy. The loss of the GUITAR CENTER service mark could have a material adverse effect on the Company's business.

LEGAL PROCEEDINGS

    Guitar Center is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of its business which, in the opinion of the Company's management, are not individually or collectively material to its business.

                                   MANAGEMENT

    The executive officers, directors and key managers of the Company are as follows:


                                                                                        YEARS OF SERVICE
NAME                        AGE                          POSITION                       WITH THE COMPANY
----------------------      ---      ------------------------------------------------  -------------------
EXECUTIVE OFFICERS AND
DIRECTORS
Larry Thomas..........          47   President, Chief Executive Officer and Director               19
Marty Albertson.......          43   Executive Vice President, Chief Operating                     17
                                      Officer and Director
Bruce Ross............          48   Vice President, Chief Financial Officer and                    3
                                      Secretary
Barry Soosman.........          37   Vice President of Corporate Development and                    1
                                      General Counsel
Raymond Scherr........          48   Director                                                      --
David Ferguson(1).....          41   Director                                                      --
Jeffrey Walker(2).....          41   Director                                                      --
Michael Lazarus(1)....          41   Director                                                      --
Steven Burge(2).......          40   Director                                                      --

KEY MANAGERS
Dave DiMartino........          42   Vice President -- Store Development                           24
Richard Pidanick......          44   Vice President -- Southern California Regional                13
                                      Manager
Rodney Barger.........          46   Vice President -- Merchandising                               16
David Angress.........          47   Vice President -- Merchandising                                1
Greg Bennett..........          45   Vice President -- Merchandising                               --
Andrew Heyneman.......          35   Vice President -- Marketing                                   13
William McGarry.......          43   Vice President -- Store Administration                        16
Mark Laughlin.........          37   Vice President -- Information Services                         6


------------------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    The Bylaws provide for a Board of Directors (the "Board") consisting of 9 persons. Presently, the Board consists of 7 persons with 2 vacancies. The present members of the Board were elected pursuant to a Stockholders Agreement (as defined herein) among all of the stockholders of the Company. All material terms of the Stockholders Agreement, including provisions relating to the designation of directors, will terminate upon consummation of this Offering. See "Certain Transactions -- Terms of the Stockholders Agreement."

    The principal occupations and positions for the past five years, and in certain cases prior years, of the executive officers, directors and key personnel named above are as follows:

    LARRY THOMAS has been with Guitar Center since 1977. He has served as a director since 1984 and has been the Company's President and Chief Executive Officer since 1992. After working for a year as a salesperson in the San Francisco, California store, Mr. Thomas became the store's manager. In 1980, Mr. Thomas became the San Francisco area regional manager. After serving as a regional manager in

California and Illinois for four years, Mr. Thomas assumed the role of Corporate General Manager and Chief Operating Officer. Mr. Thomas is currently a member of the Los Angeles Chapter of the Young Presidents' Organization and is a former board member of NAMM.

    MARTY ALBERTSON has served as Executive Vice President and Chief Operating Officer since 1990. Mr. Albertson was elected as a director upon consummation of the Recapitalization. Mr. Albertson joined the Company as a salesperson in 1979 and has held various positions of increasing responsibility with the Company since such time. In 1980, he served as the Company's Advertising Director. In 1984, he became the Company's National Sales Manager. Thereafter, in 1985, Mr. Albertson became Vice President of Corporate Development, and then became the Vice President of Sales and Marketing in 1987.

    BRUCE ROSS joined the Company in July 1994 as Chief Financial Officer. Prior to joining the Company, Mr. Ross was Chief Financial Officer of Fred Hayman Beverly Hills, Inc., a retailer of high end fashion clothing on Rodeo Drive in California and a wholesaler of men's and women's fragrances. From 1982 to 1990, Mr. Ross was employed by Hanimex Vivitar Corporation, a worldwide manufacturer and distributor of photographic products. Mr. Ross served in various capacities with Hanimex Vivitar in Australia, the United States and Europe. While working for Hanimex Vivitar in the United States, Mr. Ross was promoted to the position of Chief Financial Officer in 1986 and Chief Executive Officer for North America in 1988. Mr. Ross graduated from the University of New South Wales (Australia) with a degree in Commerce and is an associate of the Institute of Chartered Accountants.

    BARRY SOOSMAN joined the Company in July 1996 as Vice President of Corporate Development and General Counsel. Mr. Soosman has been a practicing attorney for twelve years specializing in real estate, commercial and corporate law. Since 1992 and prior to joining the Company, Mr. Soosman had been the outside general counsel to the Company. Mr. Soosman earned a Bachelor of Science degree in Business Administration (corporate finance and real estate valuation) with honors and a Juris Doctorate degree at the University of Southern California. In June 1996 Mr. Soosman became of counsel to the law firm of Buchalter, Nemer, Fields & Younger, a Professional Corporation. Mr. Soosman is a former Adjunct Professor at Southwestern School of Law.

    RAYMOND SCHERR became a director in 1978 and served as the Chairman of the Board from 1990 until consummation of the Recapitalization. Mr. Scherr joined the Company in 1975 as a salesperson in the Company's San Francisco, California store. From 1981 through 1990 Mr. Scherr was also the Company's President and Chief Executive Officer.

    DAVID FERGUSON is a general partner of Chase Capital Partners, the sole general partner of Chase Ventures and an affiliate of Chase Securities. He became a director of the Company upon consummation of the Recapitalization. Prior to joining Chase Capital, Mr. Ferguson was a member of the mergers and acquisitions groups of Bankers Trust New York Corporation and Prudential Securities, Inc. Mr. Ferguson currently serves as a director of Thompson PBE and Wild Oats Markets, Inc. and various privately held companies. Mr. Ferguson received a Bachelor of Arts degree from Loyola College in Baltimore, Maryland and an M.B.A. degree from The Wharton School of the University of Pennsylvania. Mr. Ferguson is a certified public accountant.


    JEFFREY WALKER is the managing general partner of Chase Capital Partners, and a senior managing director and member of the Policy Council of The Chase Manhattan Corporation. He became a director of the Company in 1996. Prior to co-founding Chase Capital Partners in 1984, Mr. Walker worked in the Investment Banking and Finance Divisions of Chemical Bank and the Audit and Consulting Divisions of Arthur Young & Co. Mr. Walker is a Certified Public Accountant and a Certified Management Accountant. Mr. Walker received a Bachelor of Science degree from the University of Virginia and an M.B.A. degree from the Harvard Business School. Mr. Walker currently serves as a director of various privately held companies and was Vice Chairman of the National Association of Small Business Investment Companies.


    MICHAEL LAZARUS is a general partner of Weston Presidio Capital II, L.P., a venture capital firm. From 1986 to 1991, he served as Managing Director and Director of the Private Placement Department of

Montgomery Securities. He became a director of the Company upon consummation of the Recapitalization. Mr. Lazarus is currently on the Board of Directors of Just For Feet, Inc. and various privately held companies.

    STEVEN BURGE is a Managing Director of Wells Fargo. He became a director of the Company upon consummation of the Recapitalization. From 1987 through 1995, Mr. Burge was a Managing General Partner of Wedbush Capital Partners, a private investment fund, and was an executive in the Corporate Finance Department of Wedbush Morgan Securities, a regional investment banking firm. Prior to joining Wedbush Morgan Securities, Mr. Burge held various positions with Wells Fargo Bank.


    DAVE DIMARTINO joined the Company in 1972. In 1983, Mr. DiMartino became the manager of Guitar Center's flagship Hollywood, California store. In 1988, Mr. DiMartino became Vice President -- Store Development. In 1992, he became West Coast Regional Manager responsible for all of the Company's West Coast stores. In 1995, he reassumed the position of Vice President -- Store Development.


    RICHARD PIDANICK joined the Company in 1983 as a salesperson. Mr. Pidanick was promoted to store manager in 1984, after working in a variety of capacities and locations for Guitar Center. Mr. Pidanick was promoted in 1990 to District Manager of the Mid-West and was appointed as the Vice President -- Southern California Regional Manager in 1996.

    RODNEY BARGER joined the Company in 1980 as a salesperson. Mr. Barger was promoted to a store manager in 1981. In 1989, Mr. Barger was promoted to Western Regional Sales Manager and then to the corporate office in the position of Purchasing Director. In 1996, Mr. Barger was promoted to Vice President -- Merchandising, Vintage and Used Products.

    DAVID ANGRESS joined the Company in January 1996 as Vice President -- Merchandising. Prior to joining the Company, Mr. Angress was Vice President of Harman Pro., North America where he was responsible for North American marketing and sales for such brands as JBL, Soundcraft, AKG and worldwide marketing manager of dbx and Orban. Prior thereto, Mr. Angress was the Vice President and General Manager of Sound Genesis, a retailer of professional audio equipment. Mr. Angress has over 20 years of music retailing experience.

    GREG BENNETT joined the Company in September 1996 as Vice President -- Merchandising. Prior to joining the Company, Mr. Bennett was Director of Marketing at Washburn International, where he was responsible for the marketing services for Washburn Guitars, Sound Tech and Oscar Schmidt. Prior thereto, Mr. Bennett was Marketing Director of Gibson Guitars. Mr. Bennett has over 20 years of experience in the music industry.

    ANDREW HEYNEMAN joined the Company in 1983. He has served in a variety of positions with Guitar Center ranging from salesperson to department manager. In July 1985, Mr. Heyneman was appointed store manager and later promoted to the corporate office as an advertising director in 1989. In 1996, Mr. Heyneman was promoted to Vice President -- Marketing.

    WILLIAM MCGARRY joined the Company in 1980 as a salesperson. In 1981 he was promoted to a store manager. In 1985 Mr. McGarry was promoted to Midwest District Manager. Mr. McGarry became the Company's first Director of Store Administration in 1986 and was promoted to Vice President -- Store Administration in 1996.

    MARK LAUGHLIN joined the Company in 1991 as Director of Information Services. In 1997, he was promoted to Vice President -- Information Services. Prior to joining Guitar Center, Mr. Laughlin was an Information Services manager for Clothestime, and originally began his career in accounting at Arthur Andersen & Co. Mr. Laughlin has an M.B.A.

BOARD OF DIRECTORS


    The Certificate of Incorporation and Bylaws provide that directors shall be elected by a plurality vote, with no cumulative voting, at each annual meeting of stockholders. Each elected director shall hold office until his resignation or removal and until his successor shall have been duly elected and qualified. Presently, the Board consists of seven persons with two vacancies. The current members of the Board were elected pursuant to the Stockholders Agreement (as defined herein). All material terms of the

Stockholders Agreement, including provisions relating to the designation of directors, will terminate upon consummation of this Offering. See "Certain Transactions -- Terms of the Stockholders Agreement." In connection with the Recapitalization, the Company agreed that, following this Offering and so long as Mr. Scherr and certain related entities own 5% or more of the Common Stock on a fully diluted basis, the Company would nominate or cause the nomination of Mr. Scherr to the Board (and include Mr. Scherr in any proxy statement and related materials used in connection with an election of directors) and otherwise use its best efforts to cause his election at each annual meeting or special meeting relating to the election of directors of the Company. See "-- Scherr Board Representation Letter."


COMMITTEES OF THE BOARD OF DIRECTORS

    The Board has two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee has responsibility for reviewing and making recommendations regarding the Company's employment of independent accountants, the annual audit of the Company's financial statements, and the Company's internal controls, accounting practices and policies. The members of the Audit Committee are Jeffrey Walker and Steven Burge. The Compensation
Committee has responsibility for determining the nature and amount of compensation of the management of the Company and for administering the Company's employee benefit plans (including the 1996 Plan and the 1997 Plan). Upon consummation of this Offering, the members of the Compensation Committee will be David Ferguson and Michael Lazarus.

DIRECTOR COMPENSATION


    The members of the Board do not presently receive compensation for their services as members of the Board, but are reimbursed for their reasonable out-of-pocket expenses arising from attendence at meetings of the Board of Directors or committees thereof or in respect of related Company business. After the consummation of this Offering, each member of the Board who is not a full-time employee will be paid $3,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of a committee of the Board, and all directors will be reimbursed for reasonable out-of-pocket expenses arising from attendance at any Board or committee meetings or otherwise related to Company business. The 1997 Plan will also provide for the grant of options to certain non-employee directors. Specifically, each non-employee director initially elected to the Board after this Offering automatically will be granted an option to purchase 15,000 shares of Common Stock on the date of such initial election, and each non-employee director automatically will be granted an option to purchase 5,000 shares of Common Stock on the date of each annual meeting of stockholders at which such director is re-elected to the Board, provided such annual meetings is not less than 120 days after initial appointment to the Board. All options granted to non-employee directors will have a per share exercise price equal to fair market value of a share of Common Stock on the date of grant. See "-- 1997 Equity Participation Plan."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to its Chief Executive Officer and each of the four other highest paid executive officers of the Company (collectively, including the Chief Executive Officer, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG TERM
                                                                                    COMPENSATION
                                               ANNUAL COMPENSATION ($)            -----------------
                                     -------------------------------------------     SECURITIES
NAME AND PRINCIPAL                                              OTHER ANNUAL         UNDERLYING            ALL OTHER
POSITION                    YEAR       SALARY      BONUS    COMPENSATION ($)(1)    OPTIONS/SAR#(2)    COMPENSATION ($)(3)
------------------------  ---------  ----------  ---------  --------------------  -----------------  ---------------------
Larry Thomas............    1996     $  500,000     --          $ 10,660,728(4)         397,985            $  11,250
 President and Chief        1995        500,000  $ 285,715           --                  --                   25,645
 Executive Officer
Marty Albertson.........    1996     $  375,000     --          $  7,107,146(4)         397,985            $  11,250
 Executive Vice             1995        375,000  $ 214,285           --                  --                   25,645
 President and Chief
 Operating Officer
Bruce Ross..............    1996     $  195,000  $  58,500           --                  79,599            $  11,250
 Vice President and         1995        180,000     48,060           --                  --                   --
 Chief Financial Officer
Barry Soosman...........    1996     $  112,500  $  10,000           --                  79,599               --
 Vice President of          1995         --         --               --                  --                   --
 Corporate Development
 and General Counsel
Raymond Scherr (5)......    1996     $  529,885     --               --                  --                $  11,250
 Chairman and Operator      1995      1,000,000     --               --                  --                   25,645
 of Rock Walk, a
 division of the Company


------------------------------
(1) Excludes perquisites and other personal benefits, securities or property aggregating less than $50,000 or 10% of the total annual salary and bonus reported for each Named Officer.

(2) The securities underlying the options are shares of Common Stock. For a description of terms pertaining to such options and other information relating thereto, see "-- Employment Agreements; -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan."

(3) All other compensation consists of contributions made by the Company to its profit sharing plan on behalf of each Named Officer.

(4) Other annual compensation consists of cash compensation received by such Named Officer in connection with the Recapitalization and related transactions. Excludes restricted shares of Junior Preferred Stock received by such Named Officer upon the cancellation of employee stock options in connection with the Recapitalization that will be converted into Common Stock in connection with this Offering. See "The Recapitalization and Related Transactions" and "Description of Capital Stock -- Preferred Stock -- Junior Preferred Stock."


(5) Resigned as the Chairman of the Board effective with the completion of the Recapitalization.


    During the periods indicated above, none of the Named Officers received any awards under any long-term incentive plan, and the Company does not have a pension plan.

EMPLOYMENT AGREEMENTS

    Upon consummation of the Recapitalization, the Company entered into a five-year employment agreement with each of Larry Thomas and Marty Albertson, a three-year employment agreement with Bruce Ross and a three and one-half year employment agreement with Barry Soosman (collectively, as amended to date, the "Employment Agreements"). The Employment Agreements provide Messrs. Thomas, Albertson, Ross and Soosman (each a "Senior Officer" and collectively, the "Senior Officers") with base salaries of $500,000, $375,000, $195,000 and $225,000, respectively. Each Senior Officer is entitled to participate in all insurance and benefit plans generally available to executives of the

Company. In addition to their base salary, Messrs. Thomas and Albertson will be paid an annual bonus equal to 57.14% and 42.86%, respectively, of a bonus pool determined at the end of each year, not to exceed $900,000. The amount of the bonus pool with respect to any fiscal year will be a percentage ranging from 10% to 30% of the excess of the Company's actual earnings before interest expense, tax expense, depreciation expense and amortization expense ("EBITDA") over the Company's target EBITDA (as determined by the Board). Messrs. Ross and Soosman will receive annual bonuses at the discretion of the Board. Pursuant to their employment agreements, each of Messrs. Ross and Soosman have been granted options under the Company's 1996 Plan to purchase 79,599 shares of Common Stock at an exercise price of $10.89 per share. Of such options, one-half vest at the end of five years subject to acceleration upon the attainment of certain performance events and one-half vest ratably over a three-year period.

    Under the terms of each Employment Agreement, if a Senior Officer is terminated without cause or resigns with reasonable justification, such Senior Officer will be entitled to receive his base salary, annual cash bonus (equal to the last annual bonus he received prior to termination) and continuation of his benefits through the term of the agreement. With certain exceptions, if a Senior Officer is terminated without cause, all stock options held by such Senior Officer will immediately vest. If a Senior Officer's employment is terminated for any other reason, he will be entitled only to his accrued base salary through the date of termination.

    Upon consummation of the Recapitalization, the Company entered into a three-year employment agreement with Mr. Scherr pursuant to which Mr. Scherr will serve as the chairman and operator of Rock Walk, a division of the Company. Mr. Scherr's duties will be of a part-time nature, and he will devote only such time to his duties as he determines in good faith are required. Mr. Scherr will receive $100,000 per year, which will be allocated among his salary and expense allowance, as Mr. Scherr determines. Mr. Scherr will be entitled to participate in all employee medical benefit programs available generally to employees of the Company. If Mr. Scherr's employment is terminated by the Company without cause, he will be entitled to receive as severance the cash equivalent of his compensation package ($100,000) for the remainder of the term of the agreement, not to exceed $300,000, and continuation of his medical benefits until age 63 1/2. After his employment agreement expires, Mr. Scherr will continue to be entitled to medical benefits until age 63 1/2. If Mr. Scherr's employment is terminated by the Company for cause or upon Mr. Scherr's death, he or his estate will be entitled to receive his compensation to the extent such amount has accrued through the date of termination.

MANAGEMENT STOCK OPTION AGREEMENTS

    In connection with the Recapitalization, the Company granted options (each, a "Management Option") to each of Messrs. Thomas and Albertson to purchase 397,985 shares of Common Stock at an exercise price of $10.89 per share pursuant to stock option agreements (the "Management Stock Option Agreements"). Unless terminated or accelerated, each Management Option will vest in three equal installments in 2003, 2004 and 2005 and will terminate upon the first to occur of: (i) June 5, 2005; (ii) the consummation of a Company Sale (as defined in the Management Stock Option Agreements); or (iii) the termination, either voluntarily or for cause, of the employment of such executive officer with the Company. The vesting of each Management Option will be accelerated: (a) if there is a "Significant Public Float" of the Common Stock (as defined) and if the Company's "Calculated Corporate Value" (which, in general, equals the market value of the fully diluted shares of Common Stock based on the closing sales price of the Common Stock on a national exchange or the Nasdaq National Market) exceeds approximately $280 million, subject to adjustment; (b) if there is a Company Sale and the consideration paid for the Company exceeds certain target values set forth in the Management Stock Option Agreements; or (c) if the executive officer's employment is terminated by the Company without cause or by such executive officer with reasonable justification. Following the consummation of this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock issuable upon exercise of such options.

OTHER OPTION ARRANGEMENTS


    Chase Ventures, Wells Fargo and Weston Presidio granted options (the "Investor Options") to purchase an aggregate of 277,194 shares of Common Stock at a purchase price of $4.33 per share to certain officers and key managers of the Company. Each grant of an Investor Option is, to the extent possible, deemed to be granted by each Investor to each member of management in the same ratio as granted by each Investor (I.E., 75.00% by Chase Ventures, 14.29% by Wells Fargo and 10.71% by Weston Presidio). Included in the Investor Options are options to purchase 109,722 shares of Common Stock that were granted to each of Messrs. Thomas and Albertson and 3,850 shares of Common Stock that were granted to each of Messrs. Ross and Soosman. The Investor Options were granted in December 1996, are presently exercisable and will expire on December 30, 2001. The Company is not a party to this agreement and has not, and will not, incur any obligation in connection with such options. See "Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions -- Options Granted by the Investors to Certain Members of Management."


1996 PERFORMANCE STOCK OPTION PLAN

    The Company's 1996 Performance Stock Option Plan was adopted by the Board of Directors and approved by its sole stockholder on June 3, 1996 and became effective on that date. The Board of Directors and the stockholders approved an Amended and Restated 1996 Performance Stock Option Plan in October 1996 (as amended to date, the "1996 Plan"). The principal purposes of the 1996 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through granting of options, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. Following consummation of this Offering, no further grants of options will be made under the 1996 Plan.

    The principal features of the 1996 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1996 Plan, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    GENERAL NATURE OF THE PLAN. Options issued under the 1996 Plan may be either incentive stock options ("Incentive Options") intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("Non-qualified options").

    The 1996 Plan provides for the issuance of options to purchase units (each Unit consisting of 2.582 shares of Common Stock and 99/100ths of a share of Junior Preferred Stock) (the "Units"). As of the date of this Prospectus, the Company has issued options to purchase 77,737 Units, at an exercise price of $100 per Unit, under the 1996 Plan. After giving effect to the Junior Preferred Stock Conversion, an option to purchase one Unit will, pursuant to the anti-dilution provisions thereof, become an option to purchase 9.182 shares of Common Stock. Giving effect to the Junior Preferred Stock Conversion, as of the date of this Prospectus, the Company will have outstanding under the 1996 Plan options to purchase 713,782 shares of Common Stock, at an exercise price of $10.89 per share (no shares of which are currently exercisable or will be exercisable within 60 days of March 1, 1997). The Company will not issue any additional options under the 1996 Plan after the consummation of this Offering. The 1996 Plan is administered by the Compensation Committee, which has the power and authority to grant options under the 1996 Plan, subject to the Board's prior approval.

    ELIGIBILITY. Options may be granted under the 1996 Plan to employees of and consultants to the Company, or any of its subsidiaries (other than Larry Thomas, Marty Albertson, or any other person serving on the Compensation Committee). No options may be granted to any one person in any one taxable year in excess of 25% of the options issued or issuable under the 1996 Plan. Incentive Options may not be granted to an employee who owns (as described in Sections 422(b)(6) and 425(d) of the Code) stock possessing more than 10% of the aggregate voting power of the Company unless the option price is fixed at least than 110% of the fair market value (as determined according to the 1996 Plan) of the stock on the grant date and the options are not exercisable later than five years following the grant date.

    GRANT OF OPTIONS. Options may be granted under the 1996 Plan at any time, from time to time, prior to the termination of the 1996 Plan. Each option grant will be set forth in a separate agreement with the person receiving the grant and will indicate the type, terms and conditions of the option grant.

    VESTING. Options are deemed granted on the date the Compensation Committee approves the grants. However, in the case of Incentive Options, the grant date may not be earlier than the date the optionee becomes an employee of the Company or one of its subsidiaries. The Compensation Committee shall determine whether and to what extent any options are also subject to time vesting based on the optionee's continued service. The 1996 Plan generally provides for acceleration of time vesting upon a sale of the Company or termination of the optionee's relationship with the Company without cause (as defined in the 1996 Plan), or by the optionee with reasonable justification (as defined in the 1996 Plan) or death.

    OPTION PRICE AND EXERCISE. An option is exercisable at such times as are determined on the grant date by the Compensation Committee. The purchase price for shares to be issued to an optionee upon exercise of an option shall be the fair market value of a share of Common Stock on the grant date (or such lesser amount approved by the Board, but not less than 85% of the fair market value of a share of Common Stock).

    EXPIRATION, TERMINATION, REVOCATION, TRANSFER OF OPTIONS AND AMENDMENTS. Options granted under the 1996 Plan are not assignable except by will or by the laws of descent and distribution. The Compensation Committee, with the Board's approval, may amend or modify the 1996 Plan in any respect, PROVIDED HOWEVER, that approval of the holders of a majority of Common Stock must be obtained if required by law or for compliance with federal securities laws or the Code.

    REGISTRATION STATEMENT ON FORM S-8. The Company intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock issuable under the 1996 Plan, as of the consummation of this Offering.

OPTION GRANTS IN 1996; AGGREGATE OPTION EXERCISES IN 1996; 1996 YEAR-END OPTION VALUES

    In 1996, the Company granted to certain directors, officers and employees of the Company (including Messrs. Ross and Soosman) options to purchase 554,584 shares of Common Stock at a purchase price of $10.89 per share under the 1996 Plan and, pursuant to separate arrangements, granted to each of Messrs. Thomas and Albertson options to purchase 397,985 shares of Common Stock at a purchase price of $10.89 per share. Pursuant to the requirements of their respective employment agreements, the Company has also granted to each of Messrs. Ross and Soosman options to purchase an additional 79,599 shares of Common Stock at a purchase price of $10.89 per share under the 1996 Plan. See "-- Director Compensation," "-- Employment Agreements," "-- Management Stock Option Agreements," "-- 1996 Performance Stock Option Plan" and "-- 1997 Equity Participation Plan."

    Set forth below is a table describing the options granted by the Company to each of the Named Officers during the year ended December 31, 1996:



                                                       INDIVIDUAL OPTION GRANTS IN 1996
                           -----------------------------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL
                             NUMBER OF       PERCENT OF                                        RATES OF STOCK
                             SECURITIES    TOTAL OPTIONS/                                    PRICE APPRECIATION
                             UNDERLYING    SARS GRANTED TO  EXERCISE OR                     FOR OPTION TERM (2)
                            OPTIONS/SARS    EMPLOYEES IN    BASE PRICE    EXPIRATION    ----------------------------
NAME                       GRANTED (#)(1)    FISCAL YEAR    ($/ SHARE)       DATE          5% ($)         10% ($)
-------------------------  --------------  ---------------  -----------  -------------  -------------  -------------
Larry Thomas.............         397,985          29.5%     $   10.89          2006    $   2,725,880  $   6,907,917
Marty Albertson..........         397,985          29.5          10.89          2006        2,725,880      6,907,917
Bruce Ross...............          79,599           5.9          10.89          2006          545,189      1,381,615
Barry Soosman............          79,599           5.9          10.89          2006          545,189      1,381,615
Raymond Scherr...........        --              --             --            --             --             --


------------------------

(1) The securities underlying the options are shares of Common Stock. No SARs were granted in fiscal 1996. For a description of terms pertaining to such options and other information relating thereto, see "-- Employment Agreements; -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan."

(2) The potential realizable value assumes a rate of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.


    The following table sets forth, on an aggregated basis, information regarding securities underlying unexercised options during the year ended December 31, 1996 by the Named Officers:



                                                                 OPTION VALUES AT DECEMBER 31, 1996
                                                   --------------------------------------------------------------
                                                             NUMBER OF                       VALUE OF
                                                       SECURITIES UNDERLYING                UNEXERCISED
                                                            UNEXERCISED                    IN-THE-MONEY
                                                            OPTIONS AT                      OPTIONS AT
                                                      FISCAL YEAR-END (1)(#)            FISCAL YEAR-END ($)
                                                   -----------------------------  -------------------------------
NAME                                                EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------------  -------------  --------------  -------------  ----------------
Larry Thomas.....................................       --            397,985(2)       --        $   1,635,718(2)
Marty Albertson..................................       --            397,985(2)       --            1,635,718(2)
Bruce Ross.......................................       --             79,599          --              327,152
Barry Soosman....................................       --             79,599          --              327,152
Raymond Scherr...................................       --              --             --               --


------------------------
(1) The securities underlying the options are shares of Common Stock. For a description of terms pertaining to such options and other information relating thereto, see "-- Employment Agreements; -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan."

(2) The options granted to Messrs. Thomas and Albertson are subject to future vesting which may be accelerated upon the attainment by the Company of certain performance hurdles based on market capitalization and other factors. See " -- Management Stock Option Agreements."

1997 EQUITY PARTICIPATION PLAN

    The Company's 1997 Equity Participation Plan (the "1997 Plan") was adopted by the Board of Directors and approved by the stockholders in January 1997. The principal purposes of the 1997 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through granting of options, restricted stock, stock appreciation rights, dividend equivalent performance awards and deferred stock awards (collectively, "Awards"), thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. In addition to Awards made to officers, employees or consultants, the 1997 Plan permits the granting of options ("Director Options") to the Company's non-employee directors.

    The Company will not grant any options under the 1997 Plan prior to the consummation of this Offering.

    Under the 1997 Plan, not more than 875,000 shares of Common Stock (or the equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights ("SARs") and other Awards, or upon vesting of restricted or deferred stock awards. Furthermore, the maximum number of shares which may be subject to options or stock appreciation rights granted under the 1997 Plan to any individual in any calendar year cannot exceed 150,000.

    The principal features of the 1997 Plan are summarized below, but this summary is qualified in its entirety by reference to the 1997 Plan, which is filed as an exhibit to the registration statement of which this Prospectus is a part.

    ADMINISTRATION. The Compensation Committee will administer the 1997 Plan with respect to grants to employees or consultants of the Company and the full Board will administer the 1997 Plan with respect to Director Options. The Compensation Committee will consist of at least two members of the Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, with respect to options and SAR's which are intended to constitute performance-based compensation under Section 162(m) of the Code ("Section 162(m)"), an "outside director" for the purposes of Section 162(m). Subject to the terms and conditions of the 1997 Plan, the Board or Compensation Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1997 Plan. Similarly, the Board has discretion to determine the terms and conditions of Director Options and to interpret and administer the 1997 Plan with respect to Director Options. The Compensation Committee (and the Board) are also authorized to adopt, amend and rescind rules relating to the administration of the 1997 Plan.

    ELIGIBILITY. Options, SARs, restricted stock and other Awards under the 1997 Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries based upon the determination of the Compensation Committee. Such Awards also may be granted to consultants of the Company selected by the Board or Compensation Committee for participation in the 1997 Plan. Non-employee directors of the Company may be granted NQSOs (as defined herein) by the Board.

    GRANT OF AWARDS. The 1997 Plan provides that the Compensation Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award as determined by the Compensation Committee.

        NONQUALIFIED STOCK OPTIONS ("NQSOS") will provide for the right to purchase Common Stock at a price not less than the fair market value on the date of grant, and usually will become exercisable (in the discretion of the Board or Compensation Committee) in one or more installments after the grant date, subject to the participant's agreement to continue in the employ of the Company for at least one year (or shorter period as fixed in a written agreement) and/or subject to the satisfaction of individual or Company performance targets established by the Board or Compensation Committee. NQSOs may be granted for up to a ten-year term specified by the Board or Compensation Committee and the exercise price thereof must be not less than the fair market value of the underlying Common Stock on the date of grant. The Compensation Committee may extend the term of any outstanding option in connection with any termination of employment or consultancy of the optionee or amend any condition or term of such option relating to such termination. Notwithstanding the foregoing, options may not be repriced after issuance.

        INCENTIVE STOCK OPTIONS ("ISOS"), will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the Optionee's termination of employment, and must be exercised within the ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the 1997 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant. Any option granted may be modified by the Compensation Committee to disqualify such option from ISO treatment.

        RESTRICTED STOCK may be sold to participants and made subject to such restrictions as may be determined by the Board or Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In addition, under certain circumstances, the Company may repurchase the restricted stock upon termination of employment at a cash price equal to the price paid by the grantee. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

        DEFERRED STOCK may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Board or Compensation Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

        STOCK  APPRECIATION  RIGHTS  may  be granted  in  connection  with stock options or other Awards, or separately. SARs granted by the Board or Compensation Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Common Stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) with respect to an SAR intended to qualify as performance-based compensation as described in Section 162(m), there are no restrictions specified in the 1997 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Board or Compensation Committee in the SAR agreements. The Board or Compensation Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

        DIVIDEND EQUIVALENTS represent the value of the dividends per share, if any, paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant. Dividend equivalents will be converted into cash or additional shares of Common Stock as determined by the Compensation Committee.

        PERFORMANCE AWARDS may be granted by the Board or Compensation Committee on an individual or group basis. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance Awards may include "phantom" stock Awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period.

        STOCK PAYMENTS may be authorized by the Board or Compensation Committee in the form of shares of Common Stock or an option or other right to purchase Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant. Such payments will be determined by the Compensation Committee based on specific performance criteria.

        Generally, in addition to the payment of any purchase price as consideration for the issuance of an Award, the grantee must agree to remain in the employ of or to consult for, the Company for at least one year after such Award is issued. In addition, under the terms of the 1997 Plan Awards are exercisable or payable only while the grantee is an employee or consultant of the Company. However, under certain conditions, the Committee may determine that any such award may be exercisable or paid subsequent to termination of employment.

        DIRECTOR OPTIONS will be granted to the Company's non-employee directors under the 1997 Plan at a per share price not less than the fair market value of a share of Common Stock on the date of grant. Following the consummation of this Offering and after giving effect to the Junior Preferred Stock Conversion, (i) a person who is initially elected to the Board and who is a non-employee director at the time of such initial election automatically will be granted a Director Option to purchase 15,000 shares of Common Stock on the date of such initial election, and (ii) a person who is re-elected to the Board and who is a non-employee director at the time of such re-election automatically shall be granted a Director Option to purchase 5,000 shares of Common Stock on the date of each annual meeting of stockholders at which such director is re-elected to the Board. Notwithstanding the foregoing, (A) no grant shall be made to a non-employee director pursuant to the foregoing clause (i) if: (x) an affiliate of such non-employee director served on the Board within the twelve-month period prior to the initial election of such non-employee director or (y) such non-employee director is an employee of the Company who subsequently retires from the Company and remains on the Board, and (B) no grant shall be made to a non-employee director pursuant to the foregoing clause (ii) if such non-employee director was initially elected to the Board within 120 days of such annual meeting of stockholders. Director Options granted to non-employee directors will vest over a three-year period. Although the Board presently has an intention to grant only Director Options to non-employee directors, the Board may grant other stock options or Awards to non-employee directors in accordance with the provisions of the 1997 Plan.

    The 1997 Plan may be amended, suspended or terminated at any time by the Board or the Compensation Committee. However, the maximum number of shares that may be sold or issued under the 1997 Plan may not be increased without approval of the Company's stockholders.

    SECURITIES LAWS AND FEDERAL INCOME TAXES

        SECURITIES LAWS. The 1997 Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 1997 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 1997 Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

        GENERAL FEDERAL TAX CONSEQUENCES. Under current federal laws, in general, recipients of awards and grants of nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards and stock payments under the 1997 Plan are taxable under
Section 83 of the Code upon their receipt of Common Stock or cash with respect to such awards or grants and, subject to Section 162(m), the Company will be entitled to an income tax deduction with respect to the amounts taxable to such recipients. Under Sections 421 and 422 of the Code, recipients of ISOs are generally not taxable on their receipt of Common Stock upon their exercises of ISOs if the ISOs and option stock are held for certain minimum holding periods and, in such event, the Company is not entitled to income tax deductions with respect to such exercises. Participants in the 1997 Plan will be provided with additional information regarding the tax consequences relating to the various types of awards and grants under the plan.

        SECTION 162(m) LIMITATION. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (I.E., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, the 1997 Plan will not be subject to Section 162(m) until the earlier of (i) a material modification of the 1997 Plan; (ii) the issuance of all employer stock and other compensation that has been allocated under the 1997 Plan; or (iii) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 1999 (the "Transition Date"). After the Transition Date, rights or awards granted under the 1997 Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights or awards are granted or vest upon preestablished objective performance goals, the material terms of which are disclosed to and approved by the stockholders of the Company. Thus, the Company expects that such other rights or awards under the 1997 Plan will not constitute "performance-based compensation" for purposes of Section 162(m).

    The Company has attempted to structure the 1997 Plan in such a manner that, after the Transition Date, subject to obtaining stockholder approval for the 1997, the remuneration attributable to stock options and SARs which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

    REGISTRATION  STATEMENT  ON  FORM  S-8.    The  Company  intends  to  file a
registration statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved for issuance under the 1997 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the Recapitalization, the Company did not have a compensation committee. In fiscal 1995, compensation decisions for executive officers and senior management were made by Messrs. Scherr and Thomas. Following the Recapitalization, Messrs. Thomas, Albertson, Ferguson and Lazarus served on the Compensation Committee. Upon consummation of this Offering, Messrs. Thomas and Albertson will resign from the Compensation Committee. In April 1996, the Company made a personal loan to Larry Thomas, the Company's President, of $1 million at an annual interest rate of 8.0% to assist Mr. Thomas's purchase of a personal residence. The loan, excluding accrued interest of $10,000 (which was forgiven), was repaid concurrently with the Recapitalization.

                             PRINCIPAL STOCKHOLDERS


    The information in the following table sets forth the ownership of the Common Stock, as of the date of this Prospectus, of the Company by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of Common Stock; (ii) each Named Officer; (iii) each director of the Company; and (iv) all directors and executive officers of the Company, as a group. As of the date of this Prospectus, the Company had 12,883,274 shares of Common Stock outstanding and, to the knowledge of the Company, there were 45 holders of Common Stock.



                                                                               BENEFICIAL OWNERSHIP (1)
                                                                   ------------------------------------------------
                                                                   PRIOR TO THE OFFERING    AFTER THE OFFERING (3)
                                                                   ----------------------  ------------------------
                                                                    NUMBER OF               NUMBER OF
NAME AND ADDRESS (2)                                                 SHARES      PERCENT     SHARES       PERCENT
-----------------------------------------------------------------  -----------  ---------  -----------  -----------
Chase Venture Capital Associates, L.P. (4).......................    4,381,265     34.1%     4,381,265       23.9%
 380 Madison Avenue, 12th Floor
 New York, NY 10017
Wells Fargo Small Business Investment Company (4)................      878,589      6.8        878,589        4.8
 333 South Grand Avenue
 Los Angeles, CA 90071
Weston Presidio Capital II, L.P. (4).............................      658,966      5.1        658,966        3.6
 400 Sansome Street
 San Francisco, CA 94111
Raymond Scherr (5)...............................................    1,710,148     13.3      1,710,148        9.3
David Ferguson (6)...............................................      --          --          --           --
Jeffrey Walker (6)...............................................      --          --          --           --
Michael Lazarus (7)..............................................      --          --          --           --
Steven Burge (8).................................................      --          --          --           --
Larry Thomas (9).................................................    1,864,254     14.5      1,384,816        7.6
Marty Albertson (10).............................................    1,247,262      9.7        927,637        5.1
Bruce Ross (11)..................................................        3,850      *            3,850        *
Barry Soosman (12)...............................................       49,760      *           49,760        *
Dave DiMartino (13)..............................................      881,117      6.8        641,397        3.5
All Executive Officers and Directors as a group (9 persons)
 (5)-(12)........................................................    4,875,274     37.8      4,076,211       22.3


------------------------
 *  Represents less than 1% of the issued and outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of March 1, 1997, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information set forth in the table assumes that the Underwriters' over-allotment option is not exercised and has been adjusted to reflect the effects of the conversion of all outstanding shares of Junior Preferred Stock into Common Stock upon the consummation of this Offering. See "Description of Capital Stock -- Preferred Stock -- Junior Preferred Stock."

(2) Unless otherwise indicated, the address for each person is the Company's address at 5155 Clareton Drive, Agoura Hills, CA 91362.

(3) Gives effect to the Management Tax Redemption. See "Use of Proceeds" and "Certain Transaction -- Management Tax Redemption."


(4) Excludes Investor Options granted by Chase Ventures, Wells Fargo and Weston Presidio to certain members of management for the purchase of 207,899, 39,611 and 29,684 shares of Common Stock, respectively. See "Certain Transactions -- Options Granted by Certain Investors to Certain Members of Management."

(5) Represents: (i) 1,150,046 of shares of Common Stock held by the Scherr Trust for which Mr. Scherr and his spouse serve as co-trustees and share voting and investment control over such shares of Common Stock; (ii) 275,460 shares of Common Stock held in trust for the benefit of Mr. Scherr and his son for which Mr. Scherr's brother serves as trustee and exercises voting and investment control; (iii) 275,460 shares of Common Stock held in trust for the benefit of Mr. Scherr's spouse and daughter for which Mr. Scherr's brother serves as trustee and exercises voting and investment control; and
    (iv) 9,182 shares of Common Stock held by Mr. Scherr's brother. The address of each such person is 1096 Lakeview Canyon, Westlake Village, CA 91362. Mr. Ray Scherr disclaims beneficial ownership of the shares held in trust for the benefit of his wife and daughter and held by David Scherr.

(6) Neither Mr. Walker nor Mr. Ferguson own any Common Stock. Messrs. Walker and Ferguson are the Managing General Partner and a General Partner, respectively, of Chase Capital Partners, a New York general partnership, and the sole general partner of Chase Ventures and an affiliate of Chase Securities. Each of Messrs. Walker and Ferguson disclaims beneficial ownership of the shares owned by Chase Ventures except to the extent of his pecuniary interest therein arising from his general partnership interest therein.

(7) Mr. Lazarus does not directly own any Common Stock. However, as a general partner of Weston Presidio, he may be deemed to share voting and investment control over the shares of Common Stock held by Weston Presidio. Mr. Lazarus disclaims beneficial ownership of the shares held by Weston Presidio.

(8) Mr. Burge does not own any Common Stock. However, as a managing director of Wells Fargo, he may be deemed to share voting or investment control over the shares of Common Stock owned by Wells Fargo. Mr. Burge disclaims beneficial ownership of the shares held by Wells Fargo.


(9) Includes 109,722 shares of Common Stock issuable upon the exercise of an Investor Option granted to Mr. Thomas by the Investors. See "Certain Transactions -- Options Granted by Certain Investors to Certain Members of Management."



(10)Includes: (i) 53,099 shares of Common Stock held in trust for the benefit of Mr. Albertson and one of his children for which Mr. Albertson serves as trustee; (ii) 53,099 shares of Common Stock held in trust for the benefit of Mr. Albertson's spouse and one of his children for which Mr. Albertson serves as trustee; and (iii) 109,722 shares of Common Stock issuable upon the exercise of an Investor Option granted to Mr. Albertson by the Investors. See "Certain Transactions -- Options Granted by Certain Investors to Certain Members of Management."



(11)Represents 3,850 shares of Common Stock issuable upon the exercise of an Investor Option granted to Mr. Ross by the Investors. See "Certain Transactions -- Options Granted by Certain Investors to Certain Members of Management."



(12)Represents: (i) 45,910 shares of Common Stock held by the Soosman Family Trust with respect to which Mr. Soosman and his spouse serve as co-trustees and share voting and investment control; and (ii) 3,850 shares of Common Stock issuable upon the exercise of an Investor Option granted to Mr.
    Soosman by the Investors. See "Certain Transactions -- Options Granted by Certain Investors to Certain Members of Management."



(13)Represents: (i) 877,267 shares of Common Stock (prior to this Offering) and 637,547 shares of Common Stock (after this Offering) that are held by the DiMartino Family Trust with respect to which Mr. DiMartino serves as trustee and exercises voting and investment control; and (ii) 3,850 shares of Common Stock issuable upon the exercise of an Investor Option granted to Mr. DiMartino by the Investors. See "Certain Transactions -- Options Granted by Certain Investors to Certain Members of Management." The address of such person is 430 Laloma Road, Pasadena, CA 91105.

                              CERTAIN TRANSACTIONS

MANAGEMENT TRANSACTIONS


    In April 1996, the Company made a personal loan to Larry Thomas, the Company's President, of $1.0 million at an annual interest rate of 8.0% to assist Mr. Thomas's purchase of a personal residence. The loan, excluding accrued interest of $10,000 (which was forgiven), was repaid concurrently with the Recapitalization.



    On February 15, 1996, the Company entered into sale-leaseback transactions with Raymond Scherr relating to the Company's Arlington, Texas store and North Chicago, Illinois store. The Arlington, Texas store was sold by the Company to Mr. Scherr for $935,000. The North Chicago, Illinois store was sold by the Company to Mr. Scherr for $820,000. The Company leases the Arlington, Texas store and North Chicago, Illinois store from Mr. Scherr for $7,687 and $8,570 per month, respectively. In August 1995, Mr. Scherr purchased the South Chicago, Illinois store from the Company's profit sharing plan for $500,000. The Company leases this store from Mr. Scherr for $8,250 per month. The Company leases its Covina, California store from Mr. Scherr for $9,900 per month. All of the leases are on a triple net basis pursuant to which the Company pays rent, as well as expenses relating to taxes, insurance and maintenance. Management believes that the terms of these leases are on the same or similar terms that would be available from an unaffiliated third party in an arm's length negotiation.


    The Company paid the law firm of Soosman & Associates, of which Barry Soosman was a partner, $70,000, $120,000 and $160,000 for legal fees in 1994, 1995 and 1996, respectively.

RECAPITALIZATION AND TRANSACTIONS WITH MANAGEMENT

    On June 5, 1996, the Company consummated a series of transactions to effect the Recapitalization pursuant to which control of the Company was transferred from its sole stockholder, the Scherr Trust, to members of management (including Messrs. Thomas and Albertson) and the Investors. The terms of the Recapitalization, including the basis of the purchase price for shares of Common Stock and the number of shares of Junior Preferred Stock issued to Messrs. Thomas and Albertson and the Scherr Trust, was determined as a result of arms-length negotiations with the Investors.

    In connection with the Recapitalization, Larry Thomas (i) purchased 493,376 shares of Common Stock at a purchase price of $1.00 per share in cash; (ii) purchased 189,171.92 shares of Junior Preferred Stock (with an initial liquidation value of $100 per share) in exchange for the cancellation of options to acquire 48,844,190 shares of Common Stock; and (iii) received $10.6 million in cash upon the cancellation of options for the purchase of 31,484,670 shares of Common Stock. The options exchanged had a weighted average exercise price of $0.003 per share.

    In connection with the Recapitalization, Marty Albertson (i) purchased 328,916 shares of Common Stock at a purchase price of $1.00 per share in cash;
(ii) purchased 126,114.41 shares of Junior Preferred Stock (with an initial liquidation value of $100 per share) in exchange for the cancellation of options to acquire 32,562,741 shares of Common Stock; (iii) received $7.1 million in cash upon the cancellation of options for the purchase of 20,989,747 shares of Common Stock. The options exchanged had a weighted average exercise price of $0.003 per share.

    In connection with the Recapitalization, the Company repurchased 309,840,000 shares of Common Stock from the Scherr Trust for approximately $113.1 million in cash. The Scherr Trust also exchanged 51,123,600 shares of Common Stock for 198,000 shares of Junior Preferred Stock (with an initial liquidation value of $19.8 million) and retained 516,400 shares of Common Stock.

    In connection with the Recapitalization, the Company granted options to each of Messrs. Thomas and Albertson to purchase 397,985 shares of Common Stock at an exercise price of $10.89 per share pursuant to the Management Stock Option Agreements. All such options granted to Messrs. Thomas and Albertson are subject to future vesting which may be accelerated upon the attainment by the

Company of certain performance hurdles based on market capitalization and other factors. See "Management -- Management Stock Option Agreements." Following the consummation of this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register the issuance of Common Stock upon exercise of such options.

    The Company granted certain registration rights to Messrs. Thomas and Albertson and the Scherr Trust. See "-- Registration Rights."

TRANSACTIONS WITH THE INVESTORS

    In connection with the Recapitalization, the Investors purchased the following equity securities of the Company for an aggregate purchase price of $70.0 million in cash: (i) Chase Ventures and an affiliate purchased 1,355,550 shares of Common Stock and 519,750 shares of Junior Preferred Stock; (ii) Wells Fargo purchased 258,200 shares of Common Stock and 99,000 shares of Junior Preferred Stock; and (iii) Weston Presidio purchased 193,650 shares of Common Stock and 74,250 shares of Junior Preferred Stock.

    Chase Ventures is an affiliate of Chase Securities. Jeffrey Walker, a director of the Company, is the managing general partner of Chase Capital Partners, the general partner of Chase Ventures. David Ferguson, a director of the Company, is a general partner of Chase Capital Partners. Messrs. Walker and Ferguson have equity interests in Chase Capital Partners. Mr. Burge, a director of the Company, is a managing director of Wells Fargo. Wells Fargo is an indirect wholly owned subsidiary of Wells Fargo & Co., the parent company of Wells Fargo. Mr. Burge does not have an equity interest in Wells Fargo or Wells Fargo & Co. Michael Lazarus, a director of the Company, is a general partner of Weston Presidio and has an equity interest therein.

    In connection with the Recapitalization, the Scherr Trust and stockholders holding management positions (the "Management Stockholders") have agreed to indemnify the Investors and the DLJ Investors for losses incurred in connection with any misrepresentations or breaches of warranty by the Company or its affiliates. The Investors and the DLJ Investors (as defined herein) have agreed to indemnify the Company in substantially the same manner, with the indemnified amount limited to each Investor's ratable share of such losses.

TRANSACTIONS WITH AFFILIATES OF DLJ AND CHASE SECURITIES

    In connection with the Recapitalization, the Company issued 800,000 shares of Senior Preferred Stock and Warrants to purchase 190,252 shares of Common Stock and 72,947 shares of Junior Preferred Stock (for an aggregate of $20 million in cash) to DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V. and DLJ Merchant Banking Funding, Inc. (collectively, the "DLJ Investors"), all of which may be deemed to be affiliates of DLJ. The Company granted certain registration rights to the DLJ Investors. See "-- Registration Rights."

    In connection with the Recapitalization, the Company entered into a Bridge Facility with DLJ Bridge, an affiliate of DLJ, and Chemical, an affiliate of Chase Securities, pursuant to which DLJ Bridge purchased $51.0 million aggregate principal amount of senior unsecured increasing rate notes for $51.0 million in cash with interest payable at 12.75% per annum, and Chemical loaned $49.0 million in cash to the Company with interest payable at 12.75% per annum. The Company applied the net proceeds of the offering of the Senior Notes, for which DLJ and Chase Securities acted as Initial Purchasers, to the retirement of the Bridge Facility. DLJ and Chase Securities are also acting as underwriters in this Offering. In connection with such transactions, DLJ Bridge, Chemical, DLJ and Chase Securities received customary fees.

1996 CREDIT FACILITY

    Effective with the Recapitalization, Wells Fargo, an affiliate of Wells Fargo Bank, purchased approximately 7.14% of the then outstanding Common Stock. See "Principal and Selling Stockholders." Wells Fargo Bank is acting as lender under the 1996 Credit Facility and is being paid customary fees therefor. In addition, the Company has agreed to pay to Wells Fargo Bank, promptly upon demand, a fee of

$25,000 in consideration for Wells Fargo Bank agreeing to allow the Company to use the proceeds of Revolving Loans to make loans to senior management in respect of certain personal income tax liabilities. See "Description of Certain Indebtedness -- The 1996 Credit Facility."

STOCKHOLDERS AGREEMENT


    In connection with the Recapitalization, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with all of its holders of Common Stock and Junior Preferred Stock and any other securities exercisable or exchangeable for, or convertible into Common Stock or Junior Preferred Stock, including Messrs. Thomas and Albertson, the Scherr Trust and the Investors (collectively, the "Stockholders"). The Stockholders have certain rights under the Stockholders Agreement, including rights to designate the members of the Board of Directors and subscribe for a proportional share of certain future equity issuances by the Company. The Stockholders Agreement also prohibits the Company from taking certain actions without the consent of two-thirds of the members of the Board of Directors, and includes certain transfer restrictions. In addition, in connection with certain events of termination of the employment of a Management Stockholder, the Company and the other Stockholders shall have the right to purchase the Common Stock of such Management Stockholder at its fair market value. Upon consummation of this Offering, all of the foregoing provisions of the Stockholders Agreement will terminate, and the only provisions remaining in effect require the Stockholders to comply with the provisions of the Securities Act governing transfers of unregistered equity securities.


REGISTRATION RIGHTS

    The Company granted: (i) to the Investors and certain members of management, including Messrs. Thomas and Albertson and the Scherr Trust, the right to cause the Company to register such holders' shares of equity securities at any time upon the request of holders of at least 60.0% of the equity securities held by such holders; and (ii) to the DLJ Investors and any future holders of Senior Preferred Stock and Warrants the right to cause the Company to register the equity securities held by such holders on one occasion commencing 180 days following the date of this Prospectus, in each case in accordance with the requirements of the Securities Act and subject to the Company's right to delay its obligations upon the occurrence of specified events. In addition, all of such holders have the right to include their shares of equity securities in any registration of equity securities effected by the Company, including this Offering, subject to certain limitations. The Company has agreed to pay all costs associated with any such registrations, except for underwriters' discounts and commissions.

RESTRICTED STOCK AGREEMENTS

    In connection with the Recapitalization, certain members of management (including Messrs. Thomas and Albertson) agreed not to transfer their shares of Junior Preferred Stock before the earlier of (i) the completion of a "Qualified Public Offering" (as defined therein); (ii) the sale of the Company; or (iii) June 2001, subject to certain exemptions. All such transfer restrictions will terminate upon consummation of this Offering.

TAX INDEMNIFICATION AGREEMENT


    In connection with the Recapitalization, the Company entered into a tax indemnification agreement ("Tax Indemnification Agreement") with Raymond Scherr pursuant to which the Company has agreed to indemnify Raymond Scherr for any loss, damage or liability and all expenses incurred, suffered, sustained or required to be paid by the Scherr Trust in the event that certain specified aspects of the Recapitalization are not treated for tax purposes in the manner contemplated by the Recapitalization and related transactions. The Management Stockholders have individually agreed to reimburse the Company on a pro rata basis for any amounts paid to Mr. Scherr by the Company as required by the Tax Indemnification Agreement; provided, however, that the aggregate amount reimbursed by the Management Stockholders may not exceed $5 million.

SUBCHAPTER S DISTRIBUTIONS

    The Company elected to be taxed as a "S" corporation from 1988 until immediately prior to the consummation of the Recapitalization. The Scherr Trust, as the sole stockholder, received for 1994, 1995 and 1996 aggregate "S" corporation distributions of $3.9 million, $14.5 million and $29.8 million, respectively.

SCHERR BOARD REPRESENTATION LETTER


    On June 5, 1996, the Company entered into an agreement with Raymond Scherr (the "Scherr Board Representation Letter") in which the Company agreed that subsequent to the termination of the Stockholders Agreement by reason of a Qualified Public Offering so long as Mr. Scherr and certain related entities own 5% or more of the Common Stock on a fully diluted basis, the Company will nominate or cause the nomination of Mr. Scherr to the Board of Directors (and include Scherr in any proxy statement and related materials used in connection with an election of directors) and otherwise use its best efforts to cause his election at each annual meeting or special meeting relating to the election of directors of the Company. The Company's obligations under this agreement will terminate if Mr. Scherr suffers a disability or commits certain acts (as described in the agreement). This Offering constitutes a Qualified Public Offering for purposes of the Scherr Board Representation Letter.


MANAGEMENT TAX REDEMPTION


    In connection with the conversion of management's shares of Junior Preferred Stock upon completion of this Offering, a significant amount of non-cash income will be deemed to have been earned by certain employees of the Company who are also stockholders of the Company (including Larry Thomas and Marty Albertson) for federal and state income tax purposes (whether or not such employees have received any cash with respect to the underlying stock). In February 1997, the Company entered into agreements with Larry Thomas, Marty Albertson and certain other senior employees pursuant to which the Company agreed to effect the Management Tax Redemption to provide sufficient cash to such employees to finance a portion of such federal and state income tax obligations. Pursuant to the terms of the Management Tax Redemption, the Company will use approximately $18.4 million of the proceeds from this Offering to redeem for cash that number of shares of Common Stock calculated by dividing the amount of such proceeds by the initial public offering price less the net underwriting discount (I.E., approximately 1,317,000 shares of Common Stock, assuming an initial public offering price of $15.00 per share). Pursuant to the Common Stock Redemption, Larry Thomas and Marty Albertson will receive approximately $6.7 million and $4.5 million, respectively. See "Use of Proceeds."



OPTIONS GRANTED BY THE INVESTORS TO CERTAIN MEMBERS OF MANAGEMENT



    Chase Ventures, Wells Fargo and Weston Presidio granted Investor Options to purchase an aggregate of 277,194 shares of Common Stock at a purchase price of $4.33 per share to certain officers and key managers of the Company. Each grant of an Investor Option is, to the extent possible, deemed to be granted by each Investor to each member of management in the same ratio as granted by each Investor (i.e., 75.00% by Chase Ventures, 14.29% by Wells Fargo and 10.71% by Weston Presidio). Included in the Investor Options are options to purchase 109,722 shares of Common Stock that were granted to each of Messrs. Thomas and Albertson and 3,850 shares of Common Stock that were granted to each of Messrs. Ross and Soosman. The Investor Options were granted in December 1996, are presently exercisable and will expire on December 30, 2001. This Company is not a party to this agreement and has not, and will not, incur any obligation in connection with such Investor Options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Captial Resources."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE SENIOR NOTES

    The Company has issued an aggregate of $100 million of Senior Notes. Interest on the Senior Notes is payable at the rate of 11% per annum, in cash, semiannually, in arrears. The Senior Notes were issued pursuant to the Indenture between the Company and U.S. Trust Company of California, as trustee (the "Indenture"). This description of the material provisions of the Senior Notes is qualified in its entirety by reference to the Indenture which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


    The Senior Notes are unsecured obligations of the Company that will mature on July 1, 2006. The Senior Notes are not entitled to the benefit of a sinking fund. The Senior Notes may be redeemed, in whole or in part, at the option of the Company, at any time after July 1, 2001 at prices declining from 105.5% to 100.0% of the principal amount redeemed, plus accrued and unpaid interest. In addition, the Company may, at its option and subject to certain conditions, redeem (the "IPO Clawback") up to 33 1/3% of the original aggregate principal amount of Senior Notes, at a redemption price of 110% of the principal amount thereof, with the proceeds of an Initial Public Equity Offering (as such term is defined in the Indenture). This Offering constitutes an Initial Public Equity Offering. The Company will redeem pursuant to the IPO Clawback (or repurchase through open market purchases or otherwise) approximately $33.3 million aggregate principal amount of the Senior Notes with approximately $37.9 million of the net proceeds of this Offering. See "Use of Proceeds."


    The holders of the Senior Notes have the right to require that the Company repurchase their Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, upon the occurrence of a Change of Control (as such term is defined in the Indenture).

    The Indenture contains restrictions on, among other things, the Company's and any of its future subsidiaries' ability to incur additional indebtedness, make certain restricted payments (including the payment of dividends or distributions on the Common Stock), encumber its assets, make certain investments, sell assets and the capital stock of subsidiaries, if any, enter into transactions with affiliates and expand the lines of business conducted. In addition, the Indenture restricts the Company's ability to enter into mergers, consolidations or similar fundamental corporate transactions.

    Events of Default under the Senior Notes include: (i) the failure to pay principal or interest when due; (ii) a violation of one or more covenants contained in the Indenture; (iii) a default in certain other debt obligations of the Company; (iv) a failure to make a timely payment on any final unsatisfied judgment; and (v) certain events of bankruptcy.

THE 1996 CREDIT FACILITY

    GENERAL. The Company has entered into the 1996 Credit Facility with Wells Fargo Bank. The 1996 Credit Facility provides for a $25 million revolving credit facility, including a sub-limit for letters of credit of $10 million, and expires on June 1, 2001. This summary of the 1996 Credit Facility is qualified in its entirety by reference to the 1996 Credit Facility which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this description that are not defined herein have the meaning given to such terms in the 1996 Credit Facility.

    AVAILABILITY. Borrowings under the 1996 Credit Facility are subject to a borrowing base limit equal to 80% of Eligible Receivables plus 70% of Eligible Inventory minus, at all times prior to the occurrence of the Collateral Perfection Date, Trade Payables.

    SECURITY. Indebtedness of the Company under the 1996 Credit Facility is currently unsecured. Upon the occurrence of certain events including (i) an Event of Default or (ii) the failure by the Company to maintain certain ratios, at the option of Wells Fargo Bank, the 1996 Credit Facility will be secured by a security interest in certain assets and properties of the Company, including accounts receivable, inventory, trademarks, copyrights, patents and general intangibles, and all products and proceeds of any of the foregoing.

    INTEREST. Indebtedness under the 1996 Credit Facility bears interest at a rate based (at the Company's option) upon (i) in the case of Prime Rate Loans, the Prime Rate plus a maximum margin of 1.50%

(subject to reduction depending on the ratio of Funded Debt to EBITDA); and (ii) in the case of Eurodollar Rate Loans, the Eurodollar Rate for one, two, three, six, nine or twelve months, plus a maximum margin of 3.00% (subject to reduction depending on the ratio of Funded Debt to EBITDA).

    MATURITY. The 1996 Credit Facility will mature on June 1, 2001. Loans made pursuant to the 1996 Credit Facility may be borrowed, repaid and reborrowed from time to time until such maturity date, subject to the satisfaction of certain conditions on the date of any such borrowing.

    REVOLVING CREDIT FACILITY FEES. The Company is required to pay Wells Fargo Bank a facility fee of $250,000, of which $100,000 was paid and $50,000 is payable at the end of each fiscal year of the Company, PROVIDED that upon termination or cancellation of the 1996 Credit Facility, the Company must pay in full the outstanding balance of the $250,000 facility fee. In addition, the Company has agreed to pay to Wells Fargo Bank promptly upon demand, a fee of $25,000 in consideration for Wells Fargo Bank agreeing to allow the Company to use the proceeds of Revolving Loans to make loans to senior management in respect of certain personal income tax liabilities. The Company is also required to pay to Wells Fargo Bank a commitment fee based on the average daily unused portion of the committed undrawn amount of the 1996 Credit Facility during the preceding quarter equal to a maximum of 0.375% per annum (subject to reduction depending on the ratio of Funded Debt to EBITDA), payable in arrears on a quarterly basis. In addition to a normal issuance fee for each letter of credit issued, the Company is required to pay to Wells Fargo Bank a letter of credit fee based on the aggregate unpaid face amount of outstanding letters of credit equal to a maximum of 3.00% (subject to reduction depending on the ratio of Funded Debt to EBITDA), payable in arrears on a quarterly basis.

    CONDITIONS TO EXTENSIONS OF CREDIT. The obligation of Wells Fargo Bank to make loans or extend letters of credit is subject to the satisfaction of certain conditions including, but not limited to, the absence of a default or event of default under the 1996 Credit Facility, all representations and warranties under the 1996 Credit Facility being true and correct in all material respects, and that there has been no material adverse change in the Company's properties or business.

    COVENANTS. The 1996 Credit Facility requires the Company to meet certain financial tests, including a maximum Funded Debt to EBITDA ratio, a minimum Debt Service Coverage Ratio, a minimum level of profit, a minimum quarterly increase in Tangible Net Worth and a minimum EBITDA. The 1996 Credit Facility also contains covenants which, among other things, limit: (i) the incurrence of additional indebtedness; (ii) the nature of the business of the Company; (iii) leases of assets; (iv) ownership of subsidiaries; (v) dividends; (vi) capital expenditures; (vii) transactions with affiliates; (viii) asset sales; (ix) acquisitions, mergers and consolidations; (x) loans and investments; (xi) liens and encumbrances; and (xii) other matters customarily restricted in loan agreements. The 1996 Credit Facility also contains additional covenants which require the Company to maintain its existence and rights and franchises, to maintain its properties, to maintain insurance on such properties, to provide certain information to Wells Fargo Bank, including financial statements, notices and reports and to permit inspections of the books and records of the Company and its subsidiaries, to comply with applicable laws, including environmental laws and ERISA, to pay taxes and contractual obligations and to use the proceeds of the Revolving Loans to finance in part the Recapitalization, and for working capital and other general corporate purpose.

    EVENTS OF DEFAULT. Events of Default under the 1996 Credit Facility include payment defaults, breach of representations, warranties and covenants (subject to certain cure periods), cross-default to other indebtedness in excess of $2 million, dissolution of the Company, a material adverse change in the Company's properties or business, certain events of bankruptcy and insolvency, breach of ERISA covenants, judgment defaults in excess of $2 million and the occurrence of a Change of Control.

    INDEMNIFICATION. Under the 1996 Credit Facility, the Company has agreed to indemnify Wells Fargo Bank and related persons from and against any and all Losses (including, without limitation, the reasonable fees and disbursements of counsel) that may be incurred by or asserted against any such indemnified party
(a) in any way relating to the Loan Documents, the Recapitalization, or the use or intended use of the proceeds of the 1996 Credit Facility; (b) in connection with any investigation, litigation or other proceeding relating to the foregoing; or (c) in any way relating to or arising out of any Environmental Claims; PROVIDED, HOWEVER, that the Company is not liable for any such Losses resulting from such indemnified party's own gross negligence or willful misconduct.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon consummation of this Offering, the Company will have 18,316,579 shares of Common Stock outstanding (19,329,079 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 6,750,000 shares sold by the Company (7,762,500 shares if the Underwriters' over-allotment option is exercised in full) in the Offering will be freely tradable without restriction under the Securities Act, except for any shares held by an "affiliate" of the Company as such term is defined in Rule 144 under the Securities Act.



    The 11,566,579 shares of Common Stock outstanding immediately prior to the consummation of the Offering are Restricted Securities that were issued in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an exemption from registration, such as Rule 144. In general, under Rule 144, as recently amended by the Securities and Exchange Commission, a person who had beneficially owned shares of Common Stock for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares of Common stock that does not exceed the greater of one percent of the then outstanding shares of Common Stock (183,166 shares immediately after the consummation of the Offering, without taking into account any exercise of the Underwriters' over-allotment option) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice provisions and the availability of current public information about the Company. Rule 144(k), as recently amended by the Securities and Exchange Commission, provides that a person who is not deemed to be an "affiliate" and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. None of the Restricted Securities are eligible for the present two-year holding period provided for in Rule 144(k) except for up to 1,700,966 shares of Common Stock owned by the Scherr Trust and two related family trusts.



    Any employee, officer, director or consultant of the Company who purchased his or her shares pursuant to a written compensatory plan or contract and otherwise in compliance with Rule 701 under the Securities Act, is entitled to rely on the resale provisions of Rule 701 which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. Of the Restricted Shares, 11,300,327 are subject to lock-up agreements under which the holders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co.


    Following this Offering, the Company intends to file a registration statement on one or more Forms S-8 under the Securities Act to register the 713,782 shares of Common Stock issuable upon the exercise of options granted under the 1996 Plan (none of which are currently exercisable or will be exercisable within 60 days of March 1, 1997), the 795,970 shares of Common Stock issuable, upon the exercise of options granted to Larry Thomas and Marty Albertson (none of which are currently exercisable), and the 875,000 shares reserved for issuance under the 1997 Plan (none of which will have been granted as of the consummation of this Offering), thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing. See "Management -- Management Stock Option Agreements; -- 1996 Performance Stock Option Plan; -- 1997 Equity Participation Plan."

    No predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Possible Effect of Shares Eligible for Future Sale."

                          DESCRIPTION OF CAPITAL STOCK

    Upon consummation of this Offering, the authorized capital stock of the Company will consist of 55,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The following summary description relating to the capital stock gives effect to the consummation of this Offering and does not purport to be complete. Reference is made to the Certificate of Incorporation, and the Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

    Holders of Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Pursuant to the Certificate of Incorporation, holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which the Company may issue in the future.

WARRANTS

    In connection with the Recapitalization, the Company issued a warrant for the purchase of shares of the Common Stock and the Junior Preferred Stock of the Company (collectively, the "Warrants") to each of the DLJ Investors. The Warrants are exercisable into an aggregate of 676,566 shares of Common Stock at an exercise price of $0.01 per share and expire on June 5, 2006.

    So long as any of the Warrants are outstanding, the amount of Common Stock obtainable pursuant to the Warrants shall be subject to change or adjustment according to the anti-dilution provisions of the Warrants. In the case of any capital reorganization or any reclassification of the capital stock of the Company the Warrants shall thereafter be exercisable for the number of shares of stock or other securities or property receivable upon such capital reorganization or reclassification equal to the number of shares of Common Stock into which the Warrants would have been exercisable immediately prior to such reorganization or reclassification.

PREFERRED STOCK

    The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of the Preferred Stock may have class or series voting rights. Upon completion of this Offering and the transactions contemplated hereby, the Company will not have any shares of Preferred Stock outstanding. Further issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock. See "Risk Factors -- Ownership of the Company; Anti-takeover Provisions."

    SENIOR PREFERRED STOCK

    In connection with the Recapitalization, the Company issued 800,000 shares of Senior Preferred Stock with an initial aggregate liquidation value of $20.0 million. Approximately $22.9 million of the net proceeds of this Offering will be used to redeem all outstanding shares of Senior Preferred Stock, at a premium, and to pay all accrued and unpaid dividend with respect thereto, whereupon all such shares shall be cancelled by the Company. See "Use of Proceeds."

    JUNIOR PREFERRED STOCK

    In connection with the Recapitalization, the Company issued 1,386,000 shares of Junior Preferred Stock. All outstanding shares of Junior Preferred Stock are fully paid and nonassessable. Each outstanding share of Junior Preferred Stock has a liquidation preference of $100.00. Upon consummation of this Offering, each outstanding share of Junior Preferred Stock will be converted into 6.667 shares of Common Stock pursuant to the terms of an amendment approved by the Board of Directors and requisite stockholders in January 1997. No accrued and unpaid dividends will be paid on any shares of Junior Preferred Stock.

CERTAIN ANTI-TAKEOVER EFFECTS

    The provisions of the Certificate of Incorporation and the Bylaws summarized in the succeeding paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. See "Risk Factors -- Ownership of the Company; Anti-takeover Provisions."

    The Bylaws provide that special meetings of stockholders of the Company may be called only by the Board of Directors, or by a majority of the directors or by a committee authorized by the Board of Directors to do so. Special meetings may not be called by the stockholders. The Bylaws and the Certificate of Incorporation provide that any action required to be taken or which may be taken by holders of Common Stock must be effected at a duly called annual or special meeting of such holders and may not be taken by any written consent of such stockholders.

    The Bylaws provide that the stockholders seeking to bring business before an annual meeting of stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed to and received at, the principal executive offices of the Company on a date no later than than the close of business on the 120th calendar day in advance of the first anniversary of the date the Company's proxy statement was released to security holders in connection with the preceding year's annual meeting; PROVIDED, HOWEVER, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, a proposal shall be received by the Company no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form.

    The Bylaws may be amended by a majority of the Board of Directors. The Bylaws may also be amended by the stockholders; PROVIDED, HOWEVER that any such amendment must be approved by at least 66 2/3 of the combined voting power of the outstanding capital stock entitled to vote generally in the election of directors. Certain provisions of the Certificate of Incorporation may be amended only by the affirmative vote of at least 66 2/3 of the combined voting power of the then outstanding capital stock entitled to vote generally in the election of directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law ("Delaware Law") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction or the business combination by which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation or by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) after such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION TO DIRECTOR LIABILITY

    The Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware Law, directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware Law, a director's liability to the Company or its stockholders may not be limited or eliminated (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful dividend payments, stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. This provision, in effect, eliminates the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director, except in the situations set forth in clauses (i) through (iv) above. In addition, the Certificate of Incorporation does not alter the liability of directors under federal securities laws, and does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the vent of a breach in a director's duty of care. The Certificate of Incorporation requires the Company to indemnify all directors and officers of the Company to the fullest extent permitted by law. The Bylaws also require the Company to indemnify and advance indemnification expenses to the Company's officers and directors. The Company has entered into agreements to provide indemnification for the Company's directors and executive officers in addition to the indemnification permitted by the Certificate of Incorporation. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorney's fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company to the fullest extent permitted by applicable laws.

CERTAIN PROVISIONS OF CALIFORNIA LAW

    The Company is a corporation organized under the laws of Delaware and generally the laws of the state of incorporation govern the corporate operations of a corporation and the right of its stockholders. Certain provisions of the California Corporations Code may become applicable to a corporation incorporated outside of California, however, if (i) the corporation transacts intrastate business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest fiscal year, (ii) more than one-half of its outstanding voting securities are held of record by persons having addresses in California and (iii) the corporation is not otherwise exempt. An exemption is provided if the corporation has outstanding securities qualified for trading as a national market security on the Nasdaq National Market if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders (a "Listed Corporation").


    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GTRC." However, since a significant portion of the Company's activities presently occur in California, certain provisions of California corporate law may apply to the Company, as described above, unless as a result of this Offering (i) more than one-half of its outstanding voting securities are held of record by persons not having addresses in California or
(ii) there are more than 800 holders of its equity securities as of the applicable date.

    Except as discussed herein, provisions of California law which could be applicable to the Company if the Company meets these tests and is not exempt include, without limitation, those provisions relating to the stockholders' right to cumulative votes in elections of directors (cumulative voting is mandatory under California law), and the Company's ability to indemnify its officers, directors and employees (which is more limited in California than in Delaware). Notwithstanding the foregoing, a corporation may provide for a classified board of directors, or eliminate cumulative voting, or both if it is a Listed Corporation.

TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services.

              CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                           NON-UNITED STATES HOLDERS



GENERAL



    The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Common Stock by a "Non-United States Holder" and does not deal with tax consequences arising under the laws of any foreign, state, or local jurisdiction. As used herein, a "Non-United States Holder" is a beneficial owner of Common Stock that, for United States federal income tax purposes, is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of such trust.



    This discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, possibly retroactively. This discussion does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state and local tax consequences that may be relevant to Non-United States Holders in light of their personal circumstances. Prospective investors who are Non-United States Holders are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of the Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.



DIVIDENDS



    Generally, any dividend paid to a Non-United States Holder will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If the dividend is effectively connected with the conduct of a United States trade or business of the Non-United States Holder, the dividend would be subject to United States federal income tax on a net income basis (and, with respect to corporate holders and under certain circumstances, the branch profits tax) and would be exempt from the 30% withholding tax described above.



    Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations, not currently in effect, however, a Non-United States Holder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.



    A Non-United States  Holder that is  eligible for a  reduced rate of  United
States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.



DISPOSITION OF COMMON STOCK



    A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized upon the sale or other disposition of Common Stock unless (i) such gain is effectively connected with the conduct of a United States trade or business of the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, such individual is present in the United States for 183 days or more days during the taxable year of disposition and certain other requirements are met. If a Non-United States Holder falls under clause (i) above, the holder will be subject to tax on the net gain derived from the sale on the same basis that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). If an individual Non-United States Holder falls under clause (ii) above, the holder generally will be subject to a flat 30% tax on the gain derived from the sale which gain may be offset by United States source capital losses.



INFORMATION REPORTING AND BACKUP WITHHOLDING



    The Company must report annually to the United States Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to such holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.



    United States backup withholding tax generally will not apply to the payment of (a) dividends on Common Stock to a Non-United States Holder at an address outside the United States or (b) the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a United States broker or a foreign broker that has certain types of relationships to the United States, however, information reporting, but not backup withholding, is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and certain other requirements are met or the holder otherwise establishes an exemption. The payment of the proceeds from the sale of Common Stock and dividends paid on Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding at the rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.



    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the United States Internal Revenue Service.



    These information reporting and backup withholding rules are under review by the United States Treasury and their application to holding and disposing of Common Stock could be changed by future regulations. On April 15, 1996, the United States Internal Revenue Service issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed regulations would, among other changes, eliminate the presumption under current regulations with respect to dividends paid to addresses outside the United States. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers of Common Stock should consult their tax advisors concerning the potential application and effect of such Treasury Regulations.



FEDERAL ESTATE TAXES



    Common Stock held by an individual Non-United States Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

                                 LEGAL MATTERS


    The validity of the shares of Common Stock offered hereby will be passed upon by Latham & Watkins, Los Angeles, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Latham & Watkins provides legal services to certain of the representatives of the Underwriters and certain stockholders of the Company on a regular basis.


                                    EXPERTS


    The financial statements and schedule of Guitar Center, Inc. as of December 31, 1996 and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



    The financial statements of Guitar Center, Inc. at December 31, 1995 and for the two years ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    In connection with the Recapitalization, Ernst & Young LLP was replaced on July 24, 1996 by KPMG Peat Marwick LLP as the Company's independent certified public accountants. The decision to change accountants was approved by the Company's Board of Directors. The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995, and the subsequent interim period ended June 30, 1996, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1. File No. 333-20931 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, the Common Stock and this Offering, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 10007 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1025, Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Securities and Exchange Commission. The Company is currently subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements with the Securities and Exchange Commission.

                              GUITAR CENTER, INC.
                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Auditors (KPMG Peat Marwick LLP)....................   F-2
Report of Independent Auditors (Ernst & Young LLP)........................   F-3
Balance Sheets as of December 31, 1995 and 1996...........................   F-4
Statements of Operations for the years ended December 31, 1994, 1995 and
 1996.....................................................................   F-5
Statements of Stockholders' Equity (Deficit) for the years ended December
 31, 1994, 1995 and 1996..................................................   F-6
Statements of Cash Flows for the years ended December 31, 1994, 1995 and
 1996.....................................................................   F-7
Notes to Financial Statements.............................................   F-8

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Guitar Center, Inc.:



    We have audited the accompanying balance sheet of Guitar Center, Inc. as of December 31, 1996 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guitar Center, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                          KPMG PEAT MARWICK LLP



Los Angeles, California
February 10, 1997

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholder
Guitar Center, Inc.



    We have audited the accompanying balance sheet of Guitar Center, Inc. as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guitar Center, Inc. at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP



Los Angeles, California
March 6, 1996.

                              GUITAR CENTER, INC.
                                 BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                             DECEMBER 31,
                                                                                        -----------------------
                                                                                          1995         1996
                                                                                        ---------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $   1,338  $         47
  Accounts receivable, less allowance for doubtful accounts of $200 (1995) and $150
   (1996).............................................................................      2,203         4,062
  Inventories.........................................................................     31,281        49,705
  Prepaid expenses and other current assets...........................................        690         1,388
  Employee notes......................................................................         82            67
                                                                                        ---------  ------------
Total current assets..................................................................     35,594        55,269
Property and equipment, net...........................................................     13,276        14,966
Goodwill, net of accumulated amortization of $152 (1995) and $167 (1996)..............        447           432
Other assets..........................................................................        301         4,182
                                                                                        ---------  ------------
Total assets..........................................................................  $  49,618  $     74,849
                                                                                        ---------  ------------
                                                                                        ---------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................................................  $  12,613  $     14,005
  Accrued expenses....................................................................      7,061         7,891
  Deferred compensation...............................................................      7,908       --
  Merchandise advances................................................................      2,010         2,401
  Current portion of long-term debt...................................................     --             3,536
                                                                                        ---------  ------------
Total current liabilities.............................................................     29,592        27,833
Other long-term liabilities...........................................................        263           645
Long-term debt........................................................................     --           100,000
Senior preferred stock, aggregate liquidation preference of $21,602; authorized
 4,250,000 shares, issued and outstanding 800,000 shares..............................     --            15,186
Stockholders' equity (deficit):
  Junior preferred stock aggregate liquidation preference of $144,959.................     --           138,610
  Common stock, no par value; authorized 2,500,000 shares, issued and outstanding
   1,400,000 at December 31, 1995; $0.01 par value authorized 55,000,000 shares,
   issued and outstanding 3,622,804 at December 31, 1996..............................      4,987            36
  Warrants............................................................................     --             6,500
  Additional paid in capital..........................................................     --            (6,966)
  Retained earnings (deficit).........................................................     14,776      (206,995)
                                                                                        ---------  ------------
Total stockholders' equity (deficit)..................................................     19,763       (68,815)
                                                                                        ---------  ------------
Total liabilities and stockholders' equity (deficit)..................................  $  49,618  $     74,849
                                                                                        ---------  ------------
                                                                                        ---------  ------------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                              GUITAR CENTER, INC.
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                            YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                    1994              1995              1996
                                                              ----------------  ----------------  ----------------
Net sales...................................................  $        129,039  $        170,671  $        213,294
Cost of goods sold, buying and occupancy....................            92,275           123,415           153,222
                                                              ----------------  ----------------  ----------------
Gross profit................................................            36,764            47,256            60,072
Selling, general and administrative expenses................            26,143            32,664            41,345
Deferred compensation expense...............................             1,259             3,087            71,760
                                                              ----------------  ----------------  ----------------
Operating income (loss).....................................             9,362            11,505           (53,033)
Interest income.............................................                14                14                 8
Interest expense............................................              (266)             (382)          (12,177)
Transaction expenses........................................         --                --                   (6,942)
Other income (expenses).....................................                45                65              (126)
                                                              ----------------  ----------------  ----------------
Income (loss) before income taxes...........................             9,155            11,202           (72,270)
Income taxes................................................               326               345               139
                                                              ----------------  ----------------  ----------------
Net income (loss)...........................................  $          8,829  $         10,857  $        (72,409)
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
Pro forma data (unaudited):
  Income (loss) before taxes................................  $          9,155  $         11,202  $        (72,270)
  Pro forma income taxes....................................             4,478             6,144         --
                                                              ----------------  ----------------  ----------------
  Pro forma net income (loss)...............................  $          4,677  $          5,058  $        (72,270)
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
  Senior and junior preferred stock dividends...............         --                --                    7,951
  Net loss available to common stockholder..................         --                --                  (80,221)
                                                                                                  ----------------
                                                                                                  ----------------
  Pro forma net income (loss) per share.....................  $           0.24  $           0.26  $          (4.13)
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
  Weighted average shares outstanding.......................            19,408            19,408            19,408
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                              GUITAR CENTER, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)



                                            JUNIOR                               ADDITIONAL    RETAINED
                                           PREFERRED     COMMON                   PAID IN      EARNINGS
                                             STOCK        STOCK      WARRANTS     CAPITAL     (DEFICIT)       TOTAL
                                          -----------  -----------  -----------  ----------  ------------  ------------
                                                                  (IN THOUSANDS)
Balance at December 31, 1993............  $   --        $   4,987    $  --       $   --      $     13,477  $     18,464
  Net income............................      --           --           --           --             8,829         8,829
  Distributions to stockholder..........      --           --           --           --            (3,869)       (3,869)
                                          -----------  -----------  -----------  ----------  ------------  ------------
Balance at December 31, 1994............      --            4,987       --           --            18,437        23,424
  Net income............................      --           --           --           --            10,857        10,857
  Distributions to stockholder..........      --           --           --           --           (14,518)      (14,518)
                                          -----------  -----------  -----------  ----------  ------------  ------------
Balance at December 31, 1995............      --            4,987       --           --            14,776        19,763
  S Corporation cash distributions......      --           --           --           --           (28,057)      (28,057)
  S Corporation non-cash
   distributions........................      --           --           --           --            (1,753)       (1,753)
  Redemption of prior sole stockholder
   interest.............................       19,800      (4,787)      --           --          (128,115)     (113,102)
  Reclassification of prior S
   Corporation deficit..................      --           --           --          (10,249)       10,249       --
  Issuance of equity to management......       49,500         500       --           --           --             50,000
  Issuance of equity to new investors...       69,300         700       --           --           --             70,000
  Issuance of warrants..................      --           --            6,500       --           --              6,500
  Options granted to management by
   investor group.......................      --           --           --            1,918       --              1,918
  Reclassification of excess of par
   value................................      --           (1,364)      --            1,364       --            --
  Sale of equity to management..........           10      --           --                1       --                 11
  Net loss..............................      --           --           --           --           (72,409)      (72,409)
  Undeclared dividend on senior
   preferred stock......................      --           --           --           --            (1,602)       (1,602)
  Accretion of senior preferred stock...      --           --           --           --               (84)          (84)
                                          -----------  -----------  -----------  ----------  ------------  ------------
Balance at December 31, 1996............  $   138,610   $      36    $   6,500   $   (6,966) $   (206,995) $    (68,815)
                                          -----------  -----------  -----------  ----------  ------------  ------------
                                          -----------  -----------  -----------  ----------  ------------  ------------



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                              GUITAR CENTER, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                            YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------------
                                                                     1994            1995            1996
                                                                 -------------  --------------  --------------
OPERATING ACTIVITIES
Net income (loss)..............................................  $       8,829  $       10,857  $      (72,409)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Depreciation and amortization................................          1,488           1,802           2,161
  Deferred compensation--repurchase of options.................       --              --                49,510
  Investor options to management...............................       --              --                 1,918
  (Gain) loss on sale of fixed assets..........................             85              (4)            112
  Amortization of deferred financing fees......................       --              --                   215
  Changes in operating assets and liabilities:
    Accounts receivable........................................            714            (513)         (1,859)
    Inventories................................................         (4,785)         (2,487)        (18,424)
    Prepaid expenses...........................................             12            (317)           (698)
    Other assets...............................................             30            (154)           (511)
    Accounts payable...........................................          2,139           2,208           1,392
    Accrued liabilities........................................          2,871           1,452             830
    Deferred compensation......................................          1,259           3,087          (7,908)
    Merchandise advances.......................................            349             490             391
    Other long-term liabilities................................            296             (33)            382
                                                                 -------------  --------------  --------------
Net cash provided by (used in) operating activities............         13,287          16,388         (44,898)
INVESTING ACTIVITIES
Proceeds from sale of assets...................................            143              15             433
Purchases of property and equipment............................         (3,277)         (3,432)         (6,133)
Employee notes.................................................            (39)            (42)             15
                                                                 -------------  --------------  --------------
Net cash used in investing activities..........................         (3,173)         (3,459)         (5,685)
FINANCING ACTIVITIES
Principal repayments of long-term debt.........................         (2,575)           (825)       --
Proceeds from issuance of long term debt.......................       --              --               100,000
Net change in revolving debt facility..........................       --              --                 3,536
Distribution of prior shareholder interest.....................       --              --              (113,102)
Deferred financing fees paid...................................       --              --                (3,585)
Issuance of common stock.......................................       --              --                 1,200
Issuance of junior preferred stock.............................       --              --                69,300
Issuance of senior preferred stock.............................       --              --                13,500
Issuance of warrants...........................................       --              --                 6,500
Distributions to stockholder...................................         (3,869)        (14,518)        (28,057)
                                                                 -------------  --------------  --------------
Net cash provided by (used in) financing activities............         (6,444)        (15,343)         49,292
                                                                 -------------  --------------  --------------
Net increase (decrease) in cash and cash equivalents...........          3,670          (2,414)         (1,291)
Cash and cash equivalents at beginning of year.................             82           3,752           1,338
                                                                 -------------  --------------  --------------
Cash and cash equivalents at end of year.......................          3,752  $        1,338  $           47
                                                                 -------------  --------------  --------------
                                                                 -------------  --------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest...................................................  $         292  $          357  $       11,890
                                                                 -------------  --------------  --------------
                                                                 -------------  --------------  --------------
    Income taxes...............................................  $         111  $          346  $          139
                                                                 -------------  --------------  --------------
                                                                 -------------  --------------  --------------


SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES


    In 1996, the Company entered into two sale leaseback transactions with its former sole stockholder aggregating $1,753,000.



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                              GUITAR CENTER, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS


    Guitar Center, Inc. ("Guitar Center" or the "Company") operates a chain of retail stores which sell high quality musical instruments primarily guitars, keyboard, percussion and pro-audio equipment. At December 31, 1996, the Company operated 28 stores in major cities throughout the United States with approximately 50% of the stores located in California.



    The financial statements give effect to the reincorporation of the Company from a California to a Delaware corporation on October 11, 1996 and a 2.582-to-1 stock split effectuated on January 15, 1997.



    RECAPITALIZATION



    On June 5, 1996, Guitar Center consummated a series of transactions to effect the recapitalization of the Company (the "Recapitalization"). Members of management purchased 1,291,000 shares of the Company's Common Stock for $0.5 million cash and received 495,000 shares of 8% Junior Preferred Stock in exchange for the cancellation of outstanding options exercisable for Common Stock. The Company's former sole stockholder received 198,000 shares of Junior Preferred Stock in exchange for Common Stock. New investors purchased 1,807,400 shares of Common Stock and 693,000 shares of Junior Preferred Stock for $70.0 million cash, and 800,000 shares of 14% Senior Preferred Stock and Warrants for an aggregate $20 million cash. The Warrants are exchangeable for 190,252 shares of Common Stock and 72,947 shares of Junior Preferred Stock. The Company repurchased shares of Common Stock from the former sole stockholder for $113.1 million cash, and canceled certain options for Common Stock held by management in exchange for $27.9 million cash. For financial statement purposes, the Company recorded a charge to operations in the amount of $69.9 million (net of $7.9 million which the Company had previously accrued) related to the cancellation and exchange of the management stock options.


    In part to fund the Recapitalization transaction and to repay the $35.9 million outstanding under its Old Credit Facility, the Company borrowed $100 million under an increasing rate Bridge Facility. The Bridge Facility was repaid on July 2, 1996 with the proceeds of the 11% Senior Notes due 2006 and cash on hand.


    In connection with the Recapitalization, the Company incurred transaction costs and financing fees of approximately $11.6 million, which consists of $6.9 million of sellers transaction costs and $4.7 million in fees paid to finance the Bridge Facility. These amounts have been charged to transaction expenses and interest expense, net, respectively, in the 1996 statement of operations. In addition, on July 2, 1996, in connection with the sale of the Notes, approximately $3.6 million was paid and capitalized as an other asset and will be amortized over the term of the related debt.



    OFFERING



    In January 1997, the Board of Directors authorized the filing of a registration statement for an initial public offering (the "Offering") of the Company's Common Stock $.01 par value ("Common Stock").



    Upon consummation of the Offering, the Company will convert 100% of the outstanding shares of the Company's Junior Preferred Stock into shares of Common Stock at a ratio of 6.667 shares of Common Stock for each share of Junior Preferred Stock. No accrued and unpaid dividends will be paid on any shares of Junior Preferred Stock. Upon successful consummation of the Offering, the Company intends to use the proceeds to redeem (or repurchase through open market purchases or otherwise) up to approximately 33.3% of the Company's 11% Senior Notes due 2006 (the "Senior Notes") at a price not to exceed 110% of the principal amount thereof, plus accrued and unpaid interest. Accordingly, the Company anticipates that an extraordinary charge to operations will be incurred equal to the premium paid plus the write-off of one-third of the unamortized deferred financing fees. Additionally, the Company

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

intends to redeem 100% of the outstanding shares of the Company's Senior Preferred Stock, $.01 par value (the "Senior Preferred Stock"), at 103% of the face amount thereof, plus accrued and unpaid dividends. If successful, a charge to dividends will be incurred by the Company for the difference between the financial statement value of the Senior Preferred Stock and the face amount thereof, plus premium.


    INVENTORIES

    Inventories, including used merchandise and vintage guitars, are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; generally five years for furniture and fixtures, computer equipment and vehicles, 15 years for buildings and 15 years or the life of the lease, whichever is less, for leasehold improvements. Maintenance and repair costs are expensed as they are incurred, while renewals and betterments are capitalized.

    STORE PREOPENING COSTS


    Effective January 1, 1996, the Company elected to capitalize certain preopening costs and amortize the balance over 12 months. Previously, preopening costs were charged to expense as incurred. The change was not material to any previous periods presented.


    ADVERTISING COSTS


    The Company expenses the costs of advertising as incurred. Advertising expense included in the statements of operations for the years ended December 31, 1994, 1995 and 1996, is $4,236,000, $4,128,000 and $5,717,000, respectively.


    MERCHANDISE ADVANCES

    Merchandise advances represent primarily layaway deposits which are recorded as a liability pending consummation of the sale when the full purchase price is received from the customer and outstanding gift certificates which are recorded as a liability until redemption by the customer.

    REVENUE RECOGNITION

    Revenue is recognized at the time of sale, net of a provision for estimated returns.

    INCOME TAXES

    In connection with the Recapitalization, the Company terminated its S Corporation election and converted to a C Corporation for income tax purposes. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management determined that a substantial valuation allowance was necessary as of December 31, 1996 due to the increased leverage of the Company on that date and its effect on future taxable income.



    Prior to the Recapitalization, the Company had elected to be taxed as a Subchapter S corporation. This election generally requires the individual stockholder rather than the Company to pay federal income taxes on the Company's earnings.



    California, and certain other states in which the Company does business, impose a minimum tax on Subchapter S corporate income, which is reflected as income taxes on the statements of operations.


    GOODWILL

    Goodwill represents the excess of the purchase price over the fair value of the net assets acquired resulting from a business combination and is being amortized on a straight-line basis over 40 years.

    RENT EXPENSE

    The Company leases certain store locations under operating leases that provide for annual payments that increase over the life of the leases. The aggregate of the minimum annual payments are expensed on a straight-line basis over the term of the related lease without consideration of renewal option periods. The amount by which straight-line rent expense exceeds actual lease payment requirements in the early years of the leases is accrued as deferred minimum rent and reduced in later years when the actual cash payment requirements exceed the straight-line expense.

    CONCENTRATION OF CREDIT RISK


    The Company's deposits are with various high quality financial institutions. Customer purchases are transacted using generally cash or credit cards. In certain instances, the Company grants credit for larger purchases, generally to professional musicians, under normal trade terms. Trade accounts receivable were approximately $212,000 and $409,000 at December 31, 1995 and 1996, respectively. Credit losses have historically been within management's expectations.


    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For the purposes of balance sheet classification and the statement of cash flows, the Company considers all highly liquid investments that are both readily convertible into cash and mature within 90 days of their date of purchase to be cash equivalents.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations or liquidity.



    STOCK OPTION PLANS


    Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


    FAIR VALUE OF FINANCIAL INSTRUMENTS



    The carrying amount of the Company's financial instruments, which principally include cash, accounts receivable, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments.



    The fair value of the Company's short term instrument reflects the fair value based upon current rates available to the Company for similar debt. The fair value of the Company's long term debt instrument is $110 million, based on quoted market prices.


2.  INVENTORIES
    The major classes of inventories are as follows:


                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------
                                                                                      (IN THOUSANDS)
Major goods......................................................................  $  19,597  $  32,758
Associated accessories...........................................................      5,952      9,057
Vintage guitars..................................................................      2,072      2,569
Used merchandise.................................................................      1,940      2,439
General accessories..............................................................      1,720      2,882
                                                                                   ---------  ---------
                                                                                   $  31,281  $  49,705
                                                                                   ---------  ---------
                                                                                   ---------  ---------


    Major goods includes the major product lines including stringed merchandise, percussion, keyboards and pro-audio equipment. Associated accessories are comprised of accessories to major goods. General accessories includes other merchandise such as apparel, cables and books.

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.  PROPERTY AND EQUIPMENT
    Property and equipment consists of the following:


                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------
                                                                                      (IN THOUSANDS)
Land.............................................................................  $   2,881  $   2,283
Buildings........................................................................      9,075      7,693
Transportation equipment.........................................................        494        467
Furniture and fixtures...........................................................      5,838      8,161
Leasehold improvements...........................................................      2,416      6,440
Construction in progress.........................................................      1,201        185
                                                                                   ---------  ---------
                                                                                      21,905     25,229
Less accumulated depreciation....................................................      8,629     10,263
                                                                                   ---------  ---------
                                                                                   $  13,276  $  14,966
                                                                                   ---------  ---------
                                                                                   ---------  ---------


4.  LONG-TERM DEBT
    In connection with the Recapitalization, the Company borrowed $100 million under increasing rate notes (the "Bridge Facility"). Financing fees of $4.7 million were paid and charged to the statement of operations during June 1996. On July 2, 1996, the Bridge Facility was repaid with the proceeds from the sale of 11% Senior Notes due 2006 and cash on hand. The Senior Notes are unsecured and pay interest on a semi-annual basis.


    The Senior Notes are not entitled to the benefit of a sinking fund. The Senior Notes may be redeemed, in whole or in part, at the option of the Company, at any time after July 1, 2001 at prices declining from 105.5% to 100.0% of the principal amount redeemed, plus accrued and unpaid interest. In addition, the Company, may, at its option and subject to certain conditions, redeem up to 33 1/3% of the original aggregate principal amount of Senior Notes, at a redemption price of 110% of the principal amount thereof in connection with an initial public offering of Common Stock. The holders of the Senior Notes have the right to require the Company to repurchase their Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, upon the occurrence of a change of control, as defined.



    In June 1996, the Company entered into a $25 million unsecured revolving line of credit. The line expires in June 2001. The revolving line of credit bears interest at various rates based on the prime lending rate (8.25% at December 31, 1996) plus 1.5% or the Eurodollar rate (5.5% at December 31, 1996) plus 3.0%. A fee of 0.375% is assessed on the unused portion of the facility with interest due monthly. At December 31, 1996, the Company had $3.5 million outstanding under the revolving line of credit and $300,000 outstanding on standby letters of credit. The Company had available borrowings under the line of credit of $21.2 million at December 31, 1996.



    Under certain conditions, the line of credit will convert to a secured credit facility. Under the terms of the term loan and revolving line of credit agreements, the Company is subject to various financial and other covenants. The Company was in compliance with or had appropriate waivers for such covenants at December 31, 1996. In addition, the Senior Notes and line of credit restrict the payment of cash dividends.


5.  LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS
    The Company leases its office and several retail store facilities under various operating leases which expire at varying dates through June 2006. Generally, the agreements contain provisions which require the Company to pay for normal repairs and maintenance, property taxes and insurance.

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS (CONTINUED)

    Through October 17, 1995, the Company leased from its Profit Sharing Plan two properties at a total monthly rental of $19,988. On October 17, 1995, the leases with the Company were cancelled for fees totaling $227,000. One of the properties was then purchased by the Company for $500,000, a price determined by an independent fiduciary. The other property was re-leased by the Company through 2005 from a related party at a monthly rental of $8,250. The Company leases three additional properties through 2006 from a related party at monthly rentals aggregating $26,200. The total rent expense recorded for related party leases totaled $238,000, $292,000 and $364,000 in 1994, 1995 and 1996,
respectively.



    The total minimum rental commitment at December 31, 1996, under operating leases, is as follows:



YEAR ENDED DECEMBER 31                                                    AMOUNT
--------------------------------------------------------------------  --------------
                                                                      (IN THOUSANDS)
1997................................................................    $    3,281
1998................................................................         3,238
1999................................................................         3,161
2000................................................................         3,147
2001................................................................         3,110
Thereafter..........................................................        13,950
                                                                      --------------
                                                                        $   29,887
                                                                      --------------
                                                                      --------------



    The total rental expense included in the statements of operations for the years ended December 31, 1994, 1995 and 1996 is $1,804,000, $1,985,000 and
$2,856,000, respectively.


6.  PROFIT SHARING PLAN

    The Company has a Profit Sharing Plan (the "Plan") which covers substantially all employees who meet a minimum employment requirement. The Company's board of directors can elect to contribute up to 15% of the participants' compensation for any plan year, subject to a maximum of $30,000 per participant. During the Plan years ended October 31, 1994, 1995 and 1996, the Company declared total contributions of $1,003,000, $1,272,000 and $654,000, respectively, which is included in accrued liabilities. In addition, $195,000 of assets, included in the Plan, which had been forfeited by terminated employees, was reallocated to participants.


7.  STOCK OPTION PLANS

    1996 PERFORMANCE STOCK OPTION PLAN


    In June 1996, the Company adopted the 1996 Performance Stock Option Plan (as amended, the "1996 Plan"), which provides for the granting of options to purchase units (each unit consisting of 2.582 shares of Common Stock and 99/100 of a share of Junior Preferred Stock (a "Unit")) at an aggregate weighted average exercise price of $100.00 per unit. As of December 31, 1996, the Company had issued options to purchase 60,399 Units under the 1996 Plan. Upon conversion of the Junior Preferred Stock, an option to purchase a Unit will become an option to purchase 9.182 shares of Common Stock at an exercise price of $10.89 per share. The options vest ratably over three years. The 1996 Plan will be frozen upon the consummation of the Offering.


    MANAGEMENT STOCK OPTION AGREEMENTS


    In June 1996, the Company granted options to certain officers to purchase 86,688 Units at an exercise price of $100 per Unit. The options vest in three equal installments commencing 2003, 2004,

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.  STOCK OPTION PLANS (CONTINUED)

and 2005 and will terminate upon the certain events. The agreements contain provisions to accelerate the vesting period, including the achievement of a certain targeted "Calculated Corporate Value", as defined.


    1997 EQUITY PARTICIPATION PLAN


    In January of 1997, the Company and its stockholders adopted the 1997 Equity Participation Plan (the "1997 Plan"). Under the 1997 Plan, the Company may grant options to purchase up to 875,000 shares of Common Stock; provided, however, that grants to any one individual may not exceed 150,000 shares of Common Stock in any calendar year. As of December 31, 1996, no options had been granted under the 1997 Plan.



    OTHER OPTION ARRANGEMENTS



    In December 1996, the Company's institutional investors granted options to certain officers and key managers of the Company to purchase 30,188.68 Units held by such investors at a purchase price of $39.75 per Unit. The Company is not a party to this agreement and has not, and will not, incur any obligation in connection with such options. Under generally accepted accounting principles, the Company recorded a charge to the statement of operations in the amount of $1.9 million, with a corresponding increase to additional paid in capital.



    The Company applies APB Opinion No. 25 in accounting for its plans. Had the Company determined compensation cost based upon the fair value at the grant date for its stock options under SFAS No. 123 using the Black Scholes option pricing model with the following weighted average assumptions: 1996 - expected dividend yield 0%, risk free interest rate of 7.00%, and expected life of 10 years. The Company's net loss for the year ended December 31, 1996 would have been increased from $72.4 million to a pro forma loss of $73.2 million.



    Pro forma net loss reflects only options granted in 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 3 to 10 years and compensation cost for options granted prior to January 1, 1996 is not considered.



    At December 31, 1996, all the outstanding stock options had an exercise price of $100 per Unit and a remaining contractual life of 10 years.



    At December 31, 1996, no options were exercisable.



    TERMINATED PLAN



    Prior to the Recapitalization, the Company had granted to certain members of management options to purchase 81,407,400 of common stock of the Company at prices ranging from $.0005 to $0.11 per share. Upon consummation of the Recapitalization, these options were exchanged for cash and securities with management and canceled. For financial statement purposes, the Company recorded a charge of approximately $69.9 million (net of the $7.9 million previously accrued as deferred compensation) in the statement of operations.

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.  INCOME TAXES
    The pro forma unaudited income tax adjustments presented represent income taxes which would have been reported had the Company been subject to Federal and State income taxes as a C Corporation. The historical pro forma provisions for income taxes were as follows:


                                                                                       1994       1995       1996
                                                                                     ---------  ---------  ---------
                                                                                             (IN THOUSANDS)

Historical income taxes............................................................  $     326  $     345        139
                                                                                     ---------  ---------  ---------

Pro forma adjustments (unaudited):

  Federal..........................................................................      3,645      5,001     --
  California.......................................................................        507        798       (139)
                                                                                     ---------  ---------  ---------

    Total pro forma adjustments....................................................      4,152      5,799       (139)
                                                                                     ---------  ---------  ---------

    Total pro forma provision for income taxes.....................................  $   4,478  $   6,144  $  --
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------


    Pro forma income tax expense differs from the statutory tax rate of 35% as applied to earnings before income taxes, as follows:


                                                                                     1994       1995        1996
                                                                                   ---------  ---------  ----------
                                                                                            (IN THOUSANDS)
Expected income tax expense (benefit)............................................  $   3,204  $   3,921     (25,295)
State income taxes, net of federal benefit.......................................        541        743      (3,650)
Non deductible deferred compensation.............................................        441      1,080      --
Non deductible transaction costs.................................................     --         --           3,281
Benefit not recorded due to net carryforward position............................     --         --          25,379
Other............................................................................        292        400         285
                                                                                   ---------  ---------  ----------
                                                                                   $   4,478  $   6,144      --
                                                                                   ---------  ---------  ----------
                                                                                   ---------  ---------  ----------

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.  INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:


                                                                                                 1996
                                                                                               ---------
                                                                                          (IN THOUSANDS)

Deferred tax assets:

  Federal net operating loss carryforward....................................................  $  22,483
  State net operating loss carryforwards.....................................................      1,622
  Deferred compensation......................................................................        772
  Accrued liabilities........................................................................        648
  Inventory reserves.........................................................................        336
                                                                                               ---------

Total gross deferred tax assets..............................................................     25,861
                                                                                               ---------

Deferred tax liabilites

  Depreciation...............................................................................        140
  Other......................................................................................        342
                                                                                               ---------
Total gross deferred liabilities.............................................................        482
                                                                                               ---------
Deferred tax assets net of deferred tax liabilities..........................................     25,379
                                                                                               ---------

Less valuation allowance.....................................................................     25,379
                                                                                               ---------

Net deferred tax assets......................................................................     --
                                                                                               ---------
                                                                                               ---------



In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $64 million prior to the expiration of the net operating loss carry forwards in 2011.



    In connection with the Recapitalization, the Company entered into a tax indemnification agreement with its former sole stockholder pursuant to which the Company has agreed to indemnify such stockholder for any loss, damage, or liability and all expenses incurred, suffered, sustained or required to be paid by such stockholder in the event that certain specified aspects of the Recapitalization are not treated for tax purposes in the manner contemplated by the Recapitalization and related transactions.

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9.  OTHER FINANCIAL INFORMATION
    Accrued Expenses


                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)
Wages, salaries and benefits........................................................  $       2,218  $       2,161
Sales tax payable...................................................................          1,666          2,011
Profit sharing accrual..............................................................          1,272            786
Other...............................................................................          1,905          2,933
                                                                                      -------------  -------------
                                                                                      $       7,061  $       7,891
                                                                                      -------------  -------------
                                                                                      -------------  -------------


10. PREFERRED STOCK

    REDEEMABLE SENIOR PREFERRED STOCK AND WARRANTS

    In connection with the recapitalization, the Company issued 800,000 shares of Senior Preferred Stock with an initial aggregate liquidation value of $20.0 million.

    Dividends on the Senior Preferred Stock accrue at a rate of 14%. Such dividends are payable quarterly on each of March 15, June 15, September 15 and December 15, beginning June 15, 1996. On or prior to June 15, 2002, dividends shall not be payable in cash to holders, but shall, whether or not declared, accrete to the liquidation value of the Senior Preferred Stock compounded on each dividend payment date. Under certain circumstances the holders can elect to receive additional shares of the Senior Preferred stock in lieu of accreting to the liquidation value.


    OPTIONAL REDEMPTION



    The Company may, at its option, to the extent that funds are legally available for such payment, redeem, prior to June 15, 1999, in whole or in part, shares of Senior Preferred Stock at a redemption price equal to 103% of the liquidation value thereof if such redemption shall occur before June 15, 1997, or 106% of the liquidation value thereof if the redemption occurs on or after June 15, 1997 to and including June 15,1999, without interest, PROVIDED, HOWEVER, that an initial public offering shall have occurred and the aggregate redemption price of the Senior Preferred Stock does not exceed the net proceeds received by the Company in the initial public offering. In January 1997, the Company and holders of all outstanding shares of Senior Preferred Stock entered into an agreement pursuant to which the Company will redeem all outstanding shares of Senior Preferred Stock at 103% of the liquidation value thereof simultaneously with the consummation of the Offering.


    The Senior Preferred Stock is redeemable, on or after June 15,1999, at the option of the company at a price equal to a percentage of the liquidation value as follows:

                                        PERCENTAGE OF
      YEAR BEGINNING JUNE 15,         LIQUIDATION VALUE
            -----------              -------------------
 1999..............................             110%
 2000..............................             108
 2001..............................             106
 2002..............................             104
 2003..............................             102
 2004 and thereafter...............             100

    The Senior Preferred stock is mandatorially redeemable on June 15, 2008 at a redemption price equal to the aggregate liquidation value plus all accrued and unpaid cash dividends.

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. PREFERRED STOCK (CONTINUED)
    Holders of the Senior Preferred Stock have no voting rights with respect to any matters except as provided by law or as set forth in the Senior Preferred Stock Certificate of Determination. Such Certificate of Determination provides that in the event that (i) dividends on the Senior Preferred Stock are in arrears and unpaid for six consecutive quarterly periods after June 15, 2002;
(ii) for any reason (including the reason that funds are not legally available for redemption), the Company shall have failed to discharge any mandatory redemption obligation; or (iii) the Company shall have failed to provide a notice within the time period required by a redemption pursuant to a Change of Control (each of the foregoing, a "Voting Trigger"), the Board will be increased by two directors and the holders of the Senior Preferred Stock, together with the holders of shares of every other series of preferred stock of the Company with like rights to vote for the election of two additional directors, voting as a class, will be entitled to elect two directors to the expanded Board of Directors. Such voting rights will continue until the Company shall have fulfilled its obligations that gave rise to a Voting Trigger.

    The Senior Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks Senior to Junior Preferred Stock and the Common Stock.


    In connection with the issuance of the Senior Preferred Stock the holders received detachable warrants (in addition to the Senior Preferred Stock) for the aggregate $20.0 million paid. The warrants are exchangeable for 73,684 Units (or 190,252 shares of Common Stock and 72,947 shares of Junior Preferred Stock).



    The market value of the warrants at issuance was deemed to be $6.5 million with the Senior Preferred Stock valued at $13.5 million. The warrants are exercisable at a price of $0.01 per Unit. The Senior Preferred stock will accrete to its redemption value ($20.0 million) using the effective interest method through its mandatory redemption date of June 15, 2008. The carrying amount of the Senior Preferred Stock will be adjusted periodically for both the above noted accretion as well as by amounts representing dividends not currently declared or paid, but which will be payable under the mandatory redemption features.


    JUNIOR PREFERRED STOCK


    The Company has authorized the issuance of up to 1,500,000 shares of 8% Junior Preferred Stock, $.01 par value ("Junior Preferred Stock").



    In connection with the Recapitalization 1,386,000 shares of Junior Preferred Stock were issued. Each outstanding share of Junior Preferred Stock has a liquidation preference of $100.00. Dividends accrue at a rate of 8% per annum on the sum of the liquidation preference plus accumulated but unpaid dividends thereon.


    The Junior Preferred Stock ranks junior to the Senior Preferred Stock and senior to the Common Stock, with respect to dividend rights and rights on liquidation.


    The Company may be required to mandatorily redeem all or a portion of the Junior Preferred Stock under certain conditions. Specifically, the company would be required to redeem within 45 days of an initial public offering (IPO) resulting in a market capitalization of more than $500 million, at a redemption price per share equal to 100% of the liquidation value plus all accrued and unpaid cash dividends as follows:


           (i)
           If the IPO results in a market capitalization of the Company of less than $750 million but more than or equal to $500 million, the Company shall redeem up to 25% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who requests redemption;

                              GUITAR CENTER, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. PREFERRED STOCK (CONTINUED)
          (ii)
           If the IPO results in a market capitalization of the Company of less than $1 billion but more than or equal to $750 million, the Company shall redeem up to 50% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who request redemption; and

         (iii)
           If the IPO results in a market capitalization of the Company of more than or equal to $1 billion, the Company shall redeem up to 100% of the outstanding shares of Junior Preferred Stock held by each holder of such shares who requests redemption.


    In the event the Company intends to consummate an IPO, the holders of sixty percent (60%) of the outstanding Junior Preferred Stock may require the Company to convert on a PRO RATA basis all or any portion of the outstanding Junior Preferred Stock into shares of Common Stock, such conversion to occur automatically upon the closing of an IPO. In January 1997, the Company and holders of the requisite number of shares of Junior Preferred Stock entered into an agreement pursuant to which each outstanding share of Junior Preferred Stock will be converted into 6.667 shares of Common Stock upon consummation of this Offering.



    Accumulated but unpaid dividends on the Junior and Senior Preferred Stock aggregated $7,951,000 as of December 31, 1996.


11. SALE-LEASEBACK TRANSACTIONS

    On February 15, 1996, the Company entered into two sale-leaseback transactions with a related party-in-interest. The combined sale amount for the two properties was $1,753,000 resulting in a $3,587 net gain for the Company. The two properties are leased back from the related party-in-interest through 2006 for a combined monthly rental of $16,258.


12. PRO FORMA DATA (UNAUDITED)

    Prior to June 5, 1996, the Company elected to be treated as an S Corporation for federal and state income tax purposes. Pro forma information has been provided to reflect the estimated statutory provision for income taxes assuming the Company has been taxed as a C corporation. See note 7.



    Pro forma net earnings per share has been computed by dividing pro forma net earnings (loss) by the weighted average number of shares outstanding during the period. The pro forma net earnings (loss) per share gives effect to: (i) the issuance of Common Stock sold in the Offering, the issuance of Common Stock upon the conversion of all outstanding shares of Junior Preferred Stock in connection with the Offering, the issuance of Common Stock upon the exercise of outstanding warrants and common stock equivalents and (ii) the redemption of Common Stock from certain members of the Company's management upon consummation of the Offering.

                                  UNDERWRITING


    Subject to the terms and conditions contained in an underwriting agreement (the "U.S. Underwriting Agreement"), the Company has agreed to sell to each of the U.S. underwriters named below (the "U.S. Underwriters"), and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Montgomery Securities, Dain Bosworth Incorporated and Chase Securities Inc. are acting as representatives, has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:



                                                                                  NUMBER OF
                                                                                  SHARES OF
                                                                                   COMMON
                                  UNDERWRITER                                       STOCK
--------------------------------------------------------------------------------  ---------
Goldman, Sachs & Co.............................................................
Donaldson, Lufkin & Jenrette Securities Corporation.............................
Montgomery Securities...........................................................
Dain Bosworth Incorporated......................................................
Chase Securities Inc. ..........................................................

                                                                                  ---------
    Total.......................................................................  5,400,000
                                                                                  ---------
                                                                                  ---------



    Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.



    The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $       per  share. The U.S. Underwriters may  allow,
and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.



    The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 1,350,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Donaldson, Lufkin & Jenrette Securities Corporation, Montgomery Securities, Dain Bosworth Incorporated and Chase Securities Inc.



    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the

United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.



    Pursuant  to  the Agreement  Between,  sales may  be  made between  the U.S.
Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



    The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 810,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the
5,400,000 shares of Common Stock offered. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 202,500 additional shares of Common Stock.



    Each of the Company, its directors, officers and certain stockholders of the Company, including Chase Ventures, Wells Fargo, Weston Presidio and the DLJ Investors, has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings.



    Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), affiliates of DLJ and Chase Securities may be deemed to have a conflict of interest with the Company. See "The Recapitalization and Related Transactions," "Certain Transactions -- Transactions with Affiliates of DLJ and Chase Securities." This Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of a company's equity securities where there exists a conflict of interest with such company, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. has served in such role and has recommended a price in compliance with the requirements of Rule 2720. Goldman, Sachs & Co. will receive compensation of $10,000 for serving in such role. In connection with this Offering, Goldman, Sachs & Co., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the U.S. Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.



    Prior to this Offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.



    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GTRC."

    Each of DLJ and Chase Securities has in the past provided, and may in the future provide, investment banking services for the Company and its affiliates. An affiliate of Chase Securities has in the past provided, and may in the future provide, general financing and banking services to the Company. Affiliates of DLJ own all of the outstanding shares of Senior Preferred Stock with an aggregate liquidation value of approximately $20.0 million and will receive approximately $22.9 million of the net proceeds of this Offering in connection with the redemption of such shares. See "Use of Proceeds." Affiliates of DLJ will also, immediately after this Offering, continue to own all of the Warrants to purchase 676,566 shares of Common Stock. An affiliate of Chase Securites will beneficially own, immediately after this Offering, 4,381,265 shares of Common Stock (net of certain options granted to certain members of the Company's management). See "Certain Transactions -- Transactions with Affiliates of DLJ and Chase Securities" and "-- Options Granted by Certain Investors to Certain Members of Management."



    The Company has agreed to indemnify the several U.S. Underwriters against certain liabilities, including liabilities under the Securities Act. The U.S. Underwriters have agreed to reimburse the Company for certain expenses.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS


                                                                           PAGE
Summary.................................................................      3
Risk Factors............................................................      9
The Recapitalization and Related Transactions...........................     14
Use of Proceeds.........................................................     15
Dividend Policy.........................................................     15
Dilution................................................................     16
Capitalization..........................................................     17
Selected Historical Financial Data......................................     18
Unaudited Pro Forma Condensed Financial Data............................     20
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................     24
Business................................................................     29
Management..............................................................     38
Principal Stockholders..................................................     51
Certain Transactions....................................................     53
Description of Certain Indebtedness.....................................     57
Shares Eligible for Future Sale.........................................     59
Description of Capital Stock............................................     60
Certain United States Federal Tax Considerations for Non-United States
  Holders...............................................................     64
Legal Matters...........................................................     66
Experts.................................................................     66
Additional Information..................................................     66
Index to Financial Statements...........................................    F-1
Underwriting............................................................    U-1


                                 --------------


    THROUGH  AND INCLUDING         , 1997  (THE 25TH DAY AFTER  THE DATE OF THIS
PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                6,750,000 SHARES

                              GUITAR CENTER, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

                                      [LOGO]

                            ------------------------

                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                             MONTGOMERY SECURITIES

                                 DAIN BOSWORTH
                                  Incorporated

                             CHASE SECURITIES INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1997

                                6,750,000 SHARES

   [LOGO]
                              GUITAR CENTER, INC.

                                  COMMON STOCK

                          (PAR VALUE $0.01 PER SHARE)
                            ------------------------

    Of the 6,750,000 shares of Common Stock offered, 1,350,000 shares are being offered hereby in an international offering outside the United States and 5,400,000 shares are being offered in a concurrent United States offering. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GTRC."
                            ------------------------

 THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON   THE   ACCURACY   OR  ADEQUACY   OF   THIS   PROSPECTUS.
      ANY   REPRESENTATION  TO   THE  CONTRARY  IS   A  CRIMINAL  OFFENSE.
                            ------------------------

                            INITIAL PUBLIC          UNDERWRITING            PROCEEDS TO
                            OFFERING PRICE           DISCOUNT(1)            COMPANY(2)
                         ---------------------  ---------------------  ---------------------
Per Share..............            $                      $                      $
Total (3)..............            $                      $                      $

------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $1,100,000 payable by the Company.

(3) The Company has granted the International Underwriters an option for 30 days to purchase up to an additional 202,500 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the U.S. Underwriters a similar option with respect to an additional 810,000 shares as part of the concurrent international offering. If such options were to be exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company would be $ , $ and
    $     , respectively. See "Underwriting."
                            ------------------------

    The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about March , 1997, against payment therefor in immediately available funds.

GOLDMAN SACHS INTERNATIONAL  DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES CORPORATION

MONTGOMERY SECURITIES  DAIN BOSWORTH                       CHASE SECURITIES INC.
                          Incorporated

                           --------------------------

                 The date of this Prospectus is March   , 1997.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement (the "International Underwriting Agreement"), the Company has agreed to sell to each of the international underwriters named below (the "International Underwriters"), and each of such International Underwriters, for whom Goldman Sachs International, Donaldson, Lufkin & Jenrette Securities Corporation, Montgomery Securities, Dain Bosworth Incorporated and Chase Securities Inc. are acting as representatives, has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:

                                                                                  NUMBER OF
                                                                                  SHARES OF
                                                                                   COMMON
                                  UNDERWRITER                                       STOCK
--------------------------------------------------------------------------------  ---------
Goldman Sachs International.....................................................
Donaldson, Lufkin & Jenrette Securities Corporation.............................
Montgomery Securities...........................................................
Dain Bosworth Incorporated......................................................
Chase Securities Inc. ..........................................................

                                                                                  ---------
    Total.......................................................................  1,350,000
                                                                                  ---------
                                                                                  ---------

    Under the terms and conditions of the International Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The International Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $ per share. The International Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Company has entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 5,400,000 shares of Common Stock in an offering in the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the U.S. offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Montgomery Securities, Dain Bosworth Incorporated and Chase Securities Inc.

    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the

United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares of any concession to agree to observe a similar restriction.

    Pursurant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

    The Company has granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 202,500 additional shares of Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,350,000 shares of Common Stock offered. The Company has granted the U.S. Underwriters a similar option to purchase up to an aggregate of 810,000 additional shares of Common Stock.

    Each of the Company, its directors, officers and certain stockholders of the Company, including Chase Ventures, Wells Fargo, Weston Presidio and the DLJ Investors, has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of Goldman Sachs International, except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings.

    Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), affiliates of DLJ and Chase Securities may be deemed to have a conflict of interest with the Company. See "The Recapitalization and Related Transactions," "Certain Transactions -- Transactions with Affiliates of DLJ and Chase Securities." This Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of a company's equity securities where there exists a conflict of interest with such company, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. has served in such role and has recommended a price in compliance with the requirements of Rule 2720. Goldman, Sachs & Co. will receive compensation of $10,000 for serving in such role. In connection with this Offering, Goldman, Sachs & Co., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the International Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.

    Each international Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of Common Stock will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

    Buyers of shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.

    Prior to this Offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives of the International Underwriters and the U.S. Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "GTRC."

    Each of DLJ and Chase Securities has in the past provided, and may in the future provide, investment banking services for the Company and its affiliates. An affiliate of Chase Securities has in the past provided, and may in the future provide, general financing and banking services to the Company. Affiliates of DLJ own all of the outstanding shares of Senior Preferred Stock with an aggregate liquidation value of approximately $20.0 million and will receive approximately $22.9 million of the net proceeds of this Offering in connection with the redemption of such shares. See "Use of Proceeds." Affiliates of DLJ will also, immediately after this Offering, continue to own all of the Warrants to purchase 676,566 shares of Common Stock. An affiliate of Chase Securites will beneficially own, immediately after this Offering, 4,381,265 shares of Common Stock (net of certain options granted to certain members of the Company's management). See "Certain Transactions -- Transactions with Affiliates of DLJ and Chase Securities" and "-- Options Granted by Certain Investors to Certain Members of Management."

    The Company has agreed to indemnify the several International Underwriters against certain liabilities, including liabilities under the Securities Act. The International Underwriters have agreed to reimburse the Company for certain expenses.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                                           PAGE
Summary.................................................................      3
Risk Factors............................................................      9
The Recapitalization and Related Transactions...........................     14
Use of Proceeds.........................................................     15
Dividend Policy.........................................................     15
Dilution................................................................     16
Capitalization..........................................................     17
Selected Historical Financial Data......................................     18
Unaudited Pro Forma Condensed Financial Data............................     20
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.........................................................     24
Business................................................................     29
Management..............................................................     38
Principal Stockholders..................................................     51
Certain Transactions....................................................     53
Description of Certain Indebtedness.....................................     57
Shares Eligible for Future Sale.........................................     59
Description of Capital Stock............................................     60
Certain United States Federal Tax Considerations for Non-United States
  Holders...............................................................     64
Legal Matters...........................................................     66
Experts.................................................................     66
Additional Information..................................................     66
Index to Financial Statements...........................................    F-1
Underwriting............................................................    U-1

                                 --------------

    THROUGH  AND INCLUDING          , 1997 (THE 25TH DAY  AFTER THE DATE OF THIS
PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                6,750,000 SHARES

                              GUITAR CENTER, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

                                      [LOGO]

                            ------------------------

                          GOLDMAN SACHS INTERNATIONAL

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                             MONTGOMERY SECURITIES

                                 DAIN BOSWORTH
                                  Incorporated

                             CHASE SECURITIES INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the Offering are as follows:


EXPENSE                                                                              AMOUNT
--------------------------------------------------------------------------------  ------------
The Commission's Registration Fee...............................................  $     37,636
NASD Fee........................................................................        12,920
Nasdaq National Market Fee......................................................        50,000
Printing Expenses...............................................................       150,000
Legal Fees and Expenses.........................................................       400,000
Accounting Fees and Expenses....................................................       200,000
Transfer Agent and Registrar Fees...............................................        10,000
Blue Sky Fees and Expenses (including counsel's fees)...........................        20,000
Miscellaneous Expenses..........................................................       219,444
                                                                                  ------------
    Total.......................................................................  $  1,100,000
                                                                                  ------------
                                                                                  ------------



ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.


    The Certificate of Incorporation of Guitar Center, Inc. (the "Company"), as in effect immediately following the consummation of the sale of Common Stock offered pursuant to this Registration Statement (the "Offering"), provides that, to the extent permitted by the Delaware General Corporation Law, a director or officer shall not be personally liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties to the Company and its stockholders, to the extent permitted by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Amended and Restated Bylaws, as in effect immediately following the consummation of the Offering (the "Bylaws"), provide that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Company has entered into indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. Such agreements require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonable incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified; and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

    Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

    The form of Underwriting Agreement, filed as Exhibit 1.1. hereto, provides for the indemnification of the Company, its controlling persons, its directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    All capitalized terms not otherwise defined herein, shall have the meanings ascribed to such terms in Part I of this Registration Statement. Unless otherwise indicated herein, share and Unit numbers do not give effect to the 2.582-to-1 stock split effectuated by the Company on January 15, 1997 or to the Junior Preferred Stock Conversion.

    In June 1996, Guitar Center Management Company, Inc. (the "Predecessor") effected a Recapitalization in order to transfer ownership of the Predecessor from its sole stockholder, the Scherr Trust, to members of management and the Investors. The Recapitalization included the following transactions: (i) members of the Predecessor's management purchased 500,000 shares of the Predecessor's common stock, no par value ("Predecessor Common Stock"), for $0.5 million in cash; (ii) members of the Predecessor's management received 495,000 shares of junior preferred stock, no par value ("Predecessor Junior Preferred Stock"), with an aggregate liquidation preference of $49.5 million, in exchange for cancellation of outstanding options exercisable for 49,500,000 shares of Predecessor Common Stock; (iii) the Scherr Trust received 198,000 shares of Predecessor Junior Preferred Stock, with an aggregate liquidation preference of $19.8 million, in exchange for 19,800,000 shares of Predecessor Common Stock;
(iv) the Investors purchased 700,000 shares of Predecessor Common Stock and 693,000 shares of Predecessor Junior Preferred Stock for $70.0 million in cash;
(v) the DLJ Investors purchased 800,000 shares of 14% senior preferred stock, no par value (the "Predecessor Senior Preferred Stock"), with an aggregate liquidation value of $20.0 million, and warrants (the "Predecessor Warrants") to purchase 73,684 shares of Predecessor Common Stock and 72,947 shares of Predecessor Junior Preferred Stock, for an aggregate purchase price of $20.0 million in cash; (vi) DLJ Bridge purchased $51.0 million aggregate principal amount of unsecured increasing rate notes for cash. All shares numbers in this paragraph give effect to a 100 to 1 stock split effected by the Predecessor on June 5, 1996. Such transactions were exempt from registration by virtue of
Section 3(a)(9) or Section 4(2) of the Securities Act.

    In June 1996, the Predecessor granted to certain employees options to purchase an aggregate of 60,399 Units (a unit consisting of one share of Predecessor Common Stock and 99/100ths of a share of Predecessor Junior Preferred Stock (each a "Predecessor Unit")) pursuant to its 1996 Plan. Such transactions were exempt by virtue of Section 4(2) of and Rule 701 under the Securities Act. In June 1996, the Predecessor granted options to purchase 43,344 Predecessor Units to each of Messrs. Larry Thomas and Marty Albertson, executive officers of the Predecessor. Such transactions were exempt by virtue of Section 4(2) of the Securities Act. After the effectiveness of the Registration Statement the Company expects to file a Registration Statement on Form S-8 to register the shares issuable upon exercise of such options.

    In July 1996, the Company sold $100 million aggregate principal amount of 11% senior notes due 2006 ("Senior Notes") to DLJ and Chase Securities. Such transaction was exempt by virtue of Section 4(2) of the Securities Act. DLJ and Chase Securities resold an aggregate of $100 million principal amount of Senior Notes to "Qualified Institutional Investors" (within the meaning of Rule 144A under the Securities Act) in transactions meeting the requirements of Rule 144A.

    The Company was incorporated in Delaware in October 1996. Pursuant to an agreement and plan of merger, the Predecessor merged with and into the Company in October 1996 and each share of Predecessor Common Stock, each share of Predecessor Junior Preferred Stock, each share of Predecessor Senior Preferred Stock, each Warrant to purchase Predecessor Common Stock and Predecessor Junior Preferred Stock, and each employee option to purchase Predecessor Units were converted into one share of Common Stock, $.01 par value of the Company ("Common Stock"), one share of Junior Preferred Stock, $.01 par value of the Company ("Junior Preferred Stock"), one share of Senior Preferred Stock, $.01 par value of the Company, a Warrant to purchase Common Stock and Junior Preferred Stock and an employee option to purchase units of the Registrant (each unit consisting of one share of Common Stock and 99/100ths of a share of Junior Preferred Stock (each, a "Unit")), respectively. Such transaction is exempt by virtue of Section 4(2) of and Rule 145 under the Securities Act.

    Effective December 30, 1996, certain employees of the Company entered into written, irrevocable agreements to purchase 3,100 Units for an aggregate purchase price of approximately $0.3 million pursuant to a Supplemental Employee Stock Purchase Plan of the Company. Such transactions were exempt by virtue of
Section 4(2) of the Rules 505 and 506 under the Securities Act.


    In January 1997, the Company granted options to purchase an aggregate of 17,338 Units to two executive officers of the Company, pursuant to its 1996 Plan and the terms of their employment agreements. Such transactions were exempt by virtue of Section 4(2) of the Securities Act. After the effectiveness of the Registration Statement the Company expects to file a registration statement on Form S-8 to register the shares issuable upon exercise of such options.

ITEM 16.  EXHIBITS.

(a) Exhibits. See Exhibit Index


(b) Financial Statements Schedules:



    II.  Valuation and Qualifying Accounts...................................S-1



    All other schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule pursuant to the applicable accounting regulations of the Securities and Exchange Commission or because the information required is included in the financial statements or notes thereto.


ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising out the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will by governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

           (1)
           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall by deemed to be a part of this registration statement as of the time it was declared effective.

           (2)
           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                        SIGNATURES AND POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 18th day of February, 1997.


                                      GUITAR CENTER, INC.


                                      By:            */s/ LARRY THOMAS


                                      ------------------------------------------
                                         Name: Larry Thomas
                                         Title: PRESIDENT AND CHIEF EXECUTIVE
                                      OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



                         NAME                                          TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------
                  */s/ LARRY THOMAS                     President, Chief Executive Officer
     -------------------------------------------         and Director (Principal Executive    February 18, 1997
                     Larry Thomas                        Officer)

                    /s/ BRUCE ROSS                      Vice President, Chief Financial
     -------------------------------------------         Officer and Secretary (Principal     February 18, 1997
                      Bruce Ross                         Financial and Accounting Officer)

                 */s/ MARTY ALBERTSON
     -------------------------------------------        Executive Vice President, Chief       February 18, 1997
                   Marty Albertson                       Operating Officer and Director

                 */s/ RAYMOND SCHERR
     -------------------------------------------        Director                              February 18, 1997
                    Raymond Scherr

                 */s/ DAVID FERGUSON
     -------------------------------------------        Director                              February 18, 1997
                    David Ferguson

                 */s/ JEFFREY WALKER
     -------------------------------------------        Director                              February 18, 1997
                    Jeffrey Walker

                 */s/ MICHAEL LAZARUS
     -------------------------------------------        Director                              February 18, 1997
                   Michael Lazarus

                  */s/ STEVEN BURGE
     -------------------------------------------        Director                              February 18, 1997
                     Steven Burge

                 *By: /s/ BRUCE ROSS
     -------------------------------------------
                      Bruce Ross                                                              February 18, 1997
                   ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                              GUITAR CENTER, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                          YEAR ENDED DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                         BALANCE AT    ADDITIONS   DEDUCTIONS                BALANCE
                                                          BEGINNING   CHARGED TO      FROM                   AT END
                                                           OF YEAR    OPERATIONS    ALLOWANCE     OTHER      OF YEAR
                                                         -----------  -----------  -----------  ---------  -----------
December 31, 1996
  Allowance for doubtful receivables...................   $     200       --        $     (50)     --       $     150
  Allowance for obsolesence & damaged goods............   $     100    $     500       --          --       $     600

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER    DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
   1.1      Form of U.S. Underwriting Agreement
   1.2      Form of International Underwriting Agreement
   3.1*     The Company's Certificate of Incorporation
   3.2*     Amendment to the Company's Certificate of Incorporation
   3.3**    Amendment to the Company's Certificate of Incorporation
   3.4**    Amendment to the Company's Certificate of Incorporation
   3.5**    The Company's Restated Certificate of Incorporation
   3.6**    The Company's Bylaws (Incorporated by reference to Exhibit 3.3 contained in Registration Statement on
             Form S-1 (File No. 333-10491))
   3.7**    The Company's Amended and Restated Bylaws
   4.1*     Indenture, dated as of July 2, 1996 by and between the Company and U.S. Trust Company of California as trustee
   4.2*     Form of Restricted Stock Agreements dated as of May 1, 1996 between the Company and certain members of management
   4.3*     Warrants (1-4) dated June 5, 1996, for the purchase of shares of Common Stock and Junior Preferred
             Stock issued to certain investors
   5.1      Opinion of Latham & Watkins as to the validity of the shares of Common Stock offered hereby
  10.1*     Recapitalization Agreement, dated May 1, 1996 by and among the Company and the stockholders named therein
  10.2*     Registration Rights Agreement, dated June 5, 1996, among the Company and the stockholders named therein
  10.3*     Tax Indemnification Agreement, dated as of May 1, 1996, by and among the Company, Ray Scherr, and the individuals identified on the signature pages thereto
  10.4*     Employment Agreement dated June 5, 1996, between the Company and Lawrence Thomas (Incorporated by reference to Exhibit 10.5 contained in Registration Statement on
             Form S-1 (File No. 333-10491))
  10.5**    The Company's Amended and Restated 1996 Performance Stock Option Plan
  10.6*     Employment Agreement dated June 5, 1996, between the Company and Marty Albertson
  10.7      Employment Agreement dated June 5, 1996, between the Company and Bruce Ross, as amended
  10.8*     Employment Agreement dated June 5, 1996, between the Company and Raymond Scherr
  10.9      Employment Agreement dated June 5, 1996, between the Company and Barry Soosman, as amended
  10.10*    Securities Purchase Agreement dated June 5, 1996, by and among the Company and the parties named therein
  10.11**   Form of Indemnification Agreement between the Company and each of its directors and executive officers
  10.12*    Credit Agreement dated June 5, 1996, between the Company
             and Wells Fargo Bank, N.A.
  10.13*    Revolving Promissory Note dated June 5, 1996, issued by the Company in favor of Wells Fargo Bank, N.A.
             in the principal amount of $25,000,000

 EXHIBIT
  NUMBER    DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
  10.14*    Security Agreement dated June 5, 1996, between the Company and Wells Fargo, N.A.
  10.15*    Registration Rights Agreement, dated July 2, 1996, by and among the Company, Chase Securities and DLJ
  10.16*    Management Stock Option Agreement, dated June 5, 1996, by and between the Company and Lawrence Thomas
  10.17*    Management Stock Option Agreement, dated June 5, 1996, by and between the Company and Marty Albertson
  10.18*    Registration Agreement dated June 5, 1996, among the Company and the parties named therein (Incorporated by reference to Exhibit 10.11 contained in Registration
             Statement on Form S-1 (File No. 333-10491))
  10.19*    Stockholders Agreement, dated June 5, 1996, among the Company, and the investors listed therein
  10.20**   Purchase Agreement and Escrow Instructions, dated February 15, 1996, by and between the Company and
             G.C. Realty LLC (Arlington, Texas)
  10.21**   Purchase Agreement and Escrow Instructions, dated February 15, 1996, by and between the Company and
             G.C. Realty LLC (North Chicago, Illinois)
  10.22**   Offer, Agreement and Escrow Instructions for Purchase of Real Estate, dated August 11, 1995, by and between Raymond I. Scherr and Guitar Center Management Company, Inc., Profit Sharing Plan (South
             Chicago, Illinois)
  10.23**   Lease, dated August 31, 1995, by and between G.C. Realty LLC and the Company (Covina, California)
  10.24**   Amendment No. 1 to Amended and Restated 1996 Performance Stock Option Plan
  10.25**   Form of Employee Stock Purchase Plan Agreement
  10.26**   1997 Equity Participation Plan
  10.27**   Stockholders Consent, dated as of January 24, 1997, by and among the Company and certain of its stockholders
  10.28**   Modification to Amended and Restated 1996 Performance Stock Option Plan
  10.29***  Form of Management Stock Repurchase Agreement
  10.30     Amendment No. 2 to the Amended and Restated 1996 Performance Stock Option Plan
  10.31**   Amendment No. 1 to Management Stock Option Agreement, dated as of October 15, 1996, between the
             Company and Larry Thomas (Incorporated by reference to Exhibit 10.21 contained in Registration
             Statement on Form S-1 (File No. 333-10491))
  10.32**   Amendment No. 1 to Management Stock Option Agreement, dated as of October 15, 1996, between the
             Company and Marty Albertson (Incorporated by reference to Exhibit 10.22 contained in Registration
             Statement on Form S-1 (File No. 333-10491))
  16.1      Letter re change in certifying accountant
  23.1      Consent of KPMG Peat Marwick LLP, independent auditors
  23.2      Consent of Ernst & Young LLP, independent auditors
  23.4      Consent of Latham & Watkins (included in Exhibit 5.1)
  24.1**    Power of Attorney
  27.1      Financial Data Schedule


------------------------
   *Incorporated  by reference to the same  numbered exhibit in the Registration
    Statement on Form S-1 (File No. 333-10491).

  **Previously filed.


 ***To be filed by Amendment.